Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 24, 2010

among

LPL INVESTMENT HOLDINGS INC.,

as Holdings,

LPL HOLDINGS, INC.,

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

and

MORGAN STANLEY & CO.,
as Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arranger and Joint Bookrunner
with respect to the 2015 Term Loans and the 2017 Term Loans

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner
with respect to the 2015 Term Loans and the 2017 Term Loans

TABLE OF CONTENTS

		Page
SECTION 1.	Definitions	2
1.1	Defined Terms	2

SECTION 2.	Amount and Terms of Credit Facilities	42
2.1	Loans	42
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	44
2.3	Notice of Borrowing	44
2.4	Disbursement of Funds	45
2.5	Repayment of Loans; Evidence of Debt	46
2.6	Conversions and Continuations	49
2.7	Pro Rata Borrowings	50
2.8	Interest	50
2.9	Interest Periods	51
2.10	Increased Costs, Illegality, etc.	51
2.11	Compensation	53
2.12	Change of Lending Office	53
2.13	Notice of Certain Costs	53
2.14	Incremental Facilities	54
2.15	Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments	57

SECTION 3.	Letters of Credit	60
3.1	Issuance of Letters of Credit	60
3.2	Letter of Credit Requests	60
3.3	Letter of Credit Participations	61
3.4	Agreement to Repay Letter of Credit Drawings	62
3.5	Increased Costs	63
3.6	New or Successor Letter of Credit Issuer	64

SECTION 4.	Fees; Commitment Reductions and Terminations	65
4.1	Fees	65
4.2	Voluntary Reduction of Commitments	66
4.3	Mandatory Termination of Commitments	67

SECTION 5.	Payments	68
5.1	Voluntary Prepayments	68
5.2	Mandatory Prepayments	68
5.3	Method and Place of Payment	72
5.4	Net Payments	72
5.5	Computations of Interest and Fees	74
5.6	Limit on Rate of Interest	74

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SECTION 6.	Conditions Precedent to Effective Date	75
6.1	Credit Documents	75
6.2	Collateral	75
6.3	Legal Opinions	75
6.4	No Defaults; Representations and Warranties	76
6.5	Consent	76
6.6	Effective Date Certificates	76
6.7	Corporate Proceedings	76
6.8	Corporate Documents	76
6.9	Fees and Expenses	76
6.10	Solvency Certificate	77

SECTION 7.	Additional Conditions Precedent	77
7.1	No Default; Representations and Warranties	77
7.2	Notice of Borrowing; Letter of Credit Request	77

SECTION 8.	Representations, Warranties and Agreements	77
8.1	Corporate Status	77
8.2	Corporate Power and Authority	78
8.3	No Violation	78
8.4	Litigation	78
8.5	Margin Regulations	78
8.6	Governmental Approvals	78
8.7	Investment Company Act	78
8.8	True and Complete Disclosure	78
8.9	Financial Condition; Financial Statements	79
8.10	Tax Returns and Payments, etc	79
8.11	Compliance with ERISA	79
8.12	Subsidiaries	80
8.13	Patents, etc.	80
8.14	Environmental Laws	80
8.15	Properties, Assets and Rights	80
8.16	[Reserved]	80
8.17	Solvency	80
8.18	Capital Stock	80
8.19	No Defaults	81
8.20	Employee Matters	81
8.21	Senior Indebtedness	81
8.22	Patriot Act	81

SECTION 9.	Affirmative Covenants	81
9.1	Information Covenants	81
9.2	Books, Records and Inspections	84
9.3	Maintenance of Insurance	84
9.4	Payment of Taxes	84
9.5	Consolidated Corporate Franchises	84
9.6	Compliance with Statutes	85

9.7	ERISA	85
9.8	Good Repair	85
9.9	Transactions with Affiliates	85
9.10	End of Fiscal Years; Fiscal Quarters	86
9.11	Additional Guarantors and Grantors	86
9.12	Pledges of Additional Stock and Evidence of Indebtedness	87
9.13	Changes in Business	87
9.14	Further Assurances	87
9.15	Use of Proceeds	88

SECTION 10.	Negative Covenants	88
10.1	Limitation on Indebtedness	88
10.2	Limitation on Liens	91
10.3	Limitation on Fundamental Changes	93
10.4	Limitation on Sale of Assets	95
10.5	Limitation on Investments	96
10.6	Limitation on Dividends	99
10.7	Limitations on Debt Payments and Amendments	101
10.8	Limitations on Sale Leasebacks	102
10.9	Consolidated Total Debt to Consolidated EBITDA Ratio	102
10.10	Consolidated EBITDA to Consolidated Interest Expense Ratio	102
10.11	[Reserved]	103
10.12	Burdensome Agreements	103
10.13	Permitted Activities of Holdings	103

SECTION 11.	Events of Default	104
11.1	Payments	104
11.2	Representations, etc.	104
11.3	Covenants	104
11.4	Default Under Other Agreements	104
11.5	Bankruptcy, etc.	104
11.6	ERISA	105
11.7	Guarantee	105
11.8	Security Documents	105
11.9	Subordination	105
11.10	Judgments	105
11.11	Change of Control	106
11.12	Borrower’s Right to Cure	106

SECTION 12.	The Administrative Agent	107
12.1	Appointment	107
12.2	Delegation of Duties	107
12.3	Exculpatory Provisions	107
12.4	Reliance by Administrative Agent	107
12.5	Notice of Default	108
12.6	Non-Reliance on Administrative Agent and Other Lenders	108
12.7	Indemnification	108

12.8	Administrative Agent in its Individual Capacity	109
12.9	Successor Agent	109
12.10	Withholding Tax	109
12.11	Collateral Agent	109

SECTION 13.	Miscellaneous	109
13.1	Amendments and Waivers	109
13.2	Notices	111
13.3	No Waiver; Cumulative Remedies	112
13.4	Survival of Representations and Warranties	112
13.5	Payment of Expenses and Taxes; Indemnification	112
13.6	Successors and Assigns; Participations and Assignments	113
13.7	Replacements of Lenders under Certain Circumstances	117
13.8	Adjustments; Set-off	117
13.9	Counterparts	118
13.10	Severability	118
13.11	Integration	118
13.12	GOVERNING LAW	118
13.13	Submission to Jurisdiction; Waivers	118
13.14	Acknowledgments	119
13.15	WAIVERS OF JURY TRIAL	119
13.16	Confidentiality	119
13.17	USA PATRIOT Act	120
13.18	Effect of Amendment and Restatement of the Original Credit Agreement	120
13.19	Consent of Required Lenders	120
13.20	Legend	120

SCHEDULES

Schedule 1.1(a)	Mortgaged Property
Schedule 1.1(b)	Commitments and Addresses of Lenders
Schedule 1.1(c)	Excluded Subsidiaries
Schedule 8.6	Government Approvals
Schedule 8.12	Subsidiaries
Schedule 8.18	Capital Stock
Schedule 9.9	Affiliate Transactions
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.5	Investments
Schedule 10.12	Burdensome Agreements

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Mortgage
Exhibit D	[Reserved]
Exhibit E	[Reserved]
Exhibit F	Form of Letter of Credit Request
Exhibit G-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit G-2	Form of Legal Opinion of Ropes & Gray LLP
Exhibit G-3	Form of Legal Opinion of Bingham McCutchen LLP
Exhibit H	Form of Effective Date Certificate
Exhibit I-1	Form of Promissory Note (2013 Term Loans)
Exhibit I-2	Form of Promissory Note (2015 Term Loans)
Exhibit I-3	Form of Promissory Note (2017 Term Loans)
Exhibit I-4	Form of Promissory Note (Incremental Term Loans)
Exhibit I-5	Form of Promissory Note (2011 Revolving Credit and Swingline Loans)
Exhibit I-6	Form of Promissory Note (2013 Revolving Credit and Swingline Loans)
Exhibit I-7	Form of Promissory Note (Additional/Replacement Revolving Credit and Swingline Loans
Exhibit J-1	Pari Passu Intercreditor Agreement Term Sheet
Exhibit J-2	First Lien/Second Lien Intercreditor Agreement Term Sheet

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 24, 2010, among LPL INVESTMENT HOLDINGS INC., a Delaware corporation (“Holdings”), LPL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as Administrative Agent, and MORGAN STANLEY & CO. (“MS”), as Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used in these Recitals and the preamble to this Agreement shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Holdings, the Borrower, the lending institutions party thereto (the “Original Lenders”), MSSF, as administrative agent, and MS, as collateral agent, are parties to that certain Second Amended and Restated Credit Agreement, dated as of June 18, 2007 (as heretofore amended, supplemented or otherwise modified from time to time, the “Original Credit Agreement”), pursuant to which the Original Lenders extended or committed to extend certain credit facilities to the Borrower;

WHEREAS, the Obligations (as defined in the Original Credit Agreement, hereinafter the “Original Obligations”) of the Borrower and the other Credit Parties under the Original Credit Agreement and the other Credit Documents (as defined in the Original Credit Agreement, hereinafter the “Original Credit Documents”) are secured by the Collateral (as defined in the Original Credit Agreement, hereinafter the “Original Collateral”) and are guaranteed or supported or otherwise benefited by the Original Credit Documents;

WHEREAS, the Borrower has provided a Term Loan Extension Request in accordance with Section 2.15 of the Original Credit Agreement with respect to the Tranche D Term Loans requesting that the final scheduled maturity date of up to an aggregate principal amount of $500,000,000 of the Tranche D Term Loans be extended to the 2015 Term Loan Maturity Date;

WHEREAS, the 2015 Term Lenders have agreed to extend an aggregate principal amount of $500,000,000 of the Tranche D Term Loans to the 2015 Term Loan Maturity Date (such extended term loans, the “2015 Term Loans” and such portion of the Tranche D Term Loans not so extended, the “2013 Term Loans”);

WHEREAS, the Borrower desires to amend and restate the Original Credit Agreement in its entirety to, among other things, (a) provide for new senior secured term loans to the Borrower in an aggregate principal amount of $580,000,000 (the “2017 Term Loans”), which shall be used to redeem all or a portion of the Senior Unsecured Subordinated Notes and, together with cash on hand of the Borrower, pay any accrued and unpaid interest thereon, redemption premiums in connection therewith and any fees and expenses in connection herewith and therewith (the “Redemption”), (b) incorporate the terms applicable to the 2013 Term Loans and the 2015 Term Loans and (c) incorporate the terms of Amendment No. 1 and the Incremental and Extension Agreement; and

WHEREAS, the Borrower has requested that the 2015 Term Lenders extend the scheduled maturity date with respect to the 2015 Term Loans to the 2015 Term Loan Maturity Date, that the Lenders make available the 2017 Term Loans and other extensions of credit to the Borrower and that the Original Lenders amend and restate the Original Credit Agreement, in its entirety, in each case, as set forth in this Agreement; and

WHEREAS, the parties hereto intend that (a) the Original Obligations which remain unpaid and outstanding as of the Effective Date shall continue to exist under this Agreement on the terms set forth herein and (b) the Original Collateral shall continue to secure, support and otherwise benefit the Original Obligations as well as the other Obligations of the Credit Parties under this Agreement and the other Credit Documents hereunder; and

WHEREAS, the 2015 Term Lenders are willing to extend the scheduled maturity date with respect to the 2015 Term Loans to the 2015 Term Loan Maturity Date and the Lenders are willing to provide the 2017 Term Loans and other extensions of credit, and the Original Lenders are willing to amend and restate the Original Credit Agreement, in each case, subject to the terms and conditions of this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.           Definitions

1.1           Defined Terms As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“2005 Credit Agreement” shall mean that certain Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower, the several lenders from time to time parties thereto, MSSF, as joint lead arranger, joint bookrunner and administrative agent, MS, as collateral agent, and Bear Stearns Corporate Lending Inc., as documentation agent.

“2006 Credit Agreement” shall mean that certain Credit Agreement, dated as of December 29, 2006, among Holdings, the Borrower, the several lenders from time to time parties thereto, MSSF, as administrative agent, and MS, as collateral agent.

“2010 Revolving Credit Extension Effective Date” shall have the meaning provided in Section 7 of the Incremental and Extension Agreement.

“2010 Revolving Credit Increase Effective Date” shall have the meaning provided in Section 6 of the Incremental and Extension Agreement.

“2011 Final Date” shall mean, with respect to 2011 Revolving Credit Commitments, the date on which the 2011 Revolving Credit Commitments shall have terminated, no 2011 Revolving Credit Loans shall be outstanding and the 2011 Revolving Credit Lenders shall have no more Letter of Credit Exposure with respect to their 2011 Revolving Credit Commitments and 2011 Revolving Credit Loans.

“2011 Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“2011 Revolving Credit Commitment” shall mean, (a) with respect to each 2011 Revolving Credit Lender on the 2010 Revolving Credit Extension Effective Date which does not execute the Incremental and Extension Agreement, the amount of the Revolving Credit Commitment of such 2011 Revolving Credit Lender which shall terminate on the 2011 Revolving Credit Maturity Date, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof, (b) with respect to each 2011 Revolving Credit Lender on the 2010 Revolving Credit Extension Effective Date which does execute the Incremental and Extension Agreement, the amount of such Lender’s 2011 Revolving Credit Commitment set forth on such Lender’s signature page to the Incremental and Extension Agreement, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof, (c) in the case of any Lender that receives an assignment of any portion of a 2011 Revolving Credit Commitment that was held by a 2011 Revolving Credit Lender on the 2010 Revolving Credit Extension Effective Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total 2011 Revolving Credit Commitment, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof and (d) in the case of any 2011 Revolving Credit Lender that increases its 2011 Revolving Credit Commitment or becomes an Incremental Revolving Credit Commitment Increase Lender with respect to its 2011 Revolving Credit Commitment, in each case pursuant to Section 2.14, the amount specified in the applicable Incremental Agreement, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof.

“2011 Revolving Credit Facility” shall mean the revolving credit facility represented by the 2011 Revolving Credit Commitments.

“2011 Revolving Credit Lender” shall have the meaning provided in the recitals to the Incremental and Extension Agreement.

“2011 Revolving Credit Loan” shall mean Revolving Credit Loans made by any 2011 Revolving Credit Lenders pursuant to its 2011 Revolving Credit Commitment.

“2011 Revolving Credit Maturity Date” shall mean December 28, 2011.

“2013 Final Date” shall mean, with respect to 2013 Revolving Credit Commitments and Letters of Credit, the date on which the 2013 Revolving Credit Commitments shall have terminated, no 2013 Revolving Credit Loans shall be outstanding and the 2013 Revolving Credit Lenders shall have no more Letter of Credit Exposure.

“2013 Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“2013 Revolving Credit Commitment” shall mean, (a) with respect to each 2013 Revolving Credit Lender on the 2010 Revolving Credit Extension Effective Date, the amount set forth on such Lender’s signature page to the Incremental and Extension Agreement, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof, (b) in the case of any Lender that receives an assignment of any portion of a 2013 Revolving Credit Commitment that was held by a 2013 Revolving Credit Lender on the 2010 Revolving Credit Extension Effective Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total 2013 Revolving Credit Commitment, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof and (c) in the case of any 2013 Revolving Credit Lender that increases its 2013 Revolving Credit Commitment or becomes an Incremental Revolving Credit Commitment Increase Lender with respect to its 2013 Revolving Credit Commitment, in each case pursuant to Section 2.14, the amount specified in the applicable Incremental Agreement, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof.

“2013 Revolving Credit Facility” shall mean the revolving credit facility represented by the 2013 Revolving Credit Commitments.

“2013 Revolving Credit Lender” shall have the meaning provided in the recitals to the Incremental and Extension Agreement.

“2013 Revolving Credit Loan” shall mean Revolving Credit Loans made by any 2013 Revolving Credit Lenders pursuant to its 2013 Revolving Credit Commitment.

“2013 Revolving Credit Maturity Date” shall mean June 28, 2013

“2013 Term Lender” shall mean, (a) as of the Effective Date, each Tranche D Term Lender with respect to any Tranche D Term Loans of such Lender (or a portion thereof) that have not been extended pursuant to the 2015 Term Loan Extension Request and whose name and the aggregate principal amount of its Tranche D Term Loans not so extended are set forth on Schedule 1.1(b) under the heading “2013 Term Loan Amount” (for each such Lender, the “2013 Term Loan Amount”) and (b) after the Effective Date, each Lender that holds a 2013 Term Loan.

“2013 Term Loan” shall have the meaning provided in the recitals to this Agreement.  The aggregate amount of the 2013 Term Loans as of the Effective Date is $317,117,390.58.

“2013 Term Loan Amount” shall have the meaning provided in the definition of the term “2013 Term Lender”.

“2013 Term Loan Facility” shall mean the 2013 Term Loans.

“2013 Term Loan Maturity Date” shall mean June 28, 2013; provided, that if such date is not a Business Day, the “2013 Term Loan Maturity Date” will be the next preceding Business Day.

“2013 Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“2013 Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2015 Term Lender” shall mean (a) as of the Effective Date, each Tranche D Term Lender with respect to any Tranche D Term Loans of such Lender (or a portion thereof) that have been extended pursuant to the 2015 Term Loan Extension Request and whose name and the aggregate principal amount of its Tranche D Term Loans so extended are set forth on Schedule 1.1(b) under the heading “2015 Term Loan Amount” (for each such Lender, the “2015 Term Loan Amount”) and (b) after the Effective Date, each Lender that holds a 2015 Term Loan.

“2015 Term Loan” shall have the meaning provided in the recitals to this Agreement.  The aggregate amount of the 2015 Term Loans as of the Effective Date is $500,000,000.

“2015 Term Loan Extension Request”: shall mean the Term Loan Extension Request delivered by the Borrower to the Administrative Agent on May 11, 2010.

“2015 Term Loan Amount” shall have the meaning provided in the definition of the term “2015 Term Lender”.

“2015 Term Loan Facility” shall mean the 2015 Term Loans.

“2015 Term Loan Maturity Date” shall mean June 25, 2015; provided, that if such date is not a Business Day, the “2015 Term Loan Maturity Date” will be the next preceding Business Day.

“2015 Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“2015 Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2017 Term Lender” shall mean each Lender that has a 2017 Term Loan Commitment or holds a 2017 Term Loan.

“2017 Term Loan” shall have the meaning provided in the recitals to this Agreement.

“2017 Term Loan Commitments” shall mean, in the case of each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “2017 Term Loan Commitment”.  The aggregate amount of 2017 Term Loans Commitments as of the Effective Date is $580,000,000.

“2017 Term Loan Facility” shall mean the 2017 Term Loan Commitments and the 2017 Term Loans thereunder.

“2017 Term Loan Maturity Date” shall mean June 28, 2017; provided, that if such date is not a Business Day, the “2017 Term Loan Maturity Date” will be the next preceding Business Day.

“2017 Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“2017 Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) solely in the case of the 2015 Term Loans and the 2017 Term Loans, 2.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8 and, in any event, shall include all Swingline Loans.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary to reinvest proceeds of an Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event entered into at any time prior to the date that is 15 months after the receipt of the Net Cash Proceeds of such Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Additional Lender” shall mean, at any time, any Person (other than any such Person that is a Lender at such time) that agrees to provide any portion of an Incremental Term Loan Commitment, an Additional/Replacement Revolving Credit Commitment or Incremental Revolving Credit Commitment Increase pursuant to an Incremental Agreement in accordance with Section 2.14.

“Additional/Replacement Revolving Credit Commitment” shall have the meaning provided in Section 2.14(a).

“Additional/Replacement Revolving Credit Facility” shall mean each tranche of Additional/Replacement Revolving Credit Commitments made pursuant to Section 2.14.

“Additional/Replacement Revolving Credit Loans” shall mean any loan made to the Borrower under a tranche of Additional/Replacement Revolving Credit Commitments.

“Additional/Replacement Revolving Credit Lender” shall mean, at any time, any Lender that has an Additional/Replacement Revolving Credit Commitment.

“Adjusted Revolving Commitment” shall mean, at any time and with respect to any Credit Facility other than a Term Loan Facility, the aggregate Commitments with respect to such Credit Facility of all Lenders less the aggregate Commitments with respect to such Credit Facility of all Defaulting Lenders.

“Adjusted Total Additional/Replacement Revolving Credit Commitment” shall mean, at any time, with respect to any tranche of Additional/Replacement Revolving Credit Commitments, the Total Additional/Replacement Revolving Credit Commitment for such tranche less the aggregate Additional/Replacement Credit Commitments of all Defaulting Lenders in such tranche.

“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean MSSF, together with its affiliates and permitted successors in such capacity, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 1585 Broadway, New York, New York 10036, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Aggregate Customer Debits” shall have the meaning set forth in Rule 15c3-3 of the Exchange Act.

“Agreement” shall mean this Third Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the other Credit Documents.

“Amendment No. 1” shall mean Amendment No. 1 to the Original Credit Agreement, dated as of December 9, 2009.

“Applicable ABR Margin” shall mean, at any date, (a) with respect to the 2013 Term Loans, (i) during any period in which the Borrower’s corporate family rating by Moody’s is B2 or less, 1.25% per annum, (ii) during any period in which the Borrower’s corporate family rating by Moody’s is Ba3 or better, 0.75% per annum, and (iii) during all other periods, 1.00% per annum, (b) with respect to the 2015 Term Loans, 1.75% per annum, (c) with respect to the 2017 Term Loans, 2.75% per annum, (d) with respect to 2011 Revolving Credit Loans (and, for each day prior to the 2010 Revolving Credit Increase Effective Date, the 2013 Revolving Credit Loans and the Swingline Loans), 1.00% per annum and (e) with respect to 2013 Revolving Credit Loans and Swingline Loans, 2.50% per annum.  Changes in the Applicable ABR Margin resulting from changes in ratings from Moody’s shall become effective on the date such rating shall have changed.

“Applicable Eurodollar Margin” shall mean, at any date, (a) with respect to the 2013 Term Loans, (i) during any period in which the Borrower’s corporate family rating by Moody’s is B2 or less, 2.25% per annum, (ii) during any period in which the Borrower’s corporate family rating by Moody’s is Ba3 or better, 1.75% per annum, and (iii) during all other periods, 2.00% per annum, (b) with respect to the 2015 Term Loans, 2.75% per annum, (c) with respect to the 2017 Term Loans, 3.75% per annum, (d) with respect to 2011 Revolving Credit Loans (and, for each day prior to the 2010 Revolving Credit Increase Effective Date, the 2013 Revolving Credit Loans), 2.00% per annum and (e) with respect to 2013 Revolving Credit Loans, 3.50% per annum.  Changes in the Applicable Eurodollar Margin resulting from changes in ratings from Moody’s shall become effective on the date such rating shall have changed.

“Applicable Laws” shall mean, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator, self-regulatory body or other Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean the Applicable ABR Margin or the Applicable Eurodollar Margin, as applicable.

“Approved Fund” shall have the meaning provided in Section 13.6(b).

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition (or series of related sales, transfers or dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any sale, transfer or other disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary); provided, that the term “Asset Sale Prepayment Event” shall not include (a) any Recovery Event or Permitted Sale Leaseback or (b) any sale, transfer or other disposition permitted under clauses (a), (b), (d)(i), (e), (f) and (h) of Section 10.4.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication:

(i)            an amount (which amount shall not be less than zero) equal to (x) the cumulative amount of Excess Cash Flow for all full fiscal years completed after the Closing Date (commencing with the fiscal year ending December 31, 2006) and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (or will be) applied to the prepayment of Loans in accordance with Section 5.2(a)(ii);

(ii)           the amount of any capital contributions or other equity issuances (other than the Equity Contributions, issuances of Permitted Cure Securities or any other capital contribution or equity issuance to the extent utilized in connection with other transactions permitted pursuant to Section 10.5 or 10.6) made or received by Holdings or the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date;

(iii)          to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all cash dividends and other cash distributions received by Holdings, the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the Reference Date (other than the portion of any such dividends and other distributions that is used by Holdings, the Borrower or any Guarantor to pay taxes); and

(iv)          to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all cash repayments of principal received by Holdings, the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the Reference Date in respect of loans made by Holdings, the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries;

minus (b) the sum of:

(i)            the aggregate amount of any Investments made by Holdings, the Borrower or any Restricted Subsidiary pursuant to Section 10.5(j)(ii), 10.5(t)(ii), 10.5(u)(ii) or 10.5(aa)(y) after the Closing Date and on or prior to the Reference Date; and

(ii)           the aggregate amount of prepayments, repurchases and redemptions made by Holdings, the Borrower or any Restricted Subsidiary pursuant to clause (i)(y) of the proviso to Section 10.7(a) and clause (i)(y) of the proviso to Section 10.7(b) after the Closing Date and on or prior to the Reference Date.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date and (b) the incurrence of one Class and Type of Loan on a given date (or resulting from conversions on a given date) having a single Maturity Date and, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Broker-Dealer Capital Requirement” shall mean the sum of (a) the Clearing Broker-Dealer Minimum Capital, and (b) the Introducing Broker-Dealer Minimum Capital.

“Broker-Dealer Regulated Subsidiary” shall mean any Subsidiary of the Borrower, without respect to SEC Rule 15c(3)-3, that is registered as a broker-dealer under the Exchange Act or any other Applicable Law requiring such registration.

“Broker-Dealer Required Cash” shall mean, as of any date of determination, the greater of (a) the difference of (i) all cash and cash equivalents (including Segregated Cash) on the balance sheet of the Broker-Dealer Regulated Subsidiary as of such date less (ii) all Indebtedness on the balance sheet of the Broker-Dealer Regulated Subsidiary as of such date, other than (A) Indebtedness under Margin Lines of Credit and (B) other Indebtedness that has been approved as regulatory capital for computation of Net Capital (as defined in Rule 15c3-1 of the Exchange Act) less (iii) the Broker-Dealer Surplus Capital of the Broker-Dealer Regulated Subsidiary as of such date and (b) the sum of Calculated Segregated Cash and the Introducing Broker-Dealer Minimum Capital as of such date.

“Broker-Dealer Surplus Capital” shall mean, as of any date of determination, the difference of (a) the Net Capital (as defined in Rule 15c3-1 of the Exchange Act) of the Broker-Dealer Regulated Subsidiary as of such date and (b) the Broker-Dealer Capital Requirement as of such date.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York or San Diego, California a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Calculated Segregated Cash” shall mean, as of any date of determination, all cash and “qualified” cash equivalents required to be segregated as calculated as of such date under Rule 15c3-3 of the Exchange Act.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries; provided, that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within two years of the sale of any asset to the extent purchased with the proceeds of such sale, (d) expenditures that constitute any part of Consolidated Lease Expense or (e) any expenditures deemed to be made as part of a Permitted Acquisition.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Change of Control” shall mean and be deemed to have occurred if (a) at any time prior to the consummation of an IPO, the Permitted Investors fail to own at least 50% of the Voting Stock of Holdings; (b) at any time after the consummation of an IPO, a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of 35% or more of the Voting Stock of Holdings, unless the Permitted Investors own Voting Stock of Holdings representing a greater percentage; (c) Holdings shall cease to beneficially own and control 100% of the Voting Stock of the Borrower; (d) the Borrower shall cease to beneficially own and control at least 100% of the Voting Stock of Linsco/Private Ledger Corp.; (e) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; or (f) any “change of control” (as defined in the Senior Unsecured Subordinated Note Indenture) shall occur.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are 2011 Revolving Credit Loans, 2013 Revolving Credit Loans, 2013 Term Loans, 2015 Term Loans, 2017 Term Loans, Incremental Term Loans, Extended Term Loans (of the same Extension Series) other than 2015 Term Loans, Extended Revolving Credit Loans (of the same Extension Series) other than 2013 Revolving Credit Loans, Additional/Replacement Revolving Credit Loans (made pursuant to the same tranche) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a 2011 Revolving Credit Commitment, a 2013 Revolving Credit Commitment, a 2017 Term Loan Commitment, an Incremental Term Loan Commitment, an Extended Revolving Credit Commitment (of the same Extension Series) other than 2013 Revolving Credit Commitments, an Additional/Replacement Revolving Credit Commitment (made pursuant to the same tranche) or a Swingline Commitment.

“Clearing Broker-Dealer Minimum Capital” shall mean, for any Subsidiary of the Borrower that is a broker-dealer subject to SEC Rule 15c(3)-3, as of any date of determination, the greater of (a) $40,000,000 and (b) 15% of Aggregate Customer Debits on such date.

“Closing Date” shall mean December 28, 2005, the date of the initial credit event under the 2005 Credit Agreement.

“Closing Date Indebtedness” shall mean Indebtedness described on Schedule 10.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the

Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in the Security Agreement, the Pledge Agreement or any Mortgage, as applicable.

“Collateral Agent” shall mean MS, together with its affiliates and permitted successors in such capacity, as the collateral agent for the Secured Parties.

“Commitment” shall mean, with respect to each Lender (to the extent applicable), such Lender’s 2011 Revolving Credit Commitment, 2013 Revolving Credit Commitment, 2017 Term Loan Commitment, Incremental Term Loan Commitment, Extended Revolving Credit Commitment other than the 2013 Revolving Credit Commitment, Additional/Replacement Revolving Credit Commitment or Swingline Commitment.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated December 2005, delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income and franchise taxes” of the Borrower and the Restricted Subsidiaries, excluding (a) extraordinary items for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a) and (b) the cumulative effect of a change in accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period:

(a) the sum, without duplication, of the amounts for such period of (x) Consolidated Earnings and (y) to the extent already deducted in arriving at Consolidated Earnings:

(i)            Consolidated Interest Expense;

(ii)           depreciation expense;

(iii)          amortization expense, including the amortization of deferred financing fees;

(iv)          extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailment or modification to pension and post-retirement employee benefit plans (including any writeoffs, writedowns or other non-cash charges reducing Consolidated Earnings for such period, but excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash item that was paid in a prior period);

(v)           losses on asset sales;

(vi)          restructuring charges, accruals or reserves (excluding any non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), including any one-time costs incurred in connection with acquisitions after the Closing Date;

(vii)         [Reserved];

(viii)        any expenses or charges (including any commissions, discounts and other fees or charges) incurred in connection with any issuance of debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instrument (whether or not successful);

(ix)           any fees and expenses related to Permitted Acquisitions, dispositions, recapitalizations, Investments or asset sales;

(x)            any deduction for minority interest expense;

(xi)           the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (including any amortization thereof), to the extent permitted by Section 10.6(d);

(xii)          any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142-”Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144-”Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141-”Business Combinations”;

(xiii)         any costs or expenses incurred by Holding, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrower or net cash proceeds of an issuance of Capital Stock of Holdings or the Borrower;

(xiv)        any losses from the early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments; and

(xv)         any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

less (b) the sum of the amounts for such period of:

(i)            extraordinary gains;

(ii)           non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) increasing Consolidated Earnings for such period, other than the accrual of revenues in the ordinary course of business;

(iii)          any gains from the early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments; and

(iv)          gains on asset sales;

all as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided, that (A) except as provided in clause (C) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income and franchise taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by the Borrower or the Restricted Subsidiaries during such period through dividends or other distributions, (B) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (C) (x) there shall be included in determining Consolidated EBITDA for any period (1) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired, including pursuant to the UVEST Acquisition and the Pacific Life Acquisition, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) for the purposes of the definition of the term “Permitted Acquisition” and Sections 10.1(j), 10.1(k), 10.3, 10.9 and 10.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Administrative Agent and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).

“Consolidated EBITDA Growth Factor” shall mean, as of any date of determination, a fraction, (a) the numerator of which is the difference (only if positive) between the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries (i) for the last Test Period prior to such determination date for which Section 9.1 Financials have been delivered pursuant to Section 9.1, and (ii) for the fiscal year of the Borrower ending December 31, 2005, and (b) the denominator of which is $188,917,000.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income to the extent not included in the calculation of Consolidated EBITDA, of the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Hedging Agreements, but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, any one-time cash costs associated with breakage costs in respect of Interest Rate Hedging Agreements and any interest expense in respect of Indebtedness outstanding under any Margin Lines of Credit or Warehouse Lines of Credit; provided, that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense, (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.1(j), 10.1(k), 10.3, 10.9 and 10.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) relating to any Indebtedness incurred or assumed as part of an acquisition of an Acquired Entity or Business or as part of the conversion of a Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or repaid on the first day of such period and (c) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.1(j), 10.1(k), 10.3, 10.9 and 10.10, there shall be excluded from determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Sold Entity or Business disposed of during such period and of any Converted Unrestricted Subsidiary converted during such period, in each case, based on the cash interest expense (or income) relating to any Indebtedness relieved or repaid in connection with any such disposition of such Sold Entity or Business or as part of the conversion of a Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such disposal or conversion) assuming such debt relieved or repaid in connection with such disposition or conversion had been relieved or repaid on the first day of such period.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the sum of (i) the aggregate amount of cash and cash equivalents included in the cash accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date plus (ii) all Segregated Cash as at such date, to the extent that such sum exceeds the amount of Required Cash and to the extent the use thereof for application to the payment of Indebtedness is not otherwise prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party minus (c) all Indebtedness of the Borrower and the Restricted Subsidiaries outstanding under any Margin Lines of Credit or Warehouse Lines of Credit on such date.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Net Tangible Assets” shall mean, as of any date of determination, the total amount of (i) all Consolidated Total Assets of the Borrower and the Restricted Subsidiaries less (ii) the stated balance sheet “goodwill” of the Borrower and the Restricted Subsidiaries and less (iii) the stated balance sheet “intangible assets” of the Borrower and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of such date.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the Closing Date, (b) who, as at such date, has been a member of such Board of Directors of Holdings for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors of Holdings, directly or indirectly, by one or more Permitted Investors or Persons nominated by one or more Permitted Investors or (d) who has been nominated to be a member of such Board of Directors of Holdings by a majority of the other Continuing Managers then in office.

“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow”.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents and each Letter of Credit and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facility” shall mean any Term Loan Facility, the 2011 Revolving Credit Facility, the 2013 Revolving Credit Facility, any Extended Revolving Credit Facility other than the 2013 Revolving Credit Facility and any Additional/Replacement Revolving Credit Facility.

“Credit Party” shall mean each of the Borrower, Holdings, the other Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cumulative Consolidated Net Income Available to Stockholders” shall mean, as of any date of determination, (i) Consolidated Net Income plus (ii) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142-”Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144-”Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141-”Business Combinations” less (iii) cash dividends paid or distributions made by Holdings with respect to its Capital Stock for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered under Section 9.1.

“Cure Amount” shall have the meaning provided in Section 11.12(a).

“Cure Right” shall have the meaning provided in Section 11.12(a).

“Currency Hedging Agreement” shall mean any swap, cap, collar, forward future, option or similar agreement or derivative transaction entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and not for speculative purposes in order to protect the Borrower or such Restricted Subsidiary against fluctuations in currency exchange rates.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding Indebtedness permitted to be issued or incurred under Section 10.1 (other than under Section 10.1(i)(ii), Section 10.1(v)(i) or pursuant to clause (i) of the proviso to Section 2.14(b)).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividends” shall have the meaning provided in Section 10.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Effective Date” shall mean the date upon which the conditions set forth in Section 6 are satisfied.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Contributions” shall have the meaning provided in the 2005 Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean any Loan bearing interest at rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean, in the case of any Eurodollar Loan, with respect to each day during each Interest Period pertaining to such Eurodollar Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate.  In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “Eurodollar Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.  Notwithstanding anything to the contrary contained herein, the Eurodollar Rate with respect to the 2015 Term Loans and the 2017 Term Loans shall in no event be less than 1.50%.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of:

(i)            Consolidated Net Income for such period;

(ii)           an amount equal to the amount of all after-tax non-cash expenses and losses to the extent deducted in arriving at such Consolidated Net Income;

(iii)          decreases in Net Working Capital for such period (other than decreases arising from Permitted Acquisitions or sales, leases, transfers or other dispositions of assets by the Borrower or any of its Restricted Subsidiaries during such period);

(iv)          an amount equal to the aggregate net after-tax non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales, leases, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v)           the amount of tax expense deducted in determining Consolidated Net Income for such period to the extent it exceeds the amount of cash taxes paid in such period;

over (b) the sum, without duplication, of:

(i)            an amount equal to the amount of all after-tax non-cash gains included in arriving at such Consolidated Net Income;

(ii)           without duplication of amounts deducted pursuant to clause (xii) below in such period, the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period);

(iii)          the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the Total Revolving Credit Commitment except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries;

(iv)          the aggregate amount of all principal payments of Indebtedness of the Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations, but excluding Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries;

(v)           an amount equal to the aggregate net after-tax non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales, leases, transfers or other dispositions  in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(vi)          increases in Net Working Capital for such period (other than increases arising from Permitted Acquisitions or sales, leases, transfers or other dispositions of assets by the Borrower or any of its Restricted Subsidiaries during such period);

(vii)         the amount of dividends, distributions or repurchases paid or made during such period pursuant to clause (b), (c), (d), (e), or (f) of the proviso to Section 10.6 to the extent such dividends or distributions were (1) paid with the proceeds of any amount referred to in paragraph

(a) of this definition and (2) financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries;

(viii)        the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

(ix)           without duplication of amounts deducted pursuant to clause (xii) below in such period, the aggregate amount of cash consideration paid by the Borrower and its Restricted Subsidiaries during such period in connection with Permitted Acquisitions to the extent such Permitted Acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries (excluding any such amounts funded through the utilization of the Available Amount);

(x)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

(xi)           the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xii)  without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

provided, that, in no event shall Excess Cash Flow exceed an amount equal to the difference of (a) all cash and cash equivalents (including Segregated Cash) on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, as of the last day of such period, less (b) all Indebtedness on the balance sheet of the Regulated Subsidiaries as of such date, other than (A) Indebtedness under Margin Lines of Credit and under Warehouse Lines of Credit and (B) other Indebtedness that has been approved as regulatory capital for computation of Net Capital (as defined in Rule 15c3-1 of the Exchange Act) less (c) all Required Cash of all such Persons as of such date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” shall mean (i) any Subsidiary of the Borrower (a) on the Closing Date, that is listed on Schedule 1.1(c) and (b) created or acquired after the Closing Date or otherwise becomes after such date, a regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions under Applicable Laws or accounting policies or principles or that is otherwise restricted by Applicable Law from guaranteeing Indebtedness and/or granting security interests in its assets or property and (ii) any Immaterial Subsidiary.

“Existing Class” shall mean Existing Term Loan Classes and each Class of Existing Revolving Credit Commitments.

“Existing Revolving Credit Commitments” shall have the meaning provided in Section 2.15(a)(ii).  The 2011 Revolving Credit Commitments shall be deemed Existing Revolving Credit Commitments for all purposes of this Agreement.

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(a)(ii).  The 2011 Revolving Credit Loans shall be deemed to be Existing Revolving Credit Loans for all purposes of this Agreement.

“Existing Term Loan Class” shall have the meaning provided in Section 2.15(a)(i).  The 2013 Term Loan Facility shall be deemed to be the Existing Term Loan Class from which the 2015 Term Loans were extended for all purposes of this Agreement.

“Extended Loans/Commitments” shall mean Extended Term Loans, Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Repayment Date” shall have the meaning provided in Section 2.5(d).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(a)(ii).  The 2013 Revolving Credit Commitments shall be deemed Extended Revolving Credit Commitments for all purposes of this Agreement.

“Extended Revolving Credit Facility” shall mean each tranche of Extended Revolving Credit Commitments established pursuant to Section 2.15(a)(ii).  The 2013 Revolving Credit Facility shall be deemed an Extended Revolving Credit Facility for all purposes of this Agreement.

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(a)(ii).  The 2013 Revolving Credit Loans shall be deemed Extended Revolving Credit Loans for all purposes of this Agreement.

“Extended Term Loan Facility” shall mean each tranche of Extended Term Loans made pursuant to Section 2.15.  The 2015 Term Loan Facility shall be deemed an Extended Term Loan Facility for all purposes of this Agreement.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(d).

“Extended Term Loans” shall have the meaning provided in Section 2.15(a)(i).  The 2015 Term Loans shall be deemed Extended Term Loans for all purposes of this Agreement.

“Extending Lender” shall have the meaning provided in Section 2.15(b).  The 2013 Revolving Credit Lenders and the 2015 Term Lenders shall be deemed Extending Lenders for all purposes of this Agreement

“Extension Agreement” shall have the meaning provided in Section 2.15(c).  The Incremental and Extension Agreement shall be deemed an Extension Agreement with respect to the 2013 Revolving Credit Loans and this Agreement shall be deemed an Extension Agreement with respect to the 2015 Term Loans, in each case for all purposes of this Agreement.

“Extension Election” shall have the meaning provided in Section 2.15(b).

“Extension Request” shall mean Term Loan Extension Requests and Revolving Credit Extension Requests.

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean, in respect of the 2011 Revolving Credit Commitments, the 2011 Final Date and, in respect of the 2013 Revolving Credit Commitments, the 2013 Final Date.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 10.9 and 10.10.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Debt Obligations (other than any Permitted Other Debt Obligations that are unsecured or are secured by a Lien ranking junior to the Lien securing the Obligations), collectively.

“First Restatement Effective Date” shall mean December 29, 2006.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(h).

“Foreign Recovery Event” shall have the meaning provided in Section 5.2(h).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(b).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the Effective Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee, dated as of the Closing Date, among each Guarantor in favor of the Administrative Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B attached to the 2005 Credit Agreement, as the same has been or may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each of Holdings and each Domestic Subsidiary of Holdings (other than Borrower or any Excluded Subsidiary) on the Effective Date and (b) each Domestic Subsidiary (other than any Excluded Subsidiary, any Unrestricted Subsidiary or any direct or indirect Domestic Subsidiary of a Foreign Subsidiary) that becomes a party to the Guarantee after the Effective Date pursuant to Section 9.11.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Agreement” shall mean any Currency Hedging Agreement or Interest Rate Hedging Agreement, as applicable.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean, as of the Second Restatement Effective Date, (a) the audited financial statements of the Borrower and its Subsidiaries for the immediately preceding three fiscal years, and (b) to the extent reasonably available, the unaudited quarterly financial statements of the Borrower and its Subsidiaries for each fiscal quarter ended at least 45 days before the Second Restatement Effective Date and following the latest date for which audited financial statements are available, in each case consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such periods.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“HUD” shall mean the United States Department of Housing and Urban Development.

“HUD-Regulated Subsidiary” shall mean the Subsidiary of the Borrower that is a HUD-approved non-supervised mortgagee.

“HUD-Regulated Subsidiary Required Cash” shall mean, as of any date of determination, the greater of (a) $100,000 and (b) the difference of (i) all cash and cash equivalents on the balance sheet of the HUD-Regulated Subsidiary as of such date and (ii) the Adjusted Net Worth (as referenced in 12 CFR Section 202.5(n)) of the HUD-Regulated Subsidiary as of such date above $500,000.

“Immaterial Subsidiary” shall mean each Subsidiary of the Borrower other than a Material Subsidiary.

“Incremental Agreement” shall have the meaning set forth in Section 2.14(e).

“Incremental and Extension Agreement” shall mean the Incremental and Extension Agreement, dated as of January 25, 2010, among Holdings, the Borrower, the other Credit Parties signatory thereto, the Incremental Revolving Credit Commitment Increase Lenders signatory thereto, the 2013 Revolving Credit Lenders signatory thereto, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender and the Collateral Agent.

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(e).

“Incremental Limit” shall have the meaning provided in Section 2.14(b).

“Incremental Revolving Credit Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Commitment Increase Lender” shall have the meaning provided in Section 2.14(f)(i).

“Incremental Term Loan Commitment” shall mean the commitment of any lender to make Incremental Term Loans of a particular tranche pursuant to Section 2.14(a).

“Incremental Term Loan Facility” shall mean each tranche of Incremental Term Loans made pursuant to Section 2.14.

“Incremental Term Loan Maturity Date” shall mean, with respect to any tranche of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(d).

“Incremental Term Loan Repayment Date” shall have the meaning provided in Section 2.5(d).

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements (including Hedging Agreements) and (g) without duplication, all Guarantee Obligations of such Person in respect of Indebtedness described in clauses (a) through (f); provided, that Indebtedness shall not include (i) trade payables and accrued expenses arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business and (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

“Interest Period” shall mean, with respect to any Term Loan, Revolving Credit Loan, Additional/Replacement Revolving Credit Loan or Extended Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interest Rate Hedging Agreement” shall mean any swap, cap, collar, future, option or similar agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and not for speculative purposes in order to protect the Borrower or such Restricted Subsidiary against fluctuations in interest rates.

“Introducing Broker-Dealer Minimum Capital” shall mean for those Subsidiaries of the Borrower that are broker-dealers exempt from the provisions of SEC Rule 15c3-3, as of any date of determination, the greater of (a) 120% of such Subsidiaries’ consolidated minimum dollar Net Capital required (as defined in SEC Rule 15c3-1), and (b) the consolidated Aggregate Indebtedness (as defined in SEC Rule 15c3-1) of such Subsidiaries, divided by ten.

“Investment” shall have the meaning provided in Section 10.5.

“IPO” shall mean, with respect to any Person, a registered initial public offering of the Capital Stock of such Person (other than on Form S-8).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Consent Letters” shall mean the lender consent letters authorizing the amendment and restatement of the Original Credit Agreement.

“Lender Counterparty” shall mean each Agent or Lender or any Affiliate of an Agent or Lender that is a counterparty to a Hedging Agreement (including any Person who is an Agent or Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedging Agreement, ceases to be a Lender).

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.4 or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1, 3.3 or 3.4, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Letter of Credit Commitment” shall mean $50,000,000, as the same may be reduced from time to time pursuant to Section 4.2.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) Revolving Credit Loans pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) Revolving Credit Loans pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall mean the 2011 Letter of Credit Fee or the 2013 Letter of Credit Fee, as applicable.

“Letter of Credit Issuer” shall mean MSSF, any of its Affiliates and any one or more Persons who shall become a Letter of Credit Issuer pursuant to Section 3.6.

“Letter of Credit Participant” shall have the meaning provided in Section 3.3(a).

“Letter of Credit Participation” shall have the meaning provided in Section 3.3(a).

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Level I Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio as of such date is greater than 5.75:1.00.

“Level II Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio as of such date is less than or equal to 5.75:1.00.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar change or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Additional/Replacement Revolving Credit Loan (including swingline loans made thereunder), Extended Revolving Credit Loan, Swingline Loan or Term Loan made by any Lender hereunder.

“Management Investors” shall mean the management officers, directors and employees of Holdings, the Borrower and the Restricted Subsidiaries who became investors in Holdings, the Borrower or any of their direct or indirect parent entities on or before the date that was 12 months after the Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(f).

“Margin Line of Credit” shall mean any lines of credit established consistent with past business practices and used by the Borrower and its Subsidiaries in the ordinary course of business and to fund or support Margin Loans of customers of the Borrower and its Subsidiaries and any replacement lines established on substantially similar terms and conditions.

“Margin Loans” as defined in Regulation T.

“Material Adverse Change” shall mean any change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the 2013 Term Loan Maturity Date, the 2015 Term Loan Maturity Date, the 2017 Term Loan Maturity Date, the 2011 Revolving Credit Maturity Date, the 2013 Revolving Credit Maturity Date, any maturity date related to any tranche of Additional/Replacement Revolving Credit Commitments, any Incremental Term Loan Maturity Date, any maturity date related to any Extension Series of Extended Term Loans other than the 2015 Term Loans and any  maturity date related to any Extension Series of Extended Revolving Credit Commitments other than 2013 Revolving Credit Commitments.

“Mezz Participants” shall mean the holders of the Senior Unsecured Subordinated Notes who hold any equity stake in Holdings or the Borrower.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term Loans or Revolving Credit Loans, $1,000,000 and (b) with respect to a Borrowing of Swingline Loans, $100,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage or Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit C or, in the case of any Mortgaged Property located outside the United States of America, in such form as agreed between the Borrower and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Mortgaged Property” shall mean, initially, the parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(a), and thereafter, each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14(b).

“MS” shall have the meaning provided in the preamble to this Agreement.

“MSSF” shall have the meaning provided in the preamble to this Agreement.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:

(i)            in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)           in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings, the Borrower or any of the Restricted Subsidiaries; provided, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii)          in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event and such Indebtedness is actually so repaid,

(iv)          in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 10.4(d)(ii)) or Permitted Sale Leaseback, the amount of any proceeds of such Asset Sale Prepayment Event or such Permitted Sale Leaseback that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.13); provided, that:

(A)          the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.11, 9.12 and 9.14(b) with respect to such reinvestment;

(B)           any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Permitted Sale Leaseback occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary has entered into an Acceptable Reinvestment Commitment and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i); and

(C)           any proceeds subject to an Acceptable Reinvestment Commitment that is later canceled or terminated for any reason before such proceeds are applied in accordance therewith shall be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(v)           in the case of any Recovery Prepayment Event, the amount of any proceeds of such Recovery Prepayment Event (x) that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.13), including for the repair, restoration or replacement of the asset or assets subject to such Recovery Prepayment Event, or (y) for which the Borrower or the applicable Restricted Subsidiary has provided a Restoration Certification within the Reinvestment Period; provided, that:

(A)          the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.11, 9.12 and 9.14(b) with respect to such reinvestment;

(B)           any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment or Restoration Certification within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Recovery Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary has entered into an Acceptable Reinvestment Commitment or provided a Restoration Certification and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i), as applicable; and

(C)           any proceeds subject to an Acceptable Reinvestment Commitment that is later canceled or terminated for any reason before such proceeds are applied in accordance therewith shall be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(vi)          in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by Holdings, the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to Holdings, the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Working Capital” shall mean, at any date, the excess of (a) the cumulative sum of all amounts that would in conformity with GAAP constitute “assets” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding assets constituting (i) cash, cash equivalents and bank overdrafts, other than all Required Cash of all such Persons as at such date (which shall be included as part of Net Working Capital), (ii) taxes receivable and deferred income taxes of all such Persons, (iii) property, plant and equipment of all such Persons and (iv) goodwill and intangibles of all such Persons, over (b) the cumulative sum of all amounts that would, in conformity with GAAP, constitute “liabilities” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, excluding (i) all Indebtedness, other than Indebtedness under Margin Lines of Credit and under Warehouse Lines of Credit (which shall be included as part of Net Working Capital), (ii) taxes payable and deferred income taxes of all such Persons, (iii) stockholder’s equity of all such Persons and (iv) dividends payable of all such Persons.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-U.S. Lender” shall have the meaning provided in Section 5.4(a).

“Non-U.S. Participant” shall have the meaning provided in Section 5.4(c).

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents, (c) the due and punctual payment and performance of all the covenants, agreements, and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents, (d) the due and punctual payment and performance of all obligations of each Credit Party under each Hedging Agreement with a Lender Counterparty and (e) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or its affiliates arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds.

“OCC” shall mean the Office of the Comptroller of the Currency.

“OCC-Regulated Subsidiary” shall mean any Subsidiary of the Borrower that is regulated by the OCC.

“OCC-Regulated Subsidiary Required Cash” shall mean, as of any date of determination, (a) all cash and cash equivalents on the balance sheet of any OCC-Regulated Subsidiary as of such date minus (b) all Indebtedness on the balance sheet of any OCC-Regulated Subsidiary as of such date minus

(c) the difference of (i) the Risk-Based Capital (as referenced in 12 U.S.C. Section 282) of any OCC-Regulated Subsidiary as of such date and (ii) $4,000,000 (or such other amount that is required by the OCC or otherwise agreed to by any OCC-Regulated Subsidiary and the OCC).

“Original Collateral” shall have the meaning provided in the recitals to this Agreement.

“Original Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Original Credit Documents” shall have the meaning provided in the recital to this Agreement.

“Original Lenders” shall have the meaning provided in the recitals to this Agreement.

“Original Obligations” shall have the meaning provided in the recitals to this Agreement.

“Pacific Life Acquisition” shall mean the acquisition by Borrower (or a Restricted Subsidiary thereof) of all of the outstanding Capital Stock of Pacific Select Group, LLC.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean the certificate of the Borrower delivered on the Closing Date in substantially the form of Exhibit D and attached to the 2005 Credit Agreement.

“Permitted Acquisition” shall mean (a) the UVEST Acquisition; (b) the Pacific Life Acquisition and (c) any other acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Capital Stock, so long as (i) such acquisition and all transactions related thereto shall be consummated in accordance with all Applicable Laws; (ii) such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Guarantor; (iii) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired to the extent required by Sections 9.11, 9.12 and/or 9.14(b); (iv) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (v) after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.13; (vi) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Notes” shall mean senior, mezzanine or subordinated notes issued by Holdings or the Borrower; provided, that (a) the terms of such notes do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the Senior Unsecured Subordinated Note Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (b) the covenants, events of default, Subsidiary guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by the Board of Directors of Holdings or the Borrower, as applicable to be market rates and premiums at the time of issuance of such notes), taken as a whole, are not more restrictive on Holdings, the Borrower and their Subsidiaries, or less favorable to the Lenders, taken as a whole, than the terms of the Senior Unsecured Subordinated Notes (as in effect on the Effective Date), (c) if such notes are subordinated notes, the terms of such notes provide for customary subordination of such notes to the Obligations and (d) no Subsidiary of Holdings or the Borrower (other than the Borrower or a Guarantor) is an obligor under such notes that is not an obligor under the Senior Unsecured Subordinated Notes.

“Permitted Cure Security” shall mean an equity security of Holdings or the Borrower having no mandatory redemption, repurchase or similar requirements prior to 91 days after the latest maturity date for any of the Loans, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.

“Permitted Investments” shall mean (a) Dollars and, with respect to any Foreign Subsidiaries, local currencies held by such Foreign Subsidiary, in each case in the ordinary course of business and securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender; (d) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) time deposits of, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof, issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

“Permitted Investors” shall mean the Sponsors, the Mezz Participants and the Management Investors.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or other governmental charges or claims that are either (i) not yet due and payable and not subject to penalties for nonpayment or (ii) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of Holdings, the Borrower or any of its Subsidiaries imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.10; (d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security legislation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by Holdings, the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor defects, exceptions or irregularities in title and other similar charges or encumbrances, in each case not interfering in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with any Mortgaged Property; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Holdings, the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business; (l)  any interest or title of a lessor, sublessor, licensor or sub licensor under leases entered into in the ordinary course of business; and (m) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries.

“Permitted Other Debt Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Debt by any Credit Party.

“Permitted Other Debt Obligations” shall mean, if any secured Permitted Other Debt is issued or incurred, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the Permitted Other Debt Documents (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the indebtedness outstanding thereunder, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, redemption or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Permitted Other Debt Secured Parties under the Permitted Other Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and each other Credit Party under or pursuant to the Permitted Other Debt Documents.

“Permitted Other Debt Secured Parties” shall mean the holders from time to time of the secured Permitted Other Debt Obligations (and any representative on their behalf).

“Permitted Other Debt” shall mean senior secured or senior unsecured, senior subordinated or subordinated debt (which debt, if secured, may either have the same lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations), in either case issued by any Credit Party, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to, at the time of incurrence, of such Permitted Other Debt, the latest Maturity Date of any Credit Facility outstanding on the date of such incurrence (other than customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness (provided that such Indebtedness shall have interest rates, fees, funding discounts and redemption or prepayment premiums determined by the Borrower to be market rates, fees, discounts and premiums at the time of issuance of such Indebtedness), taken as a whole, are determined by the Borrower to be market terms on the date of issuance and in any event are not more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect on the effective date of Amendment No. 1) and do not require the maintenance or achievement of any financial performance standards other than as a condition to the relevant Credit Party’s right to take specified actions under the relevant Permitted Other Debt Documents; provided that a certificate of an Authorized Officer of the relevant Credit Party shall be delivered to the Administrative Agent prior to the pricing (or any similar commitment event on the part of the Credit Parties) of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements, (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations, (d) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets other than the Collateral, (e) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness and (f) the Net Cash Proceeds from the issuance of such Indebtedness shall be applied to repay Term Loans in accordance with the terms of Section 5.2.

“Permitted Sale Leaseback” shall mean the Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date with respect to the Borrower’s property listed on Schedule 1.1(a).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, among Borrower, the other pledgors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E-2 attached to the 2005 Credit Agreement, as the same has been or may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event, Debt Incurrence Prepayment Event or Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by The Bank of New York as its reference rate in effect at its principal office in New York City.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six consecutive fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable cost savings and costs (excluding one-time transition, transaction and restructuring costs), as the case may be, expected to be realized during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings and costs (excluding one-time transition, transaction and restructuring costs) actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event or any Permitted Sale Leaseback.

“Redemption” shall have the meaning provided in the recitals to this Agreement.

“Reference Lender” shall mean The Bank of New York.

“Refinanced Senior Unsecured Subordinated Notes” shall have the meaning provided in Section 10.1(i)(i).

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulated Subsidiaries” shall mean the Broker-Dealer Regulated Subsidiary, the HUD-Regulated Subsidiary and any OCC-Regulated Subsidiary.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event, the day which is fifteen months after the receipt of Net Cash Proceeds of such Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” shall mean a 2013 Term Loan Repayment Amount, a 2015 Term Loan Repayment Amount, a 2017 Term Loan Repayment Amount, an Extended Term Loan Repayment Amount with respect to any Extension Series of Extended Term Loans other than the 2015 Term Loans and an Incremental Term Loan Repayment Amount.

“Repayment Date” shall mean a 2013 Term Loan Repayment Date, a 2015 Term Loan Repayment Date, a 2017 Term Loan Repayment Date, an Extended Term Loan Repayment Date with respect to any Extension Series of Extended Term Loans other than the 2015 Term Loans and an Incremental Term Loan Repayment Date.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Cash” shall mean the sum of Broker-Dealer Required Cash, OCC-Regulated Subsidiary Required Cash and HUD-Regulated Subsidiary Required Cash; provided, that to the extent, after the Closing Date, the Borrower or any of its Subsidiaries shall acquire or create any new “regulated” Domestic Subsidiary that shall not be required to guaranty the Obligations pursuant to the Guaranty, then the definition of “Required Cash” shall also include the required cash of any such Person, which required cash shall be calculated in a substantially equivalent manner as Broker-Dealer Required Cash, OCC-Regulated Subsidiary Required Cash and HUD-Regulated Subsidiary Required Cash have been calculated and otherwise in a manner mutually agreed between the Borrower and the Administrative Agent.

“Required Credit Facility Lenders” shall mean, (a) with respect to any Credit Facility consisting of Term Loans, the “Required Term Class Lenders” with respect to such Credit Facility and (b) with respect to any Credit Facility that is not a Term Loan Facility, the “Required Revolving Class Lenders” with respect to such Credit Facility.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate at such date, (b)(i) the Adjusted Total Revolving Credit Commitment at such date or (ii) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the aggregate outstanding principal amount of the Revolving Credit Loans and Revolving Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) at such time, (c)(i) the Adjusted Total Additional/Replacement Revolving Credit Commitment of each tranche of Additional/Replacement Revolving Credit Commitments at such date or (ii) if the Total Additional/Replacement Revolving Credit Commitment of any tranche of Additional/Replacement Revolving Credit Commitments has been terminated or for purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Additional/Replacement Revolving Credit Loans of such tranche and the related letter of credit exposure (excluding the letter of credit exposure of Defaulting Lenders) in the aggregate at such date and (d)(i) the Extended Revolving Credit Commitments of each Extension Series at such date or (ii) if the Extended Revolving Credit Commitments of any Extension Series has been terminated or for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Extended Revolving Credit Loans of such Extension Series and the related letter of credit exposure (excluding the letter of credit exposure of Defaulting Lenders) in the aggregate at such date.

“Required Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Required Revolving Class Lenders” shall mean, at any date and with respect to any Credit Facility that is not a Term Loan Facility, Non-Defaulting Lenders having or holding a majority of (a) the Adjusted Revolving Commitment at such date with respect to such Credit Facility or (b) if the Commitments with respect to such Credit Facility have been terminated or for the purposes of acceleration pursuant to Section 11, the aggregate outstanding principal amount of the Loans and revolving credit exposure, in each case with respect to such Credit Facility (excluding the revolving credit exposure with respect to such Credit Facility of Defaulting Lenders) at such time.

“Required Term Class Lenders” shall mean, at any date and with respect to any Credit Facility consisting of Term Loans, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Term Loans of such Credit Facility in the aggregate at such date.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement will be completed by the later of (1) fifteen months after the date on which Net Cash Proceeds were received with respect to such Recovery Prepayment Event and (2) 180 days after delivery of such Restoration Certification.

“Restricted Foreign Subsidiary” shall mean each Restricted Subsidiary that is also a Foreign Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender prior to the 2010 Revolving Credit Increase Effective Date, the “Revolving Credit Commitments” as defined in the Credit Agreement as in effect at any time prior to such date, (b) with respect to each Lender that is a Lender on and after the 2010 Revolving Credit Increase Effective Date but prior to the 2010 Revolving Credit Extension Effective Date, the amount set forth opposite each Lender’s name on Schedule A to the Incremental and Extension Agreement as such Lender’s “Revolving Credit Commitment” and (c) with respect to each Lender that is a Lender on and after the 2010 Revolving Credit Extension Effective Date, the sum of such Lender’s 2011 Revolving Credit Commitments and 2013 Revolving Credit Commitments.  The aggregate amount of Revolving Credit Commitments in effect prior to the 2010 Revolving Credit Increase Effective Date is $100,000,000.  The aggregate amount of the Revolving Credit Commitments in effect on the 2010 Revolving Credit Increase Effective Date is $218,212,250.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.15(a)(ii).

“Revolving Credit Facility” shall mean the collective reference to the 2011 Revolving Credit Facility and 2013 Revolving Credit Facility.

“Revolving Credit Lender” shall mean any Lender with a Revolving Credit Commitment.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(c), and shall include 2011 Revolving Credit Loans and/or 2013 Revolving Credit Loans, as applicable.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Restatement Effective Date” shall mean June 18, 2007.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).

“Section 2.15 Additional Agreement” shall have the meaning provided in Section 2.15(c).

“Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, among Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E-1 attached to the 2005 Credit Agreement, as the same has been or may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Pledge Agreement, (c) the Third Restatement Reaffirmation Agreement, (d) the Mortgages, (e) any

intercreditor agreement executed and delivered pursuant to Section 10.2 and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents or Permitted Other Debt Documents to secure or perfect the security interest in any or all of the First Lien Obligations.

“Segregated Cash” shall mean, as of any date of determination, all cash and “qualified” cash equivalents segregated on the balance sheet of the Broker-Dealer Regulated Subsidiary as of such date under Rule 15c3-3 of the Exchange Act.

“Senior Unsecured Subordinated Note Indenture” shall mean the Indenture, dated as of December 28, 2005, among the Borrower, each of the guarantors party thereto and Wells Fargo Bank, N.A., as Trustee, pursuant to which the Senior Unsecured Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(c).

“Senior Unsecured Subordinated Note Maturity Date” shall mean December 28, 2015.

“Senior Unsecured Subordinated Notes” shall mean the Borrower’s 10.75% senior subordinated notes due 2015.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Existing Revolving Credit Commitment Class” shall have the meaning provided in Section 2.15(a)(ii).

“Specified Obligations” shall mean Obligations consisting of (a) the principal of and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of the Borrower and its Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Sponsors” shall mean, collectively, Hellman & Friedman LLC and Texas Pacific Group and/or their respective Affiliates.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status or Level II Status, as the case may be, on such date.  Changes in Status resulting from changes in Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day following the delivery of the Section 9.1 Financials.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swingline Commitment” shall mean $50,000,000.

“Swingline Lender” shall mean MSSF in its capacity as lender of Swingline Loans hereunder, or such other financial institution who, after the Effective Date, shall agree to act in the capacity of lender of Swingline Loans hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.1(e).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the 2013 Revolving Credit Maturity Date.

“Term Loan” shall mean a 2013 Term Loan, a 2015 Term Loan, a 2017 Term Loan, an Incremental Term Loan or any Extended Term Loans other than 2015 Term Loans, as applicable.

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(a)(i).  The 2015 Term Loan Extension Request shall be deemed a Term Loan Extension Request for all purposes hereunder.

“Term Loan Facility” shall mean any of the 2013 Term Loan Facility, 2015 Term Loan Facility, 2017 Term Loan Facility, any Incremental Term Loan Facility and any Extended Term Loan Facility other than the 2015 Term Loan Facility.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Third Restatement Reaffirmation Agreement” shall mean that certain Third Restatement Reaffirmation Agreement, dated as of the Effective Date, by and among the Credit Parties, the Administrative Agent and the Collateral Agent, pursuant to which the Credit Parties acknowledged and confirmed the full force and effect of the Security Documents and the Guarantee with respect to this Agreement and the Obligations.

“Total 2011 Revolving Credit Commitment” shall mean, on any date, the sum of the 2011 Revolving Credit Commitments on such date of all 2011 Revolving Credit Lenders.

“Total 2013 Revolving Credit Commitment” shall mean, on any date, the sum of the 2013 Revolving Credit Commitments on such date of all 2013 Revolving Credit Lenders.

“Total 2017 Term Loan Commitment” shall mean the sum of the 2017 Term Loan Commitments of all the Lenders.

“Total Additional/Replacement Revolving Credit Commitment” shall mean the sum of Additional/Replacement Revolving Credit Commitments of all the Lenders providing any tranche of Additional/Replacement Revolving Credit Commitments.

“Total Commitment” shall mean the sum of the Total 2017 Term Loan Commitment, the Total Incremental Term Loan Commitment, the Total Revolving Credit Commitment and the Total Additional/Replacement Revolving Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of the Total Commitment at such date and the outstanding principal amount of all Term Loans at such date.

“Total Incremental Term Loan Commitment” shall mean the sum of the Incremental Term Loan Commitments of any tranche of Incremental Term Loans of all the Lenders providing such tranche of Incremental Term Loans.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Tranche D Term Lender” shall mean each Lender that holds a Tranche D Term Loan immediately prior to the Effective Date.

“Tranche D Term Loan” shall have the meaning provided in Section 2.1(a).

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a Eurodollar Loan, (b) as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan and (c) as to any Additional/Replacement Revolving Credit Loans, its nature as an ABR Loan or a Eurodollar Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the Closing Date, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings or the Borrower that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary by Holdings or the Borrower at such time (or promptly thereafter) in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by Holdings or the Borrower in a written notice to the Administrative Agent; provided, that (x) such designation or re-designation shall be deemed to be an investment (and thus must be made in accordance with Section 10.5) on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) Holdings’ or the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated or re-designated Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Subsidiary to Holdings or the Borrower or any other Restricted Subsidiary immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation, and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by Holdings, or the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation.

“UVEST Acquisition” shall mean the acquisition by Borrower or a (Restricted Subsidiary thereof) of all of the outstanding Capital Stock of UVEST Financial Services Group Inc.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Warehouse Line of Credit” shall mean any warehouse lines of credit established consistent with past business practices and used by the Borrower and its Subsidiaries in the ordinary course of business to fund or support their mortgage lending business and any replacement lines established on substantially similar terms and conditions.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(c)           Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement (if applicable).

SECTION 2.          Amount and Terms of Credit Facilities

2.1           Loans (i)                Subject to and upon terms and conditions set forth in the Original Credit Agreement, each Tranche D Term Lender made a term loan or loans (each, a “Tranche D Term Loan”) to the Borrower on the Second Restatement Effective Date.

(ii)           As of the Effective Date, but subject to the terms and conditions set forth in this Agreement, each Tranche D Term Lender agrees that (i) (x) its Tranche D Term Loans will, in an amount equal to its 2015 Term Loan Amount (if any), be exchanged into 2015 Term Loans pursuant to the provisions of Section 2.15 and (y) the remainder of its Tranche D Term Loans will, in an amount equal to its 2013 Term Loan Amount (if any), be reclassified as 2013 Term Loans.  Any Interest Periods in effect for the Tranche D Term Loans immediately prior to the Effective Date shall remain in effect for the 2013 Term Loans and the 2015 Term Loans resulting from the effectiveness of this Agreement on the Effective Date, notwithstanding that the Applicable ABR Margin and the Applicable Eurodollar Margin will, and the Eurodollar Rate may, change as of, and with effect from after, the Effective Date solely with respect to the 2015 Term Loans.  The 2013 Term Loans and the 2015 Term Loans may thereafter, at the option of the Borrower, be maintained as, and/or converted into, ABR Loans or Eurodollar Loans in accordance with Section 2.6.  The 2013 Term Loans and the 2015 Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.  With respect to 2013 Term Lenders, on the 2013 Term Loan Maturity Date, all outstanding 2013 Term Loans shall be repaid in full.  With respect to 2015 Term Lenders, on the 2015 Term Loan Maturity Date, all outstanding 2015 Term Loans shall be repaid in full.

(iii)          It is agreed that this Agreement shall be deemed an Extension Agreement under and as defined in Section 2.15(c) and that the 2015 Term Loans shall be deemed to be “Extended Term Loans”, the 2013 Term Loans shall be deemed to be the Existing Term Loan Class from which the 2015 Term Loans were extended, the 2015 Term Loan Facility shall be deemed to be an “Extended Term Loan Facility” and the 2015 Term Lenders shall be deemed to be “Extending Lenders” for all purposes hereunder.

(b)           Subject to and upon terms and conditions herein set forth, each 2017 Term Lender severally agrees to make a loan or loans (each, a “2017 Term Loan”) to the Borrower, which 2017 Term Loans (i) shall not exceed, for any such Lender, the 2017 Term Loan Commitment of such 2017 Term Lender, (ii) shall not exceed, in the aggregate, the Total 2017 Term Loan Commitment, (iii) shall be made on the Effective Date, (iv) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all such 2017 Term Loans made by each of the 2017 Term Lenders pursuant to the same Borrowing shall, unless otherwise provided herein, consist entirely of 2017 Term Loans of the same Type and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.  On the 2017 Term Loan Maturity Date, all outstanding 2017 Term Loans shall be repaid in full.

(c)           Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans (each, a “Revolving Credit Loan”) to the Borrower, which Revolving Credit Loans (i) shall not exceed, for any such Lender, the Revolving Credit Commitment of such Lender, (ii) shall not, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (iii) shall not, after giving effect thereto and to the application of the proceeds thereof, at any time result in the aggregate amount of all Lenders’ Revolving Credit Exposures plus the aggregate principal amount outstanding of all Swingline Loans at such time exceeding the Total Revolving Credit Commitment then in effect, (iv) shall be made at any time and from time to time after the Closing Date and, in the case of Lenders with 2011 Revolving

Credit Commitments, prior to the 2011 Revolving Credit Maturity Date and, in the case of Lenders with 2013 Revolving Credit Commitments, prior to the 2013 Revolving Credit Maturity Date, (v) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type and (vi) may be repaid and reborrowed in accordance with the provisions hereof.  With respect to 2011 Revolving Credit Lenders, on the 2011 Revolving Credit Maturity Date, all outstanding 2011 Revolving Credit Loans shall be repaid in full.  With respect to 2013 Revolving Credit Lenders, on the 2013 Revolving Credit Maturity Date, all outstanding 2013 Revolving Credit Loans shall be repaid in full.  For the avoidance of doubt, prior to the 2011 Revolving Credit Maturity Date, all borrowings of Revolving Credit Loans under this Section 2.1(c) shall be made by each Lender with a Revolving Credit Commitment pro rata based on each such Lender’s Revolving Credit Commitment Percentage without regard to the Class of the Revolving Credit Commitments held by such Lender.  For the avoidance of doubt, commencing on the 2010 Revolving Credit Extension Effective Date, (i) each 2013 Revolving Credit Loan and each 2013 Revolving Credit Commitment of a 2013 Revolving Credit Lender shall be treated for all purposes of this Agreement as a 2013 Revolving Credit Loan and a 2013 Revolving Credit Commitment, respectively, and (ii) each 2011 Revolving Credit Loan and each 2011 Revolving Credit Commitment of a 2011 Revolving Credit Lender shall be treated for all purposes of this Agreement as a 2011 Revolving Credit Loan and a 2011 Revolving Credit Commitment, respectively.

(d)           Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrower, as the case may be, to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(e)           Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each, a “Swingline Loan”) to the Borrower, which Swingline Loans (A) shall be ABR Loans, (B) shall have the benefit of the provisions of Section 2.1(f), (C) shall not exceed at any time outstanding the Swingline Commitment, (D) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of all Lenders’ Revolving Credit Exposures plus the aggregate principal amount outstanding of all Swingline Loans at such time exceeding the Total Revolving Credit Commitment then in effect and (E) may be repaid and reborrowed in accordance with the provisions hereof.  On the Swingline Maturity Date, all outstanding Swingline Loans shall be repaid in full.  The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (x) rescission of all such notices from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.  Any Swingline Loan outstanding under the Original Credit Agreement on the Effective Date shall continue to be outstanding and be deemed to be Swingline Loans made hereunder, subject to the terms and conditions hereunder.

(f)            On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders with Revolving Credit Commitments, with a copy to the Borrower, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case

Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with Revolving Credit Commitments pro rata based on each such Lender’s Revolving Credit Commitment Percentage (regardless of the Class of Revolving Credit Commitments held by such Lender), and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender with a Revolving Credit Commitment hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender with a Revolving Credit Commitment hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages (regardless of the Class of Revolving Credit Commitments held by such Lender); provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.  On the Final Date for any Class of Revolving Credit Commitments, such participations of the Revolving Credit Lenders under and in respect of such Class shall be automatically reallocated to the remaining Revolving Credit Lenders pro rata based on such Lender’s Revolving Credit Commitment Percentage after giving effect to such Final Date.

2.2           Minimum Amount of Each Borrowing; Maximum Number of Borrowings.The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $1,000,000 and Swingline Loans shall be in a multiple of $100,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(f)).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 20 Borrowings of Eurodollar Loans under this Agreement.

2.3           Notice of Borrowing The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Term Loans if all or any of such Term Loans are to be initially Eurodollar Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the date of each Borrowing of Term Loans if all such Term Loans are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(d), a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be (x) in the case of 2017 Term Loans, the Effective Date and (y) in the case of Incremental Term Loans, the relevant Incremental Facility Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Loans and, if the Term Loans are to include Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)           Whenever the Borrower desires to incur Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings under Letters of Credit), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 1:00 p.m. (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans that are to be ABR Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)           Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 3:00 p.m. (New York time) or such later time as is agreed by the Swingline Lender on the date of such Borrowing.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).  The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(d)           Mandatory Borrowings shall be made upon the notice specified in Section 2.1(f), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)           Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Letters of Credit shall be made upon the notice specified in Section 3.4(a).

(f)            Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4           Disbursement of Funds No later than 2:00 p.m. (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided, that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York time) on the date requested; provided, further, that, for the avoidance of doubt, prior to the 2011 Final Date, all borrowings of Revolving Credit Loans hereunder shall be made by each Lender with a Revolving Credit Commitment pro rata based on each such Lender’s Revolving Credit Commitment Percentage without regard to the Class of the Revolving Credit Commitments held by such Lender.

(b)           Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s

Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings under Revolving Credit Loans) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower, as the case may be, a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the Loans of the applicable Class.

(c)           Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5           Repayment of Loans; Evidence of Debt The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the 2013 Term Loan Maturity Date, all then outstanding 2013 Term Loans, (ii) on the 2015 Term Loan Maturity Date, all then outstanding 2015 Term Loans, (iii) on the 2017 Term Loan Maturity Date, all then outstanding 2017 Term Loans, (iv) on the relevant maturity date for any tranche of Incremental Term Loans, all then outstanding Incremental Term Loans of such tranche, (v) on the 2011 Revolving Credit Maturity Date, all then outstanding 2011 Revolving Credit Loans, (vi) on the 2013 Revolving Credit Maturity Date, all then outstanding 2013 Revolving Credit Loans, (vii) on the relevant maturity date for any tranche of Additional/Replacement Revolving Credit Commitments, all then outstanding Additional/Replacement Revolving Credit Loans, (viii) on the relevant maturity date for any Extension Series of Extended Term Loans other than the 2015 Term Loans, all then outstanding Extended Term Loans of such Extension Series, (ix) on the relevant maturity date for any other Extension Series of Extended Revolving Credit Commitments other than the 2013 Revolving Credit Commitments, all then outstanding Extended Revolving Credit Loans of such Extension Series and (x) on the Swingline Maturity Date, all then outstanding Swingline Loans.

(b)           The Borrower shall repay to the Administrative Agent, for the benefit of the 2013 Term Lenders and the 2015 Term Lenders, on each date set forth below (each, with respect to the 2013 Term Lenders, a “2013 Term Loan Repayment Date” and with respect to the 2015 Term Lenders, a “2015 Term Loan Repayment Date”), a principal amount of the 2013 Term Loans (each such amount, a “2013 Term Loan Repayment Amount”) and/or a principal amount of the 2015 Term Loans (each such amount, a “2015 Term Loan Repayment Amount”), in each case as set forth below opposite such Repayment Date:

Repayment Date	2013 Term Loan Repayment Amount	2015 Term Loan Repayment Amount
June 30, 2010	$792,793.48	$1,250,000
September 30, 2010	$792,793.48	$1,250,000
December 31, 2010	$792,793.48	$1,250,000
March 31, 2011	$792,793.48	$1,250,000
June 30, 2011	$792,793.48	$1,250,000
September 30, 2011	$792,793.48	$1,250,000
December 31, 2011	$792,793.48	$1,250,000
March 31, 2012	$792,793.48	$1,250,000
June 30, 2012	$792,793.48	$1,250,000
September 30, 2012	$792,793.48	$1,250,000
December 31, 2012	$792,793.48	$1,250,000
March 31, 2013	$792,793.48	$1,250,000
2013 Term Loan Maturity Date	Balance of outstanding 2013 Term Loans	—
June 30, 2013	—	$1,250,000
September 30, 2013	—	$1,250,000
December 31, 2013	—	$1,250,000
March 31, 2014	—	$1,250,000
June 30, 2014	—	$1,250,000
September 30, 2014	—	$1,250,000
December 31, 2014	—	$1,250,000
March 31, 2015	—	$1,250,000
2015 Term Loan Maturity Date	—	Balance of outstanding 2015 Term Loans

(c)           The Borrower shall repay to the Administrative Agent, for the benefit of the 2017 Term Lenders, on each date set forth below (each, a “2017 Term Loan Repayment Date”), a principal amount of the 2017 Term Loans (each such amount, a “2017 Term Loan Repayment Amount”), in each case as set forth below opposite such 2017 Term Loan Repayment Date:

2017 Term Loan Repayment Date	2017 Term Loan Repayment Amount
June 30, 2010	$1,450,000
September 30, 2010	$1,450,000
December 31, 2010	$1,450,000
March 31, 2011	$1,450,000
June 30, 2011	$1,450,000
September 30, 2011	$1,450,000
December 31, 2011	$1,450,000
March 31, 2012	$1,450,000
June 30, 2012	$1,450,000
September 30, 2012	$1,450,000
December 31, 2012	$1,450,000
March 31, 2013	$1,450,000
June 30, 2013	$1,450,000
September 30, 2013	$1,450,000
December 31, 2013	$1,450,000
March 31, 2014	$1,450,000
June 30, 2014	$1,450,000
September 30, 2014	$1,450,000
December 31, 2014	$1,450,000
March 31, 2015	$1,450,000
June 30, 2015	$1,450,000
September 30, 2015	$1,450,000
December 31, 2015	$1,450,000
March 31, 2016	$1,450,000
June 30, 2016	$1,450,000
September 30, 2016	$1,450,000
December 31, 2016	$1,450,000
March 31, 2017	$1,450,000
2017 Term Loan Maturity Date	Balance of outstanding 2017 Term Loans

(d)           In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts (each such amount, an “Incremental Term Loan Repayment Amount”) and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Incremental Agreement (each an “Incremental Term Loan Repayment Date”), subject to the requirements set forth in Section 2.14.  In the event that any Extended Term Loans other than 2015 Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.15, be repaid by the Borrower in the amounts (each such amount, an “Extended Term Loan Repayment Amount”) and on the dates (each an “Extended Repayment Date”) set forth in the applicable Extension Agreement. In the event any Extended Revolving Credit Commitments other than 2013 Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to Section 2.15, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on the dates set forth in the applicable Extension Agreement.

(e)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(f)            The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a 2013 Term Loan, a 2015 Term Loan, a 2017 Term Loan, an Incremental Term Loan (and the relevant tranche thereof), a 2011 Revolving Credit Loan, a 2013 Revolving Credit Loan, an Additional/Replacement Revolving Credit Loan, an Extended Term Loan other than 2015 Term Loans, an Extended Revolving Credit Loan other than 2013 Revolving Credit Loans or Swingline Loan, as applicable, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(g)           The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (e) and (f) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6           Conversions and Continuations The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans or Extended Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is subject to such conversion have, determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is subject to such continuation have, determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the applicable Administrative Agent’s Office prior to 1:00 p.m. (New York time) at least (i) three Business Days’, in the case of a continuation of, or conversion to, Eurodollar Loans or (ii) one Business Day’s in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into, or continued as, Eurodollar Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration).  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)           If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Required Lenders have determined in their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower, shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7           Pro Rata Borrowings Each Borrowing of 2017 Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable 2017 Term Loan Commitments.  Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments without regard to the Class of the Revolving Credit Commitments held by such Lender.  Each Borrowing of Incremental Term Loans under this Agreement shall be granted by the Lenders of the relevant tranche thereof on a pro rata basis of their then applicable Incremental Term Loan Commitments. Each borrowing of Additional/Replacement Revolving Credit Loans under the Agreement shall be granted by the Lenders thereof on a pro rata basis of their then applicable Additional/Replacement Revolving Credit Commitments for the applicable tranche.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8           Interest The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b)           The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.

(c)           If all or a portion of the principal amount of any Loan or any interest payable thereon or any fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).  All such interest shall be payable on demand.

(d)           Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9           Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 p.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect, by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or (if available to all the Lenders making such Loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period; provided, that the initial Interest Period (including, without limitation, with respect to the 2017 Term Loans)  may be for a period less than one month if agreed upon by the Borrower and the Administrative Agent.  Notwithstanding anything to the contrary contained above:

(i)            the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv)          the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10         Increased Costs, Illegality, etc. In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any Eurodollar Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, if applicable; provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)           If, after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)           This Section 2.10 shall not apply to taxes to the extent duplicative of Section 5.4.

2.11         Compensation If (a) any payment of principal of a Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan.

2.12         Change of Lending Office Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13         Notice of Certain Costs Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

2.14         Incremental Facilities The Borrower may, at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent no later than 10 days prior to the anticipated Incremental Facility Closing Date (or such shorter period as may be agreed by the Administrative Agent in its discretion) (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental

Term Loans”), (ii) one or more increases in the amount of the Revolving Credit Commitments (each such increase, an “Incremental Revolving Credit Commitment Increase”) or (iii) one or more additional tranches of revolving credit commitments (the “Additional/Replacement Revolving Credit Commitments”); provided that both at the time of any such request and after giving effect to the effectiveness of any Incremental Agreement referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan, Incremental Revolving Credit Commitment Increase or Additional/Replacement Revolving Credit Commitments is made or effected (and after giving effect thereto), no Default or Event of Default shall exist; provided, further, that after giving effect to the incurrence of such Incremental Term Loans or borrowing under such Incremental Revolving Credit Commitment Increase or borrowing under such Additional/Replacement Revolving Credit Commitments (and after giving effect to any investment to be consummated in connection therewith), the Borrower and the Restricted Subsidiaries shall be in pro forma compliance with the requirements of Sections 10.9 and 10.10 computed as of the last day of the most recent Test Period, in each case as if such Incremental Term Loans, Incremental Revolving Credit Commitment Increase or Additional/Replacement Revolving Credit Commitments, as applicable, had been outstanding on the last day of such Test Period for testing compliance therewith.

(b)           Each tranche of Incremental Term Loans, each Incremental Revolving Credit Commitment Increase and each tranche of Additional/Replacement Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth below in this Section 2.14(b)) and the aggregate amount of the Incremental Term Loans, Incremental Revolving Credit Commitment Increases and the Additional/Replacement Revolving Credit Commitments shall not exceed $150,000,000 (the “Incremental Limit”); provided that (i) Incremental Term Loans may be incurred without regard to the Incremental Limit, to the extent that the Net Cash Proceeds from such Incremental Term Loans are used on the date of incurrence of such Incremental Term Loans to make the prepayments as required pursuant to Section 5.2(a)(i), (ii) Additional/Replacement Revolving Credit Commitments may be provided without regard to the Incremental Limit to the extent that the existing Revolving Credit Commitments shall be reduced in accordance with Section 5.2(e)(ii) by an amount equal to the aggregate amount of Additional/Replacement Revolving Credit Commitments so provided, (iii) in no event shall there be more than three Classes of revolving credit commitments outstanding at any one time and (iv) in no event shall there be more than six Classes of Term Loans outstanding at any one time.

(c)           (A) The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the 2013 Term Loans, the 2015 Term Loans and the 2017 Term Loans, (ii) shall not mature earlier than the 2017 Term Loan Maturity Date, (iii) shall have all-in pricing (including, without limitation, margins, fees, funding discounts, and premiums) and, subject to clause (ii) above, a maturity date and amortization schedules determined by the Borrower and the lenders thereof, (iv) shall have voluntary and mandatory prepayments subject to the provisions of Section 5.1 and 5.2 and (v) shall otherwise have terms and conditions substantially similar to those of the 2013 Term Loans, the 2015 Term Loans and the 2017 Term Loans unless the differences are (x) solely technical in nature or (y) made for the benefit of the 2013 Term Lenders, the 2015 Term Lenders and the 2017 Term Lenders.

(B) The Incremental Revolving Credit Commitment Increase shall be treated the same as the Revolving Credit Commitments (including with respect to maturity date thereof) and shall be considered to be part of the Revolving Credit Facility.

(C) The Additional/Replacement Revolving Credit Commitments (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans, (ii) shall not mature earlier than the 2013 Revolving Credit Maturity Date and shall require no mandatory commitment reduction prior to the

2013 Revolving Credit Maturity Date, (iii) shall have all-in pricing (including, without limitation, margins, fees, premiums and funding discounts) determined by the Borrower and the lenders of such commitments; (iv) shall contain procedures that require Additional/Replacement Revolving Credit Loans thereunder to be borrowed and repaid (other than in connection with a permanent repayment and termination of commitments) on a pro rata basis with any borrowings and repayments of Revolving Credit Loans under the Revolving Credit Commitments (which procedures may be implemented through the applicable Incremental Agreement and may include technical changes related to the borrowing and repayment procedures of the Revolving Credit Facility), (v) shall have voluntary and mandatory reductions of commitment rights that are subject to the provisions of Sections 4.2 and 5.2(e)(ii), (vi) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swingline lender and letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and swingline lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Agreement) to the terms relating to Swingline Loans and Letters of Credit with respect to the Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent and (vii) shall otherwise have terms and conditions substantially similar to those of the Revolving Credit Facility unless the differences are (x) solely technical in nature or (y) made for the benefit of the Lenders of the Revolving Credit Commitments.

(d)           Each notice from the Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments.  Incremental Term Loans may be made, and Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld) by any existing Lender (it being understood that (i) each existing Lender may elect or decline, in its sole discretion, to make a portion of any Incremental Term Loan, (ii) each existing Lender with a Revolving Credit Commitment may elect or decline, in its sole discretion, to provide a portion of any Incremental Revolving Credit Commitment Increase or any Additional/Replacement Revolving Credit Commitment and (iii) the Borrower shall have simultaneously offered the existing Lenders the opportunity to provide any such Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Commitments) or by any Additional Lender; provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments, if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(e)           Commitments in respect of Incremental Term Loans, Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  The effectiveness of any Incremental Agreement shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 7 (it being understood that all references to “the date of such Credit Event” or similar language in such Section 7 shall be deemed to refer to the effective date of such Incremental Agreement), the delivery to the Administrative Agent of legal opinions of counsel reasonably requested by the Administrative Agent in connection with any such transaction and such other conditions as the parties thereto shall agree.  The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans incurred, and any Additional/Replacement Revolving Credit Commitments provided, in either case as described in the proviso to Section 2.14(b), shall be used in accordance with the terms thereof.

(f)            (i) Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Lender with a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender with a Revolving Credit Commitment (including each such Incremental Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment.  If, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(ii) Upon each provision of Additional/Replacement Revolving Credit Commitments pursuant to clause (ii) of the proviso to Section 2.14(b), each Lender with a Revolving Credit Commitment immediately prior to the providing of such Additional/Replacement Revolving Loan Commitments will automatically and without further act be deemed to have assigned to each Lender providing a portion of such Additional/Replacement Revolving Credit Commitment in respect of such provision, and each such Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swingline Loans held by each Lender with a Revolving Credit Commitment and each Lender with an Additional/Replacement Revolving Credit Commitment will equal the percentage of the aggregate Revolving Credit Commitments and aggregate Additional/Replacement Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment and Additional/Replacement Revolving Credit Commitment, as applicable.  If, on the date of the providing of such Additional/Replacement Revolving Credit Commitments pursuant to clause (ii) of the proviso to Section 2.14(b), there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall, on or prior to the effectiveness of such Additional/Replacement Revolving Credit

Commitments, be prepaid from the proceeds of Additional/Replacement Revolving Credit Loans made hereunder (reflecting such Additional/Replacement Revolving Credit Commitments), which prepayment shall be accompanied by accrued and unpaid interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

2.15         Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments.

(a)           (i) The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be exchanged to extend the scheduled final maturity date thereof (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15.  Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be extended except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth Section 2.15(c) below), (y) all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Term Loans of such Existing Term Loan Class, in each case, to the extent provided in the applicable Extension Agreement and (z) the voluntary and mandatory prepayment rights of the Extended Term Loans shall be subject to the provisions set forth in Sections 5.1 and 5.2.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class exchanged into Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended; provided that in no event shall there be more than six Classes of Term Loans outstanding at any time.

(ii) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments and/or any Additional/Replacement Revolving Credit Commitments (and, in each case, including any previously extended Revolving Credit Commitments and/or Additional/Replacement Revolving Credit Commitments) existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15.  Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the

Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except (x) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (y) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Revolving Credit Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and (z) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment, in each case, to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Revolving Credit Facility), (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 13.6 and (3)(I) in the case of Section 4.2, and clause (ii) of the proviso to Section 2.14(b), no permanent repayment of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted unless all Existing Revolving Credit Loans and all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, shall have been repaid in full and terminated, respectively and (II) in all other cases, no termination of Extended Revolving Credit Commitments and no repayment of Extended Revolving Credit Loans accompanied by a corresponding permanent reduction in Extended Revolving Credit Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Credit Loans and Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class (or all Existing Revolving Credit Commitments of such Class and related Existing Revolving Credit Loans shall have otherwise been terminated and repaid in full).  Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date); provided that in no event shall there be more than three Classes of revolving credit commitments outstanding at any one time.

(b)           The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or, with respect to the 2015 Term Loan Extension Request, at least five (5) Business Days) prior to the date on which Lenders under the Existing Class are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments or Additional/Revolving Credit Commitments (or any earlier extended Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments and/or Additional/Revolving Credit Commitments (and/or any earlier extended Extended

Revolving Credit Commitments) which it has elected to convert into Extended Loans/Commitments.  In the event that the aggregate amount of Term Loans, Revolving Credit Commitments and Additional/Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments and Additional/Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections shall be exchanged to Extended Loans/Commitments on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments and Additional/Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) included in each such Extension Election.  Notwithstanding the conversion of any Existing Revolving Credit Commitment (other than an Additional/Replacement Revolving Credit Commitment) into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(e) and Letters of Credit under Section 3, except that the applicable Extension Agreement may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics set forth in the applicable Extension Agreement) so long as the Swingline Lender and/or the applicable Letter of Credit Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).  Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment (other than a Revolving Credit Commitment), such Extended Revolving Credit Commitment shall be treated identically to all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of the lenders thereof in respect of swingline loans and letters of credit, except that the applicable Extension Agreement may provide that the applicable swingline maturity date and/or the last day for issuing letters of credit may be extended and the related obligations to make swingline loans and issue letters of credit may be continued so long as the applicable swingline lender and/or the applicable letter of credit issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)           Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(c) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders.   Notwithstanding anything to the contrary in this Section 2.15 and without limiting the generality or applicability of Section 13.1 to any Section 2.15 Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Agreement”) to this Agreement and the other Credit Documents; provided that such Section 2.15 Additional Agreements do not become effective prior to the time that such Section 2.15 Additional Agreements have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Term Loans, Additional/Replacement Revolving Credit Commitments and Incremental Revolving Credit Commitment Increases provided for in any Incremental Agreement and (2) consents applicable to holders of any Extended Loans/Commitments provided for in any Extension Agreement) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Agreements to become effective in accordance with Section 13.1.  It is understood and agreed that each Lender that has consented to this Agreement has consented and shall at the effective time thereof be deemed to consent to each amendment in this Agreement and the other Credit Documents authorized by this Section 2.15 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.15 Additional Agreement.  In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Agreement, the Credit Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby (in the case of such other Credit Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Agreement, including without limitation, the Extended Loans/Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 13.1 of this Agreement and (iii) as to any other matter reasonably requested by the Administrative Agent.

SECTION 3.          Letters of Credit

3.1           Issuance of Letters of Credit Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the 2013 Revolving Credit Maturity Date, the Letter of Credit Issuer agrees to issue (or cause its Affiliate or other financial institution with which the Letter of Credit Issuer shall have entered into an agreement regarding the issuance of letters of credit hereunder, to issue on its behalf), upon the request of and for the account of, the Borrower or any Restricted Subsidiary a standby letter of credit or standby letters of credit (each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided, that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary.  Each letter of credit issued pursuant to the 2005 Credit Agreement, the 2006 Credit Agreement or the Original Credit Agreement and outstanding on the Effective Date shall continue to be outstanding and shall be deemed to be Letters of Credit hereunder, subject to the terms and conditions hereof.  Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding and the Revolving Credit Loans and Swingline Loans outstanding at such time, would exceed the Total Revolving Credit Commitment then in effect and (iii) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, and (y) the fifth Business Day prior to the 2013 Revolving Credit Maturity Date; provided, however, that any Letter of Credit may be renewed for additional 12-month periods (which in no event shall extend beyond the date referred to in clause (iii)(y) above).

(b)           (i) Each Letter of Credit shall be denominated in Dollars, (ii) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, and (iii) no Letter of Credit shall be issued after the Letter of Credit Issuer has received a written notice from the Borrower or any Lender stating that a Default or an Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

3.2           Letter of Credit Requests Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof.  Each notice shall be executed by the Borrower and shall be in the form of Exhibit F (each, a “Letter of Credit Request”).  The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1.

3.3           Letter of Credit Participations Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3(a), a “Letter of Credit Participant”), and each such Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (each, a “Letter of Credit Participation”), pro rata based on such Letter of Credit Participant’s Revolving Credit Commitment Percentage without regard to the Class of the Revolving Credit Commitments held by such Lender, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Letter of Credit Participants as provided in Section 4.1(c) and the Letter of Credit Participants shall have no right to receive any portion of any Fronting Fees).  On the Final Date for any Class of Revolving Credit Commitments, such participations of Revolving Credit Lenders under and in respect of such Class shall, notwithstanding whether any conditions specified in Section 7 are then satisfied, be automatically reallocated to the then remaining Revolving Credit Lenders pro rata based on each such Lender’s Revolving Credit Commitment Percentage after giving effect to such Final Date.

(b)           In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the Letter of Credit Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)           Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Letter of Credit Participants, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Letter of Credit Participant that has paid its Letter of Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded or deposited by such Letter of Credit Participant to the aggregate amount funded or deposited by all Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective Letter of Credit Participations. For the avoidance of doubt, all distributions under this Section 3.3(c) shall be made to each Lender with a Revolving Credit Commitments pro rata based on each such Lender’s Revolving Credit Commitment Percentage without regard to the Class of the Revolving Credit Commitments held by such Lender.

(d)           The obligations of the Letter of Credit Participants to purchase Letter of Credit Participations from the Letter of Credit Issuer and make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default;

provided, however, that no Letter of Credit Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Letter of Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4           Agreement to Repay Letter of Credit Drawings The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement, if the Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 10:00 a.m. (New York time) on such next succeeding Business Day after the date of such payment or disbursement or (ii) if such notice is received after such time, on the Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Required Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, (A) from and including the date of such payment or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to (x) the Applicable Eurodollar Margin applicable to 2013 Revolving Credit Loans then in effect times (y) the amount of such Unpaid Drawing, and (B) to the extent not reimbursed prior to 5:00 p.m. (New York time) on the Required Reimbursement Date, from and including the Required Reimbursement Date to but excluding the date such Letter of Credit Issuer is reimbursed therefor, at a rate per annum that shall at all times be the relevant Applicable ABR Margin applicable to 2013 Revolving Credit Loans plus the ABR as in effect from time to time plus 2%; provided, that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the Required Reimbursement Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (ii) the Administrative Agent shall promptly notify each Letter of Credit Participant of such drawing and the amount of its Revolving

Credit Loan to be made in respect thereof, and each Letter of Credit Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 1:00 p.m. (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent.  Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount.  The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.   For the avoidance of doubt, all borrowings of Revolving Credit Loans under this Section 3.4(a) shall be made by each Lender with a Revolving Credit Commitments pro rata based on each such Lender’s Revolving Credit Commitment Percentage without regard to the Class of the Revolving Credit Commitments held by such Lender.

(b)           The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a Letter of Credit Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5           Increased Costs. If, after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any Letter of Credit Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any Letter of Credit Participant’s Letter of Credit Participation therein, or (b) impose on the Letter of Credit Issuer or any Letter of Credit Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or Letter of Credit Participations therein or any Letter of Credit or such Letter of Credit Participant’s Letter of Credit Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Letter of Credit Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Letter of Credit Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or Letter of Credit Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such Letter of Credit Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such Letter of Credit Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Letter of Credit Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a Letter of Credit Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date.  A certificate submitted to the Borrower by the Letter of Credit Issuer or a Letter of Credit Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Letter of Credit Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6           New or Successor Letter of Credit Issuer The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer.  The Borrower may add a Letter of Credit Issuer at any time upon notice to the Administrative Agent.  If the Letter of Credit Issuer shall resign, be replaced or a new Letter of Credit Issuer is added as a Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer or new issuer of Letters of Credit or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor issuer or new issuer of Letters of Credit, whereupon such successor issuer or new issuer of Letters of Credit shall succeed to or be granted the rights, powers and duties of a Letter of Credit Issuer under this Agreement and the other Credit Documents (which in the case of any successor Letter of Credit Issuer, shall mean the rights, powers and duties of the relevant replaced or resigning Letter of Credit Issuer), and the term “Letter of Credit Issuer” shall mean such successor issuer or such new issuer of Letters of Credit effective upon such appointment.  At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(b).  The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents (which in the case of any successor Letter of Credit Issuer, shall mean the rights, powers and duties of the relevant replaced or resigning Letter of Credit Issuer).  After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit.  After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)           To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

SECTION 4.          Fees; Commitment Reductions and Terminations

4.1           Fees The Borrower agrees to pay to the Administrative Agent for the account of each 2011 Revolving Credit Lender for the period from the Closing Date to and excluding the 2011 Final Date, a commitment fee which shall accrue at percentage per annum set forth below of the daily average unused portion of the 2011 Revolving Credit Commitment of such Lender (which, for purposes of this Section 4.1 only, shall not include the incurrence of Swingline Loans) based upon the Status in effect on such date, and which shall be payable quarterly in arrears on the last day of each March, June, September and December and on the 2011 Final Date.

Status	Applicable Revolving Commitment Fee Percentage
Level I	0.50%
Level II	0.375%

(ii)           The Borrower agrees to pay to the Administrative Agent for the account of each 2013 Revolving Credit Lender, (A) for the period from the Closing Date to and excluding the 2010 Revolving Credit Extension Effective Date, a commitment fee which shall accrue at percentage per annum set forth below of the daily average unused portion of the 2013 Revolving Credit Commitment of such Lender (which, for purposes of this Section 4.1 only, shall not include the incurrence of Swingline Loans) based upon the Status in effect on such date, and which shall be payable quarterly in arrears on the last day of each March, June, September and December.

Status	Applicable Revolving Commitment Fee Percentage
Level I	0.50%
Level II	0.375%

and (B) for the period from and including the 2010 Revolving Credit Extension Effective Date to but excluding the 2013 Final Date, a commitment fee which shall accrue at 0.75% per annum of the daily average unused portion of the 2013 Revolving Credit Commitment of such Lender (which, for purposes of this Section 4.1 only, shall not include the incurrence of Swingline Loans), and which shall be payable quarterly in arrears on the last day of each March, June, September and December and on the 2013 Final Date.

(b)           The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued hereunder (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to such rate per annum as is agreed in a separate writing between the Letter of Credit Issuer and the Borrower.  The Fronting Fee shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the 2013 Final Date.

(c)           (i)            The Borrower agrees to pay to the Administrative Agent for the account of each 2011 Revolving Credit Lender, pro rata according to the Letter of Credit Exposure of such Lender, a fee in respect of each Letter of Credit (the “2011 Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the per annum rate for each day equal to the product of (x) the Applicable Eurodollar Margin then in effect for 2011 Revolving Credit Loans the and (y) the product of (A) the average daily Stated Amount under such Letter of Credit and (B) the quotient obtained by dividing (I) the aggregate amount of 2011 Revolving Credit Commitments by (II) the sum of the 2011 Revolving Credit Commitments and the 2013 Revolving Credit Commitments.  The 2011 Letter of Credit Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the 2011 Final Date.

(ii)           The Borrower agrees to pay to the Administrative Agent for the account of each 2013 Revolving Credit Lender, pro rata according to the Letter of Credit Exposure of such Lender, a fee in respect of each Letter of Credit (the “2013 Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the per annum rate for each day equal to the product of (x) the Applicable Eurodollar Margin then in effect for 2013 Revolving Credit Loans the and (y) the product of (A) the average daily Stated Amount under such Letter of Credit and (B) the quotient obtained by dividing (I) the aggregate amount of 2013 Revolving Credit Commitments by (II) the sum of the 2011 Revolving Credit Commitments and the 2013 Revolving Credit Commitments.  The 2013 Letter of Credit Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the 2013 Final Date.

(d)           The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under and/or amendment of a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)           Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1 until the event or circumstances giving rise to such Lender being designated as a Defaulting Lender have been cured.

4.2           Voluntary Reduction of Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments and/or any tranche of Additional/Replacement Revolving Credit Commitments, as determined by the Borrower, in whole or in part; provided that (a) with respect to the Revolving Credit Commitments, any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitments of each of the Revolving Credit Lenders, except that, notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.15, the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof (such Revolving Credit Exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any exchange pursuant to Section 2.15 of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans, respectively, and prior to any reduction being made to the Revolving Credit Commitment of any other Lender), (b) with respect to any tranche of Additional/Replacement Revolving Credit Commitments, any such reduction shall apply proportionately and permanently to reduce the Additional/Replacement Revolving Credit Commitments of each of the Additional/Replacement Revolving Credit Lenders of such tranche, except that, notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.15, the Additional/Replacement Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Additional/Replacement Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Additional/Replacement Revolving Credit Loans made on such date, the revolving credit exposure of any such Lender does not exceed the Additional/Replacement Revolving Credit Commitment thereof (such revolving credit exposure and Additional/Replacement Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Additional/Replacement Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any exchange pursuant to Section 2.15 of Additional/Replacement Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans, respectively, and prior to any reduction being made to the Additional/Replacement Revolving Credit Commitment of any other Lender), (c) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000, (d) after giving effect to such termination or reduction and to any prepayments of Revolving Credit Loans or cancellation or cash collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and (e) after giving effect to such termination or reduction and to any prepayments of Additional/Replacement Revolving Credit Loans of any tranche or cancellation or cash collateralization of letters of credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ revolving credit exposures shall not exceed the Total Additional/Replacement Revolving Credit Commitment for such tranche.

4.3           Mandatory Termination of Commitments The Total 2017 Term Loan Commitment shall terminate at 5:00 p.m. (New York time) on the Effective Date.

(b)           (i) The Total 2011 Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the 2011 Revolving Credit Maturity Date and (ii) the Total 2013 Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the 2013 Revolving Credit Maturity Date.

(c)           The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

(d)           The Incremental Term Loan Commitment for any tranche shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitment, terminate at 5:00 p.m. (New York City time) upon the making of the Incremental Term Loans for such tranche on the Incremental Facility Closing Date for such tranche.

(e)           The Additional/Replacement Revolving Credit Commitment for any tranche shall terminate at 5:00 p.m. (New York City time) on the maturity date for such tranche specified in the documentation governing such tranche.

SECTION 5.           Payments

5.1           Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:  (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans, Additional/Replacement Revolving Credit Loans or Revolving Credit Loans, 1:00 p.m. (New York City time) (x) one Business Day prior to (in the case of ABR Loans) or (y) three Business Days prior to (in the case of Eurodollar Loans), or (ii) in the case of Swingline Loans, 1:00 p.m. (New York City time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000; provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans; (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be applied to reduce the Repayment Amount in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower; provided that the Borrower may not prepay (i) Extended Term Loans of any Extension Series pursuant to this Section 5.1 unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of Term Loans of the Existing Term Loan Class from which such Extended Term Loans were exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full) and (ii) 2017 Term Loans pursuant to this Section 5.1 unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of each other outstanding Class of Term Loans with a maturity date prior to the 2017 Term Loan Maturity Date.  For the avoidance of doubt, the Borrower may prepay Term Loans of an Existing Term Loan Class pursuant to this Section 5.1 without any requirement to prepay Extended Term Loans that were exchanged from such Existing Term Loan Class.  In the event that the Borrower does not specify the order in which to apply prepayments to reduce Repayment Amounts, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the Repayment Amounts in direct order of maturity.  All prepayments under this Section 5.1 shall also be subject to the provisions of Section 5.2(c).  At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

5.2           Mandatory Prepayments Term Loan Prepayments. On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event, prepay, in accordance with paragraphs

(c) and (d) below, a principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(ii)           Not later than the date that is ninety days after the last day of any fiscal year (commencing with the fiscal year ending December 31, 2006), the Borrower shall prepay, in accordance with paragraphs (c) and (d) below, a principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year (provided such percentage shall be reduced to (i) 25%  of Excess Cash Flow for such fiscal year so long as immediately prior to such prepayment, but without giving effect to such prepayment, the Borrower’s ratio of Consolidated Total Debt  on such prepayment date to Consolidated EBITDA  for the most recent Test Period ended prior to such prepayment date is no greater than 5.00:1.00 and (ii)  0% of Excess Cash Flow for such fiscal year so long as immediately prior to such prepayment, but without giving effect to such prepayment, the Borrower’s ratio of Consolidated Total Debt  on such prepayment date to Consolidated EBITDA  for the most recent Test Period ended prior to such prepayment date is no greater than 4.00:1.00, minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

(b)           Repayment of Revolving Credit Loans.  If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures plus the aggregate principal amount of all Swingline Loans exceeds the Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the aggregate amount of the Lenders’ Revolving Credit Exposures exceed the Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(c)           Application to Repayment Amounts.  (i) Subject to clause (ii) of this Section 5.2(c), each prepayment of Term Loans required by Sections 5.2(a)(i) and (ii) shall be applied to reduce the scheduled Repayment Amounts of any Class of Term Loans in direct order of maturity; provided that, subject to the pro rata application to Repayment Amounts within any Class of Term Loans, the Borrower may allocate such prepayment in its sole discretion among the Class or Classes of Term Loans as the Borrower may specify, subject only to the following limitations: (A) the Borrower shall not allocate to Extended Term Loans of any Extension Series any mandatory prepayment made pursuant to Section 5.2(a)(ii) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full); (B) the Borrower may not allocate to 2017 Term Loans any mandatory prepayment made pursuant to Section 5.2(a)(ii) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of each other outstanding Class of Term Loans with a maturity date prior to the 2017 Term Loan Maturity Date; (C) the Borrower may not allocate any mandatory prepayments (1) made pursuant to Section 5.2(a)(i) (other than in connection with a Debt Incurrence Prepayment Event) to the 2017 Term Loans unless such prepayment is accompanied by a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of each other outstanding Class of Term Loans with a maturity date prior to the 2017 Term Loan Maturity Date, (2) made pursuant to Section 5.2(a)(i) (other than in connection with a Debt Incurrence Prepayment Event) to any Class of Term Loans other than the 2017 Term Loans unless such prepayment is accompanied by a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of Term Loans of the Existing Term Loan Class, if any, from which such Class of Term Loans was exchanged and Extended Term Loans, if any, that were originally exchanged from such Class of Term Loans and (3) made pursuant to Section 5.2(a)(i) in connection with any Debt Incurrence Prepayment Event unless all Term Loans of the Existing Term Loan Class have been repaid in full; and (D) prepayments within any Class of Term Loans must be applied (1) pro rata to Repayment Amounts within any Class of Term Loans and (2) to reduce the scheduled Repayment Amounts in direct order of maturity.

(ii) With respect to each such prepayment, (A) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans, (B) the Administrative Agent shall promptly provide notice of such prepayment to each Lender of Term Loans, (C) each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Borrower within fifteen Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any such Term Loans until the date that is specified in the immediately following clause), (D) the Borrower will make all such prepayments not so refused upon the earlier of (x) such fifteenth Business Day and (y) such time as the Borrower has received notice from each Lender that it consents to or refuses such prepayment and (E) any prepayment so refused may be retained by the Borrower; provided, that any prepayment so refused that relates to Net Cash Proceeds from a Debt Incurrence Prepayment Event in respect of the issuance of Permitted Additional Notes shall be re-allocated to the then outstanding Term Loans and shall be applied as set forth above in this paragraph (c).

(d)           Application to Term Loans.  With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Loans made on any date other than the last day of the applicable Interest Period.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)           Application to Revolving Credit Loans; Mandatory Commitment Reductions.  (i) With respect to each prepayment of Revolving Credit Loans elected by the Borrower pursuant to Section 5.1 or required by Section 5.2(b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided, that (x) Eurodollar Loans which are Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.1 or Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. For the avoidance of doubt, prior to the 2011 Final Date, the amount of any prepayment of Revolving Credit Loans shall be shall be allocated among the  Revolving Credit Loans of each Lender pro rata based on each such Lender’s Revolving Credit Commitment Percentage without regard to the Class of the Revolving Credit Commitments held by such Lender.

(ii) With respect to each mandatory reduction and termination of Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments (and any previously extended Extended Revolving Credit Commitments) required by clause (ii) of the proviso to Section 2.14(b), the Borrower may designate (A) the Classes of Commitments to be reduced and terminated, which prior to the 2013 Revolving Credit Maturity Date, may not include any tranche of Additional/Replacement Revolving Credit Commitments and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class, (y) no such reduction and termination of Extended Revolving Credit Commitments (and prepayment of Extended Revolving Credit Loans accompanying a corresponding permanent reduction in such Extended Revolving Credit Commitments) shall be permitted unless all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class (and Existing Revolving Credit Loans related to such Commitments) shall have been terminated and repaid in full and (z) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. For the avoidance of doubt, prior to the 2011 Final Date, subject to the foregoing provisions of this Section 5.2(e)(ii), reductions and terminations of Revolving Credit Commitments may be allocated with regard to the Class of the Revolving Credit Commitments held by such Lender.

(f)            Eurodollar Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the Specified Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)           Minimum Amount.  No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $5,000,000 for any single Prepayment Event or series of related Prepayment Events and (ii) $10,000,000 in the aggregate for all such Prepayment Events.

(h)           Foreign Asset Sales.  Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Restricted Foreign Subsidiary (a “Foreign Recovery Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale, any Foreign Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary; provided, that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3           Method and Place of Payment Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than 1:00 p.m. (New York time) on the date when due and shall be made in immediately available funds in Dollars at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto or to the Letter of Credit Issuer or the Swingline Lender, as applicable.

(b)           For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4           Net Payments Subject to the following sentence, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, branch profits taxes, and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”) if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof.  If Non-Excluded Taxes are paid by any Lender, the Borrower shall indemnify such Lender for such Non-Excluded Taxes (including penalties, interest and reasonable expenses), whether or not such Non-Excluded Taxes are correctly or legally asserted; provided, however, that the Borrower shall not be obligated to indemnify any Lender for any interest, penalties or expenses arising from the indemnitee’s gross negligence or willful misconduct. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Each Non-U.S. Lender shall:

(i)            deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii)           deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)          obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c)           The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Participant”), on the date such Non-U.S. Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower or, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(d)           If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such taxes at Borrower’s expense if so requested by Borrower.  If any Lender or the Administrative Agent receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Borrower, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as such Lender or the Administrative Agent, as the case may be, reasonably determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  Any Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

(e)           Each Lender represents and agrees that, on the Effective Date and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

5.5           Computations of Interest and Fees Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)           Fees and Letters of Credit Outstanding shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6           Limit on Rate of Interest No Payment shall exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)           Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)           Adjustment if any Payment exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (in the case of the Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i)            firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii)           thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

SECTION 6.           Conditions Precedent to Effective Date

The effectiveness of this Agreement, the extension of the 2015 Term Loans and the occurrence of the borrowing of 2017 Term Loans under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1           Credit Documents The Administrative Agent shall have received:

(a)           this Agreement, executed and delivered by (i) a duly authorized officer of each of Holdings and the Borrower, (ii) each Agent, (iii) each 2015 Term Lender, (iv) each 2017 Term Lender and (v) the Administrative Agent on behalf of each other Lender that has executed and delivered a Lender Consent Letter; and

(b)           the Third Restatement Reaffirmation Agreement, executed and delivered by a duly authorized officer of each of Holdings, the Borrower and each other Guarantor as of the Effective Date.

6.2           Collateral All documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements, required to be filed, registered or recorded to continue the Liens intended to be continued by the Security Documents, and with the priority required by the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

6.3           Legal Opinions The Administrative Agent shall have received the following executed legal opinions:

(a)           the legal opinion of Simpson Thacher & Bartlett LLP, counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit G-1;

(b)           the legal opinion of Ropes & Gray LLP, special Massachusetts counsel to LPL Holdings, Inc., substantially in the form of Exhibit G-2; and

(c)           the legal opinion of Bingham McCutchen LLP, special broker-dealer regulatory counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit G-3.

6.4           No Defaults; Representations and Warranties After giving effect to each Credit Event occurring on the Effective Date, and the other transactions contemplated hereby to occur on or prior to the Effective Date, (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made on the Effective Date by any Credit Party contained herein or in the other Credit Documents shall be true and correct as of the Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

6.5           Consent The Administrative Agent shall have received written consents from the Lenders (as defined in the Original Credit Agreement) which constitute Required Lenders (as defined in the Original Credit Agreement) under the Original Credit Agreement to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (it being agreed that the entering into this Agreement by a Lender shall constitute such written consent, and that any commitments and loans of the 2015 Term Lenders and 2017 Term Lenders under the Original Credit Agreement shall be included in the calculation of Required Lenders pursuant to this Section 6.5 (it being understood that the 2017 Term Loan Commitments and 2017 Term Loans shall not be so included)).

6.6           Effective Date Certificates The Administrative Agent shall have received a certificate of each Person that is a Credit Party as of the Effective Date, dated the Effective Date, substantially in the form of Exhibit H, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.7 and 6.8 (if applicable).

6.7           Corporate Proceedings The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Credit Party as of the Effective Date (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.8           Corporate Documents The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by laws (or equivalent organizational documents) of each Person that is a Credit Party as of the Effective Date; provided that, in lieu of delivery of each of the documents set forth in this Section 6.8, each applicable Credit Party may deliver a certificate executed by the President or any Vice President of such Credit Party certifying that there have been no material amendments to those documents previously delivered to the Administrative Agent pursuant to Section 7 of the Incremental and Extension Agreement.

6.9           Fees and Expenses The fees in the amounts previously agreed in writing by the Agents to be received on the Effective Date and all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Effective Date shall have been paid.

6.10         Solvency Certificate The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

SECTION 7.           Additional Conditions Precedent

7.1           No Default; Representations and Warranties The agreement of each Lender to make any Loan requested to be made by it on any date after the date of the initial Credit Event (excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date after the date of the Effective Date is subject to the satisfaction of the condition precedent that at the time of each such Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).  The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that the conditions contained in this Section 7.1 have been met as of such date.

7.2           Notice of Borrowing; Letter of Credit Request Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

SECTION 8.           Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, make the Loans and issue or participate in Letters of Credit as provided for herein, each of Holdings and the Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

8.1           Corporate Status Holdings, the Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2           Corporate Power and Authority Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3           No Violation None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, or (b) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Senior Unsecured Subordinated Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which Holdings, the Borrower or any of their Restricted Subsidiaries is a party or by which they or any of their property or assets is bound or (iii) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of Holdings, the Borrower or any of their Restricted Subsidiaries.

8.4           Litigation There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings, threatened with respect to Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5           Margin Regulations Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6           Governmental Approvals Except as set forth in Schedule 8.6, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except, in the case of either clause (a) or clause (b), the failure to obtain or make any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

8.7           Investment Company Act The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8           True and Complete Disclosure None of the factual information and data (taken as a whole) furnished by Holdings, any of its Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender on or before the Effective Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this

Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)           The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were prepared in good faith based upon assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9           Financial Condition; Financial Statements The Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and the absence of footnotes.  The Historical Financial Statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto.  There has been no Material Adverse Change since December 31, 2004, other than solely as a result of changes in general economic conditions.

8.10         Tax Returns and Payments, etc Holdings and its Subsidiaries have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes and assessments payable by them that have become due, other than those not yet delinquent or contested in good faith.  Holdings and its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material Federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Effective Date.

8.11         Compliance with ERISA Each Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of the Borrower, any Subsidiary thereof or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, any Subsidiary thereof or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, any Subsidiary thereof or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of the Borrower, any Subsidiary thereof or any ERISA Affiliate exists (or is reasonably likely to exist) nor has Holdings, any Subsidiary thereof or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, any Subsidiary thereof or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

8.12         Subsidiaries On the Effective Date, Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 8.12.  Schedule 8.12 describes the direct and indirect ownership interest of Holdings in each Subsidiary as of the Effective Date.  To the knowledge of Holdings, after due inquiry, each Material Subsidiary and Specified Subsidiary as of the Effective Date has been so designated on Schedule 8.12.

8.13         Patents, etc.  The Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14         Environmental Laws Except as could not reasonably be expected to have a Material Adverse Effect, (i) Holdings and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which Holdings and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) neither Holdings nor any of its Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b)           Neither Holdings nor any of its Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15         Properties, Assets and Rights Holdings and each of its Subsidiaries have good and marketable title to or valid leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than Liens permitted by Section 10.2) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.  As of the Effective Date, Holdings and each of its Subsidiaries possess or have the right to use, under contract or otherwise, all assets and rights that are material to the operation of their respective businesses as currently conducted and as proposed to be conducted.

8.16         [Reserved]

8.17         Solvency On the Effective Date after giving effect to the transactions contemplated hereby, the Credit Parties, on a consolidated basis, are Solvent.

8.18         Capital Stock The Capital Stock of each of Holdings and its Domestic Subsidiaries has been duly authorized and validly issued and, with respect to Holdings, the Borrower and each Domestic Subsidiary that is a corporation, is fully paid and non-assessable.  Except as set forth on Schedule 8.18, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries.

8.19         No Defaults Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than Contractual Obligations in respect of Indebtedness), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

8.20         Employee Matters Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any of Holdings, the Borrower or its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each of Holdings, the Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Laws dealing with such matters; and (c) all payments due from any of Holdings, the Borrower or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

8.21         Senior Indebtedness The Obligations constitute “Senior Indebtedness” under and as defined in the Senior Unsecured Subordinated Indenture.  The obligations of each Guarantor under the Guarantee constitute “Guarantor Senior Indebtedness” of such Guarantor under and as defined in the Senior Unsecured Subordinated Indenture.

8.22         Patriot Act To the extent applicable, as of the Effective Date, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.           Affirmative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and all Letters of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions satisfactory to the Letter of Credit Issuer following the termination of the Commitments) and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (excluding contingent indemnification obligations or Obligations with respect to Hedging Agreements) incurred hereunder, are paid in full:

9.1           Information Covenants The Borrower will furnish to the Administrative Agent for further delivery to each Lender:

(a)           Annual Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.  Notwithstanding the foregoing, the obligations in this clause (a) may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

(b)           Quarterly Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes.  Notwithstanding the foregoing, the obligations in this clause (b) may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

(c)           Budgets.  Within 60 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower and its Subsidiaries in reasonable detail for the fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based.

(d)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 10.9 and 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Effective Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.  At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of the Available Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer and the chief legal officer of the Borrower setting forth the information under “Current Information” in the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (d), as the case may be.

(e)           Notice of Default or Litigation.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)            Environmental Matters.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)            any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Estate;

(ii)           any condition or occurrence on any Real Estate that (x) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Estate;

(iii)          any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)          the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal, remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by Holdings or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)           Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by Holdings or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings or any of its Subsidiaries shall send to the holders of any publicly issued debt of Holdings and/or any of its Subsidiaries (including the Senior Unsecured Subordinated Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)           Pro Forma Adjustment Certificate.  Not later than any date on which financial statements are delivered with respect to any six-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

9.2           Books, Records and Inspections Holdings and the Borrower will, and will cause each of their Subsidiaries to, conduct meetings with the Borrower (which meetings, unless an Event of Default has occurred and is continuing, shall only occur once per calendar year and may be conducted via teleconference), permit (to the extent that it is within such party’s control to permit such inspection) officers and designated representatives of the Administrative Agent or the Required Lenders (coordinated through the Administrative Agent) to visit and inspect any of the properties or assets of Holdings, the Borrower and any such Subsidiary in whomsoever’s possession, and to examine the books of account of Holdings, the Borrower and any such Subsidiary (other than materials protected by attorney-client privilege) and discuss the affairs, finances and accounts of Holdings, the Borrower and any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (so long as the Borrower is afforded an opportunity to be present at such discussion with such independent accountants), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may reasonably request.

9.3           Maintenance of Insurance Holdings and the Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or similar business as that of the Borrower and its Subsidiaries; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4           Payment of Taxes Holdings and the Borrower will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of Holdings, the Borrower or any of the Restricted Subsidiaries; provided, that neither Holdings, the Borrower nor any of their Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

9.5           Consolidated Corporate Franchises Holdings and the Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that Holdings, the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6           Compliance with Statutes.  Holdings and the Borrower will, and will cause each of their Subsidiaries to, comply with all applicable laws, rules, regulations and orders (including Environmental Laws and permits required thereunder), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7           ERISA Promptly after Holdings, the Borrower or any of their Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8           Good Repair Each of Holdings and the Borrower will, and will cause each of their Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the same or similar business as that of the Borrower and its Subsidiaries and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9           Transactions with Affiliates Holdings and the Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the transactions between and among Holdings, the Borrower and the Restricted Subsidiaries or any

Person that becomes a Restricted Subsidiary as a result of such transaction) on terms that are substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that the foregoing restrictions shall not apply to (a) the payment of fees and expenses related to the UVEST Acquisition, the Pacific Life Acquisition and, in each case, the transactions contemplated thereby, (b) the issuance of Capital Stock to the management of Holdings, the Borrower or any of its Subsidiaries in connection with the UVEST Acquisition, the Transactions (as defined in the 2005 Credit Agreement), the Pacific Life Acquisition and, in each case, the transactions contemplated thereby, (c) the payment of customary management, consulting and monitoring fees to the Sponsors in an aggregate amount in any fiscal year not to exceed $5,000,000 plus all reasonable out-of-pocket expenses and customary indemnities related to any such activities, (d) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective directors, officers and employees in the ordinary course of business, (e) payments by Holdings (and any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries pursuant to any tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms, (f) the payment of customary fees and reasonable out of pocket costs and expenses to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries, (g) transactions (i) with customers who are Affiliates in the ordinary course of business and consistent with past practice as of the Closing Date and (ii) pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) transactions permitted under Section 10.6, (i) in connection with the termination of management agreements with the Sponsors, the payment of up to $20,000,000 in termination fees thereunder to the Sponsors pursuant to the terms of such management agreement, (j) customary contractual arrangements with financial advisors to the extent any such financial advisor would be deemed to be an “Affiliate,”; (k) customary payments made by Holdings, the Borrower or any Restricted Subsidiary to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the board of directors of Holdings or the Borrower, in good faith and (l) to the extent expressly permitted under Section 10, payments or loans (or cancellation of loans) to employees of the Borrower, Holdings or any Restricted  Subsidiary.

9.10         End of Fiscal Years; Fiscal Quarters The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11         Additional Guarantors and Grantors Subject to any applicable limitations set forth in the Guarantee or the Security Agreement, as applicable, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary, any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or any Excluded Subsidiary) formed or otherwise purchased or acquired after the Effective Date (including pursuant to a Permitted Acquisition), and (ii) any Subsidiary of the Borrower (other than any Unrestricted Subsidiary, any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or any Excluded Subsidiary) that is not a Domestic Subsidiary on the Closing Date but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary, any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or any Excluded Subsidiary), in each case to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement.

9.12         Pledges of Additional Stock and Evidence of Indebtedness Subject to any applicable limitations set forth in the Pledge Agreement, Holdings and the Borrower will pledge, and, if applicable, will cause each Domestic Subsidiary (other than any Unrestricted Subsidiary, any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or any Excluded Subsidiary) to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) all the Capital Stock of each Domestic Subsidiary (other than any Unrestricted Subsidiary, any direct or indirect Domestic Subsidiary of a Foreign Subsidiary, PTC Holdings, Inc. or The Private Trust Company, N.A. or any other Subsidiary, the pledge of which would be prohibited by any Applicable Laws or Contractual Obligation) and 65% of the issued and outstanding Capital Stock of each Foreign Subsidiary directly held by any Credit Party, in each case, formed or otherwise purchased or acquired after the Effective Date, in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, (ii) all evidences of Indebtedness in excess of $5,000,000 received by any Credit Party in connection with any disposition of assets pursuant to Section 10.4(d), in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, and (iii) any global promissory notes executed after the Closing Date evidencing Indebtedness of Holdings and the Borrower and each of its Subsidiaries that is owing to any Credit Party, in each case pursuant to a supplement to the Pledge Agreement in the form of Annex A thereto.

9.13         Changes in Business The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

9.14         Further Assurances Holdings and the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement or any Mortgage, all at the expense of Holdings and its Subsidiaries.

(b)           Subject to any applicable limitations set forth in the Security Agreement or any Mortgage, if any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $3,000,000 are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof or assets subject to a Lien granted pursuant to Section 10.2(c)) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be, the Borrower will notify the Administrative Agent (who shall thereafter notify the Lenders) and the Collateral Agent thereof, and, if requested by the Administrative Agent, the Collateral Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.  Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the

Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements and reinsurance as the Administrative Agent or the Collateral Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the Mortgagor, to such Subsidiary) substantially in the form of the local counsel opinion delivered on the Closing Date pursuant to Section 6.3(c) of the 2005 Credit Agreement.

9.15         Use of Proceeds The proceeds of the 2017 Term Loans shall be used only to effect the Redemption, to pay any redemption premiums in connection therewith, and to pay fees and expenses in connection therewith and herewith.

SECTION 10.         Negative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and all Letters of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions satisfactory to the Letter of Credit Issuer following the termination of the Commitments) and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (excluding contingent indemnification obligations or Obligations with respect to Hedging Agreements) incurred hereunder, are paid in full:

10.1         Limitation on Indebtedness Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness owing under the Credit Documents including pursuant to Sections 2.14 and 2.15 hereof;

(b)           Indebtedness of (i) Holdings, the Borrower or any Subsidiary who is a Guarantor owing to Holdings, the Borrower or any Subsidiary, (ii) any Subsidiary who is not a Guarantor owing to any other Subsidiary who is not a Guarantor and (iii) subject to Section 10.5, any Subsidiary who is not a Guarantor owing to Holdings, the Borrower or any Subsidiary who is a Guarantor;

(c)           Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Hedging Agreements;

(d)           Guarantee Obligations incurred by (i) any Restricted Subsidiary in respect of Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) Holdings or the Borrower in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary that is permitted to be incurred under this Agreement;

(e)           Guarantee Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(f)            (i) Indebtedness (including Indebtedness arising under Capital Leases) the proceeds of which are used to finance the acquisition, construction or improvement of fixed or capital assets, or otherwise incurred in respect of Capital Expenditures, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks, (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date (and set forth on Schedule 10.1) and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $10,000,000 at any time outstanding (excluding the aggregate amount of any operating leases which are subsequently reclassified or recharacterized as Capital Leases under GAAP), and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount of any Indebtedness, modified, replaced, refinanced, refunded, renewed or extended pursuant to this clause (iv) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g)           Closing Date Indebtedness (other than the Senior Unsecured Subordinated Notes) and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that, except to the extent otherwise expressly permitted hereunder, (i) the principal amount of any Indebtedness, modified, replaced, refinanced, refunded, renewed or extended pursuant to this clause (g) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h)           Indebtedness in respect of Hedging Agreements;

(i)            (i) Indebtedness in respect of Senior Unsecured Subordinated Notes and any refinancing, refunding, renewal or extension thereof; provided, that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount thereof does not exceed the sum of (A) the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension plus (B) the amount of any interest, premiums or penalties required to be paid thereon plus (C) reasonable fees and expenses, associated thereof, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) such Indebtedness has terms material to the interests of the Lenders not materially less advantageous to the Lenders, taken as a whole, than those of the Senior Unsecured Subordinated Notes being refinanced (such refinancing, refunding, renewed or extended Indebtedness, “Refinanced Senior Unsecured Subordinated Notes”), and (ii) Indebtedness in respect of Permitted Additional Notes to the extent the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i);

(j)            (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided, that (x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (y) such Indebtedness is not guaranteed in any respect by Holdings, the Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary) and (z)(A) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Section 9.11 or 9.12, as applicable (provided that the assets covered by such pledges and securing interests may, to the extent permitted under Section 10.2, equally and ratably secure such Indebtedness assumed), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise expressly permitted hereunder, the principal amount of any Indebtedness modified, replaced, refinanced, refunded, renewed or extended pursuant to this clause (ii) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(k)           (i) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition; provided, that (x) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Guarantor, such Indebtedness is not guaranteed in any respect by Holdings, the Borrower or any other Guarantor except as permitted under Section 10.5 and (y)(A) the Borrower or such other relevant Credit Party pledges the Capital Stock of any Person acquired in such Permitted Acquisition (the “acquired Person”) to the Collateral Agent to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable, (provided that the assets covered by such pledges and securing interests may, to the extent permitted by Section 10.2, equally and ratably secure such Indebtedness incurred) and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise expressly permitted hereunder, the principal amount of any Indebtedness modified, replaced, refinanced, refunded, renewed or extended pursuant to this clause (ii) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(l)            (i)  Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that, except to the extent otherwise expressly permitted hereunder, the principal amount of any such Indebtedness does not exceed the sum of (x) the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension plus (y) the amount of any interest, premiums or penalties required, to be paid thereon plus (z) reasonable fees associated therewith;

(m)          unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(n)           Indebtedness arising from agreements of Holdings, the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with Permitted Acquisitions and the disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided, that (i) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(o)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;

(p)           Indebtedness of Holdings, the Borrower or any Restricted Subsidiary consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;

(q)           Indebtedness in respect of Margin Lines of Credit and Warehouse Lines of Credit;

(r)            Indebtedness representing deferred compensation to employees, consultants and independent contractors of Holdings, the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(s)           subordinated Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors, managers, consultants and employees, their respective successors, executors, administrators, heirs, legatees or distributees to finance the retirement, acquisition, repurchase or redemption of Capital Stock permitted by Section 10.6;

(t)            cash management obligations and other Indebtedness in respect of netting services, overdraft protections, automatic clearinghouse arrangements, employee credit cards and similar arrangements in each case in the ordinary course of business and consistent with past business practices;

(u)           all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 10.1;

(v)           Indebtedness in respect of (i) Permitted Other Debt issued or incurred in exchange for, or which modifies, extends, refinances, renews, replaces or refunds or the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(i), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, in the case of this clause (ii) except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Debt; and

(w)          additional Indebtedness and any refinancing, refunding, renewal or extension thereof; provided, that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (w) shall not at any time exceed $25,000,000; provided that the Borrower and the Restricted Subsidiary may incur additional Indebtedness under this clause (w) in an aggregate principal amount not to exceed the product of (1) (x) 7.5% multiplied by (y) the Consolidated EBITDA Growth Factor multiplied by (2) $1,300,000,000.

10.2         Limitation on Liens Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings, the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)           Liens arising under (i) the Credit Documents securing the Obligations and (ii) the Security Documents and the Permitted Other Debt Documents securing Permitted Other Debt Obligations permitted to be incurred under Section 10.1(v); provided that, (A) in the case of Liens securing Permitted Other Debt Obligations that constitute First Lien Obligations pursuant to subclause (ii) above the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into with the Collateral Agent an intercreditor agreement on the terms set forth on Exhibit J-1 or otherwise reasonably acceptable to the Administrative Agent, and (B) in the case of Liens securing Permitted Other Debt Obligations that do not constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement on the terms set forth on Exhibit J-2 or otherwise reasonably acceptable to the Administrative Agent.  Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Security Documents contemplated by this Section 10.2(a);

(b)           Permitted Liens;

(c)           Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided, that such Liens attach at all times only to the assets financed with such Indebtedness;

(d)           Liens existing on the Closing Date and listed on Schedule 10.2;

(e)           the replacement, extension, modification or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) and (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (other than after-acquired property that is affixed or incorporated into the property covered by such lien or financed by Indebtedness permitted under Section 10.1 and proceeds and products thereof) or the replacement, extension, modification or renewal (without increase in the amount except to the extent otherwise expressly permitted hereunder) of the Indebtedness secured thereby;

(f)            Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided, that such Liens attach at all times only to the same assets that such Liens (other than after-acquired property that is affixed or incorporated into the property covered by such lien or financed by Indebtedness permitted under Section 10.1 and proceeds and products thereof) attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g)           (i) Liens placed upon the Capital Stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary;

(h)           Liens securing Indebtedness or other obligations of Holdings, the Borrower or a Subsidiary in favor of Holdings, the Borrower or any Subsidiary that is a Guarantor and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;

(i)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(j)            Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit, automatic clearinghouse or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)           Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)           Liens securing Indebtedness under any Margin Line of Credit or Warehouse Line of Credit; and

(r)            other Liens not otherwise permitted by this Section 10.2 so long as the aggregate amount of obligations secured thereby does not exceed $10,000,000.

10.3         Limitation on Fundamental Changes Except as expressly permitted by Section 10.4 or 10.5, Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties, except that:

(a)           any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided, that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Security Agreement and the Pledge Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (viii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to this Agreement or any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (ix) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b)           any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided, that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Security Agreement, the Pledge Agreement and any applicable Mortgage in form and substance reasonably satisfactory to the Administrative Agent in order for such surviving corporation to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, consolidation or amalgamation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Agreement;

(c)           any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d)           any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor; and

(e)           any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

10.4         Limitation on Sale of Assets Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from a Recovery Event), or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Capital Stock, except that:

(a)           Holdings, the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of the following in the ordinary course of business:  (i) obsolete, worn-out, used or surplus assets to the extent such assets are not necessary for the operation of the Borrower’s and its Subsidiaries’ business; (ii) inventory, securities and goods held for sale; and (iii) cash and Permitted Investments;

(b)           Holdings, the Borrower and the Restricted Subsidiaries may lease, license (on a non-exclusive basis with respect to intellectual property), or sublease or sublicense (on a non-exclusive basis with respect to intellectual property) real or personal property in the ordinary course of business;

(c)           Holdings, the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair value; provided, that (i) the aggregate amount of such sales, transfers and disposals by Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (c) shall not exceed in the aggregate an amount equal to 10% of Consolidated Total Net Tangible Assets, (ii) any consideration in excess of $5,000,000 received by Holdings, the Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (c) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 9.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $20,000,000, the Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(d)           Holdings, the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities so long as, in each case, the Net Cash Proceeds thereof to

Holdings, the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans pursuant to Section 5.2;

(e)           Holdings, the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of property or assets to Holdings, the Borrower or to a Restricted Subsidiary; provided, that if the transferor of such property is a Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 10.5;

(f)            the Borrower and the Restricted Subsidiaries may effect any transaction permitted by Section 10.3 and Holdings, the Borrower and the Restricted Subsidiaries may effect any transaction permitted by Section 10.6, 10.8 or Liens permitted by Section 10.2;

(g)           the Borrower and the Restricted Subsidiaries may sell, transfer, sale leaseback, separately develop or otherwise dispose of the property listed on Schedule 1.1(a) (it being understood that in any of such events the Mortgage will be released by the Collateral Agent upon the request made by the Borrower); and

(h)           Holdings, the Borrower and the Restricted Subsidiaries may exchange or “swap” assets for other assets of another Person other than Holdings, the Borrower or any Restricted Subsidiary; provided, that (i) the assets received by Holdings, the Borrower or such Restricted Subsidiary will be used or useful in the business of Holdings, the Borrower and their Subsidiaries, (ii) Holdings, the Borrower or such Restricted Subsidiary shall receive reasonably equivalent value for such assets, (iii) such assets shall be received by Holdings, the Borrower or such Restricted Subsidiary substantially concurrently with the delivery of the existing assets of Holdings, the Borrower or such Restricted Subsidiary to such other Person, (iv) Holdings, the Borrower and such Restricted Subsidiaries shall account for such exchange or swap in accordance with GAAP and (v) any cash or Permitted Investments received in any such swap shall be treated as asset sale proceeds subject to the limitations of Section 10.4(c) and not this Section 10.4(h).

10.5         Limitation on Investments Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(b)           Permitted Investments;

(c)           loans and advances to officers, directors and employees of Holdings, the Borrower or any of its Subsidiaries (i) to finance the purchase of Capital Stock of Holdings (or any direct or indirect parent thereof; provided, that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to Holdings or the Borrower, as applicable, in cash as common equity) or the Borrower, (ii) for reasonable and customary business related travel expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above in an aggregate principal amount at any time outstanding with respect to this clause (iii) not exceeding $10,000,000;

(d)           Investments existing on the Closing Date and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Closing Date;

(e)           Investments in Hedging Agreements permitted by Section 10.1(h);

(f)            Investments received in connection with the bankruptcy or reorganization of supplier or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(g)           Investments to the extent that payment for such investments is made solely with Capital Stock of Holdings (or any direct or indirect parent thereof) or the Borrower;

(h)           Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i)            Investments in the Borrower or any Guarantor and Investments by any Subsidiary that is not a Guarantor in any other Subsidiary;

(j)            Investments constituting Permitted Acquisitions, provided, that the aggregate amount of any such Investment, as valued at the fair market value of such Investment at the time each such Investment is made, made by the Borrower or any Restricted Subsidiary in any Subsidiary that shall not be, or after giving effect to such Investment, shall not become a Guarantor shall not exceed (i) $250,000,000 plus (ii) the Available Amount plus (iii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(k)           Investments in the equity interests of one or more newly formed Persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable Restricted Subsidiaries of assets (including Capital Stock) to such person or persons; provided, that (i) the fair market value of such assets, determined on an arms-length basis, so contributed pursuant to this paragraph (k) shall not in the aggregate exceed $10,000,000 and (ii) in respect of each such contribution, an Authorized Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;

(l)            Investments made to repurchase or retire Capital Stock of Holdings (or any direct or indirect parent thereof) or the Borrower owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any direct or indirect parent thereof) or the Borrower;

(m)          Investments in the business of the Borrower and its Restricted Subsidiaries made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Asset Sale Prepayment Event or Recovery Event prior to the end of the Reinvestment Period or pursuant to an Acceptable Reinvestment Commitment or Restoration Certification;

(n)           the Borrower may make a loan to Holdings that could otherwise be made as a Dividend permitted under Section 10.6;

(o)           Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(p)           advances of payroll payments to employees, consultants and independent contractors in the ordinary course of business;

(q)           Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 10.3 after the Closing Date to the extent that such Investments were not made in contemplation of, or in connection with, such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)            Guarantees by Holdings, the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)           Investments of any OCC-Regulated Subsidiary in the Capital Stock of the Federal Reserve Bank in the district in which such Subsidiary is located in accordance with the provisions of the Federal Reserve Act;

(t)            Investments in “seed investment portfolios” for the purpose of testing and determining model portfolios in the ordinary course of business and consistent with past business practice; provided, that such Investments as valued at the fair market value of such Investments at the time each such Investment is made, would not exceed (i) $10,000,000 plus (ii) the Available Amount plus (iii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(u)           intercompany Investments by Holdings, the Borrower or any Guarantor in any Person that, prior to such investment, is an Excluded Subsidiary; provided, that the amount of such Investment, as valued at the fair market value of such Investment at the time such Investment is made, shall not exceed (i) $10,000,000 plus (ii) the Available Amount plus (iii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(v)           (i) Investments permitted under Section 10.6 or the proviso to Section 9.9 and (ii) Guarantee Obligations permitted under Section 10.1;

(w)          intercompany Investments in the form of loans, advances or extensions of credit by any Credit Party to any Excluded Subsidiary in the ordinary course of business for working capital purposes; provided, that such loans, advances or extensions of credit shall be evidenced by one global promissory note that shall be pledged to the Collateral Agent for the benefit of the Secured Parties and which shall be executed by each Excluded Subsidiary which shall receive such loan, advance or extension of credit;

(x)            to the extent constituting an Investment, Margin Loans, mortgage and warehouse loans and other similar advances and extensions of credit made by the Borrower or any Restricted Subsidiary in the ordinary course of business to their respective customers;

(y)           Investments made by the Borrower within 10 Business Days after the Closing Date in PTC Holdings, Inc. and The Private Trust Company, N.A. in an aggregate amount as valued at the fair market value of such Investment at the time made not to exceed $7,000,000;

(z)            Securities Owned (as set forth on the balance sheet of the Broker-Dealer Regulated Subsidiary) for a period no longer than 10 Business Days following a securities trade from a customer account and constituting securities transactions entered into by the Broker-Dealer Regulated Subsidiary for the purpose of making adjustments to such Subsidiary’s customer accounts with respect to such securities trade, with the fair market value of all such Securities Owned (as set forth on the balance sheet of the Broker-Dealer Regulated Subsidiary), not to exceed $10,000,000 in the aggregate at any time outstanding;

(aa)         (i) any additional Investments (including Investments in Minority Investments and Unrestricted Subsidiaries and in joint ventures or similar entities that do not constitute Restricted Subsidiaries) as valued at the fair market value of such Investment at the time each such Investment is made and (ii) Investments in respect of loans and advances to licensed financial advisors to facilitate the transfer of such advisors’ businesses to the Borrower and its Subsidiaries or to platforms utilized by the Borrower and its Subsidiaries, for the purchase of other financial advisors’ businesses and for incidental and working capital purposes; provided, that the aggregate amount of all such additional Investments made pursuant to this clause (aa) shall not exceed an aggregate amount that, at the time each such Investment is made, would not exceed the sum of (x) $125,000,000 plus (y) the Available Amount plus (z) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of all such Investments (which amount shall not exceed the amount of all Investments valued at the fair market value of all such Investments at the time each respective Investment was made), provided that the amount in clause (x) shall be permanently increased to $250,000,000 upon the earliest to occur of (1) the Borrower’s corporate family rating by Moody’s is Ba3 or better or (2) the Consolidated Total Debt to Consolidated EBITDA Ratio is less than or equal to 4.00:1.00;

(bb)         Investments in connection with the UVEST Acquisition; and

(cc)         Investments in connection with the Pacific Life Acquisition.

10.6         Limitation on Dividends Neither Holdings nor the Borrower will declare or pay any dividends (other than (a) in respect of Holdings, dividends payable solely in respect of its Capital Stock and (b) in respect of the Borrower, dividends payable solely in respect of its Capital Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an investment permitted by Section 10.5) any shares of any class of the Capital Stock of Holdings or the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock) (all of the foregoing “Dividends”):

(a)           Holdings or the Borrower may (i) redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided, that any terms and provisions material to the interests of the Lenders contained in such other class of Capital Stock be at least as advantageous to the Lenders, taken as a whole, as those contained in the Capital Stock redeemed thereby or (ii) so long as no Default or Event of Default has occurred and is continuing, declare and pay dividends or make distributions in the amount of proceeds of equity contributions or issuances of new shares of Capital Stock (other than Equity Contributions, issuances of Permitted Cure Securities or other equity contributions to the extent utilized in connection with other transactions permitted pursuant to Section 10.5 or 10.6);

(b)           Holdings or the Borrower may redeem, acquire, retire or repurchase (and the Borrower and its Subsidiaries may declare and pay Dividends to Holdings, the proceeds of which are used to so redeem, acquire, retire or repurchase) Capital Stock (including related stock appreciation rights or similar securities) (or to allow any of Holdings’ direct or indirect parent companies to so redeem, acquire, retire or repurchase its Capital Stock) from present or former officers, managers, consultants, employees and directors (or their respective successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), the Borrower and its Subsidiaries, with the proceeds of Dividends from, seriatim, Holdings or the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management or employee stock ownership plan, stock subscription plan, employment termination agreement or any employment agreements or stockholders’ agreement; provided, that except with respect to non-discretionary repurchases, acquisitions, retirement, or redemptions pursuant to the terms of any such agreement, the aggregate amount of all cash paid in respect of all such shares so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (i) $5,000,000 plus (ii) all amounts obtained by Holdings or the Borrower during such calendar year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this clause (b) may be carried forward to the next succeeding fiscal year and utilized to make payments pursuant to this clause (b);

(c)           Holdings, the Borrower and the Restricted Subsidiaries may make Investments permitted by Section 10.5;

(d)           to the extent constituting Dividends, Holdings may enter into and consummate transactions expressly permitted by Section 10.3 or the proviso to Section 9.9;

(e)           Holdings may pay Dividends on the First Restatement Effective Date to consummate the UVEST Acquisition;

(f)            Holdings may pay Dividends on the Effective Date to consummate the Pacific Life Acquisition; and

(g)           the Borrower may make and pay Dividends to Holdings:

(i)            the proceeds of which will be used to pay (or to make Dividends to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or such parent) attributable to Holdings, the Borrower or its Subsidiaries;

(ii)           the proceeds of which shall be used by Holdings to pay (or to make Dividends to allow any direct or indirect parent of Holdings to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $3,000,000 in any fiscal year plus any actual, reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof);

(iii)          the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv)          the proceeds of which shall be used by Holdings to make Dividends permitted by Section 10.6; and

(v)           the proceeds of which shall be used by Holdings to pay (or to make Dividends to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(h)           Holdings may declare and make distributions or pay dividends on its Capital Stock; provided, that (i) the aggregate amount of such distributions paid or made by Holdings pursuant to this Section 10.6(g) shall not at any time exceed 50% of Cumulative Consolidated Net Income Available to Stockholders at such time and (ii) at the time of payment of such dividends or the making of such distributions, and after giving effect thereto, the Borrower’s ratio of Consolidated Total Debt on the date of such payment of dividends or making of such distributions to Consolidated EBITDA for the most recent Test Period ended prior to the date of such payment of dividends or the making of such distributions and calculated as if such payment of dividends or making of such distributions had occurred on the first day of such Test Period, shall be less than 3.50:1.00.

10.7         Limitations on Debt Payments and Amendments The Borrower will not prepay, repurchase or redeem or otherwise defease any Senior Unsecured Subordinated Notes or Refinanced Senior Unsecured Subordinated Notes (it being understood that any payment of principal prior to the Senior Unsecured Subordinated Note Maturity Date shall be deemed a prepayment for purposes of this Section 10.7(a)) or other subordinated Indebtedness permitted hereunder; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem any Senior Unsecured Subordinated Notes or Refinanced Senior Unsecured Subordinated Notes (i) for an aggregate price which will not exceed, when taken together with prepayments permitted by subclause (b) below, (x) $25,000,000 plus (y) the Available Amount at the time of such prepayment, repurchase or redemption, (ii) with the proceeds of Refinanced Senior Unsecured Subordinated Notes or Indebtedness subordinated to the Obligations that is permitted by Section 10.1 and that has terms that, taken as a whole, are not materially less favorable to the Lenders than the Senior Unsecured Subordinated Notes or (iii) with the proceeds of the 2017 Term Loans in connection with the Redemption, provided that the proceeds of the 2017 Term Loans, together with cash on hand of the Borrower, may be used to pay any accrued and unpaid interest thereon or redemption premiums in connection with the Redemption.

(b)           The Borrower will not prepay, repurchase or redeem or otherwise defease any Permitted Additional Notes (it being understood that any payment of principal prior to the Senior Unsecured Subordinated Note Maturity Date shall be deemed a prepayment for purposes of this Section 10.7(b)); provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem any Permitted

Additional Notes (i) for an aggregate price which will not exceed, when taken together with prepayments permitted by subclause (a) above, (x) $25,000,000 plus (y) the Available Amount at the time of such prepayment, repurchase or redemption or (ii) with the proceeds of other Permitted Additional Notes or other Indebtedness subordinated to the Obligations that is permitted by Section 10.1 and that has terms that, taken as a whole, are not materially less favorable to the Lenders than the Permitted Additional Notes being refinanced.

(c)           The Borrower will not waive, amend, modify or terminate the Senior Unsecured Subordinated Note Indenture or any indenture governing Refinanced Senior Unsecured Subordinated Notes to the extent that any such waiver, amendment, modification, or termination would be adverse to the Lenders in any material respect.

10.8         Limitations on Sale Leasebacks The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9         Consolidated Total Debt to Consolidated EBITDA Ratio The Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
April 1, 2010 through June 30, 2010	4.10 to 1.00
July 1, 2010 through September 30, 2010	3.90 to 1.00
October 1, 2010 through December 31, 2010	3.70 to 1.00
January 1, 2011 through March 31, 2011	3.50 to 1.00
April 1, 2011 through June 30, 2011	3.25 to 1.00
Thereafter	3.00 to 1.00

10.10       Consolidated EBITDA to Consolidated Interest Expense Ratio The Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
April 1, 2010 through June 30, 2010	2.35 to 1.00
July 1, 2010 through September 30, 2010	2.50 to 1.00
October 1, 2010 through December 31, 2010	2.60 to 1.00
January 1, 2011 through March 31, 2011	2.75 to 1.00
April 1, 2011 through June 30, 2011	2.95 to 1.00
Thereafter	3.00 to 1.00

10.11       [Reserved]

10.12       Burdensome Agreements Holdings and the Borrower, will not, nor shall they permit any of their Restricted Subsidiaries to, enter into or permit to exist any agreement (other than this Agreement or any other Credit Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to pay Dividends to Holdings, the Borrower or any Guarantor or (b) the Borrower or any Credit Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided, that the foregoing clauses (a) and (b) shall not apply to agreements which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.12) are listed on Schedule 10.12 hereto and (y) to the extent any such agreements permitted by clause (x) are set forth in an agreement evidencing Indebtedness, any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such agreement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) represents Indebtedness of a Restricted Subsidiary of the Borrower which is not a Credit Party and which is permitted by Section 10.1, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other disposition permitted by Section 10.4, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.5 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or Capital Stock or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the Capital Stock or assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (xii) are imposed by law.

10.13       Permitted Activities of Holdings Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) the ownership of the Capital Stock of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (iv) the performance of the Credit Documents, (v) any public offering of its common stock or any other issuance of its Capital Stock not prohibited by Article 10, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under this Article 10, including making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by the Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6, (vii) incurring fees, costs and expenses relating to overhead and general operating including, without limitation, professional fees for legal, tax and accounting issues, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 9 and 10 and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 10.13.  Holdings will not own or acquire any assets (other than shares of Capital Stock of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, liabilities under its guarantee of the Senior Unsecured Subordinated Notes (or Refinanced Senior Unsecured Subordinated Notes or Permitted Additional Notes) and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

SECTION 11.         Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1         Payments The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2         Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3         Covenants Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4         Default Under Other Agreements The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than pursuant to Section 11.1) in excess of $20,000,000 in the aggregate for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedging Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedging Agreements), prior to the stated maturity thereof; or

11.5         Bankruptcy, etc.  The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy,”; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy

Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6         ERISA Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7         Guarantee The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8         Security Documents Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent, the Collateral Agent or any Lender) or any grantor, pledgor or mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document; or

11.9         Subordination The Specified Obligations or the obligations of Holdings or the Restricted Subsidiaries pursuant to the Guarantee shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

11.10       Judgments One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

11.11       Change of Control A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii) and (v) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Credit Commitment or the Total Swingline Commitment terminated and whereupon any such Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

11.12       Borrower’s Right to Cure Financial Performance Covenants.  Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrower fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 9.1(d), Holdings or the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings or the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)            Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for this purposes of this Agreement.

(b)           Limitation on Exercise of Cure Right.  Notwithstanding anything herein to the contrary, (a) in each four fiscal-quarter period there shall be at least two consecutive fiscal quarters during which the Cure Right is not exercised and (b) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.

SECTION 12.         The Administrative Agent

12.1         Appointment Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

12.2         Delegation of Duties The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3         Exculpatory Provisions Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

12.4         Reliance by Administrative Agent The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5         Notice of Default The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6         Non-Reliance on Administrative Agent and Other Lenders Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7         Indemnification The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8         Administrative Agent in its Individual Capacity The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9         Successor Agent The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any Lenders or other holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10       Withholding Tax To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax, except taxes imposed as a result of a current or former connection unrelated to this Agreement between the Administrative Agent and any jurisdiction outside of the United States imposing such tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11       Collateral Agent Each Lender hereby further authorizes the Administrative Agent to appoint the Collateral Agent to act on behalf of the Lenders, and authorizes the Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of the Lenders with respect to the Collateral and the Security Documents.

SECTION 13.         Miscellaneous

13.1         Amendments and Waivers Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or reduce or extend the date for payment of any Unpaid Drawings, or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the date specified in Section 3.1(a), or increase the aggregate amount of any Commitment of any Lender, or amend or modify any provisions of Section 13.8(a) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Term Class Lenders”, “Required Revolving Class Lenders”, “Required Credit Facility Lenders” and “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) change any Commitment to a Commitment of a different Class in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), or release all or substantially all of the Collateral under the Security Agreement, the Pledge Agreement and the Mortgages, in each case without the prior written consent of each Lender, or (viii) amend Section 2.9(a) so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) decrease any Repayment Amount, extend any scheduled Repayment Date or decrease the allocation of any mandatory prepayment to be received by any Lender holding any Term Loans, in each case without the written consent of the Required Term Class Lenders with respect to any affected Credit Facility, or (x) amend, modify or waive any provision of any Credit Document that would disproportionately affect the obligation of the Borrower to make payments with respect to any Credit Facility without the written consent of the Required Credit Facility Lenders with respect to any such Credit Facility.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  Notwithstanding the foregoing, the Administrative Agent and the Borrower may effect such amendments to this Agreement as may be necessary or appropriate to effect the provisions set forth in the proviso to the definition of Required Cash.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Refinanced Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of the prepayment of applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or no less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing.

13.2         Notices All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission or other electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 1.1(b) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

LPL Holdings, Inc.

9785 Towne Centre Drive

San Diego, California 92121-1968

Attention:  Chief Financial Officer

Telecopier:  858-642-7455

With a copy to:

LPL Holdings, Inc.

1 Beacon Street, 22nd Floor

Boston, Massachusetts 02108-3100

Attention: General Counsel

Telecopier: 617-536-2811

The Administrative Agent and the Collateral Agent:

Morgan Stanley Senior Funding, Inc.

One Pierrepont Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn, New York 11201

Attention:  Larry Benison

Eric De Santis

Telephone: 718-754-7299 / 7290

Telecopier: 718-754-7249 / 7250

E-mail: larry.benison@morganstanley.com

Eric.desantis@morganstanley.com

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

(b)           Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent and the Borrower; provided, that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.3         No Waiver; Cumulative Remedies No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4         Survival of Representations and Warranties All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5         Payment of Expenses and Taxes; Indemnification The Borrower agrees (i) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any consent, waiver, amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one counsel to the Agents with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date and from time to time thereafter on a quarterly basis), (ii) to pay or reimburse each Lender and the Administrative Agent and the Collateral Agent for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit

Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Collateral Agent (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), and one counsel for the Lenders (unless there is an actual or perceived conflict of interest in which case each Lender affected thereby may retain its own counsel), (iii) to pay, indemnify, and hold harmless each Lender and each Agent from any and all reasonable out-of-pocket costs and expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties including recording and filing fees, UCC search fees, title insurance premiums (to the extent not directly paid to the applicable insurer) and any and all liabilities with respect to, or resulting from, any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (iv) to pay, indemnify and hold harmless each Lender, the Collateral Agent and the Administrative Agent and their respective Affiliates, directors, officers, employees, trustees, attorneys, advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Collateral Agent (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel) and one counsel for the Lenders (unless there is an actual or perceived conflict of interest in which case each Lender affected thereby may retain its own counsel), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (iv), collectively, the “indemnified liabilities”); provided, that the Borrower shall have no obligation hereunder to the Agents or any Lender nor any of their respective Affiliates, directors, officers, employees, trustees and agents with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the party to be indemnified or disputes among the Agents, the Lenders and/or their transferees not arising from any act or omission of the Borrower or any other Credit Party.  If for any reason the foregoing indemnification is unavailable to any Agent or Lender or insufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable by such Agent or such Lender as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Holdings, the Borrower and its Subsidiaries on the one hand and (ii) such Agent or such Lender on the other hand in the matters contemplated by the Credit Documents as well as the relative fault of (i) Holdings, the Borrower and its Subsidiaries and (ii) such Agent or such Lender with respect to such loss, claim, damage or liability and any other relevant equitable considerations.

(b)           No Credit Party nor any Person indemnified pursuant to clause (iv) of Section 13.5(a) shall have any liability for any punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c)           The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6         Successors and Assigns; Participations and Assignments The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, other than routine filings or registrations) of:

(A)          the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom, except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, and, in the case of Revolving Credit Commitments or Revolving Credit Loans, the Swingline Lender, and in the case of Revolving Credit Commitments, the Letter of Credit Issuer; provided, that no consent of the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer shall be required for an assignment of (x) any Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment or (y) any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of Revolving Credit Commitments, Extended Revolving Credit Commitments other than the 2013 Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments or Revolving Credit Loans, Additional/Replacement Revolving Credit Loans or Extended Revolving Credit Loans other than 2013 Revolving Credit Loans, $5,000,000, or in the case of a 2017 Term Loan Commitment, an Incremental Term Loan Commitment or Term Loans, $1,000,000 (provided that for purposes of calculating such minimum amounts of Term Loans, any assignment of a 2017 Term Loan Commitment or an Incremental Term Loan Commitment shall be aggregated), unless each of the Borrower and the Administrative Agent otherwise consents; provided, that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; and provided, further, that contemporaneous assignments to a single assignee made by affiliated Lenders or Approved Funds and contemporaneous assignments by a single assignor made to affiliated Lenders or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent.

For the purpose of this Section 13.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)   Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.4(b) as though it were a Lender.

(d)           Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower, as the case may be, shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I-1, I-2, I-3, I-4, I-5, I-6 or I-7, as the case may be, evidencing 2013 Term Loans, 2015 Term Loans, 2017 Term Loans, Incremental Term Loans, 2011 Revolving Credit Loans and Swingline Loans, 2013 Revolving Credit Loans and Swingline Loans and

Additional/Replacement Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e)           Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

13.7         Replacements of Lenders under Certain Circumstances The Borrower shall be permitted to replace any Lender (or any Participant) that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided, that (i) such replacement does not conflict with any Applicable Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against the Borrower and the other parties for indemnity, contribution, payment of disputed and other unpaid amounts and otherwise.

(b)           If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Default or Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8         Adjustments; Set-off If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9         Counterparts This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10       Severability Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11       Integration This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12       GOVERNING LAW THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13       Submission to Jurisdiction; Waivers The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof; provided, that the Borrower agrees that it shall not commence any actions or proceedings against any Lender or any Agent relating to this Agreement and the other Credit Documents in the State of California;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14       Acknowledgments The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings or the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

13.15       WAIVERS OF JURY TRIAL HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16       Confidentiality The Collateral Agent, the Administrative Agent and each Lender shall hold all non-public information (other than non-public information that becomes public other than by reason of a breach of this Section by a Person or from a known breach of any confidentiality obligations owing to Holdings, the Borrower or any of their Subsidiaries) furnished by or on behalf of Holdings and the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Collateral Agent or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal or regulatory process or to such Lender’s, the Collateral Agent’s, or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates; provided, that unless specifically prohibited by applicable law or court order, each Lender, the Collateral Agent and the Administrative Agent shall notify Holdings and the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender, the Collateral Agent or the Administrative Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any Subsidiary of the Borrower.  Each Lender, the Collateral Agent and the Administrative Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6(d) or to prospective direct or indirect contractual counterparties under Interest Rate Hedging Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of (or provisions substantially similar to) this Section 13.16.

13.17       USA PATRIOT Act Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

13.18       Effect of Amendment and Restatement of the Original Credit Agreement On the Effective Date, the Original Credit Agreement shall be amended, restated and superseded in its entirety.  The parties hereto acknowledge and agree that (a) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the Original Obligations under the Original Credit Agreement as in effect prior to the Effective Date, (b) such Original Obligations are in all respects continuing (as amended and restated hereby) as Indebtedness and Obligations outstanding under this Agreement and (c) this Agreement shall supersede and replace in its entirety the Original Credit Agreement, and such Original Credit Agreement shall be of no further force and effect.

13.19       Consent of Required Lenders By its execution hereof, each Lender party to this Agreement consents to the amendment and restatement of the Original Credit Agreement, as set forth herein, and the amendment, amendment and restatement, replacement or other modification to any other Credit Documents, in each case, as so amended, amended and restated, replaced or otherwise modified on the Effective Date in the form entered into by the Credit Parties and the applicable Agent.

13.20       Legend

The 2017 Term Loans may be issued with original issue discount (“OID”) for U.S. Federal income tax purposes.  The issue price, amount of OID, issue date and yield to maturity of these 2017 Term Loans may be obtained by writing to the Administrative Agent at the address set forth in Section 13.2.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

LPL HOLDINGS, INC.

By:	/s/ Robert J. Moore
Name: Robert J. Moore
Title: Chief Financial Officer

LPL INVESTMENT HOLDINGS INC.

By:	/s/ Robert J. Moore
Name: Robert J. Moore
Title: Chief Financial Officer

INDEPENDENT ADVISERS GROUP CORPORATION

By:	/s/ Robert J. Moore
Name: Robert J. Moore
Title: Chief Financial Officer

GLENOAK, LLC

By:	/s/ Robert J. Moore
Name: Robert J. Moore
Title: Chief Financial Officer

LPL INSURANCE ASSOCIATES, INC.

By:	/s/ Stephanie L. Brown
Name: Stephanie L. Brown
Title: Vice President and Secretary

LPL INDEPENDENT ADVISOR SERVICES GROUP, LLC

By:	/s/ Robert J. Moore
Name: Robert J. Moore
Title: Vice President and Treasurer

ASSOCIATED FINANCIAL GROUP, INC.

By:	/s/ Chad D. Perry
Name: Chad D. Perry
Title: Secretary

ASSOCIATED PLANNERS INVESTMENT ADVISORY, INC.

By:	/s/ Chad D. Perry
Name: Chad D. Perry
Title: Secretary

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and a Lender

By:
Name: James E. Bonetti
Title: Vice President

MORGAN STANLEY & CO., as Collateral Agent

By:
Name: James E. Bonetti
Title: Vice President

SCHEDULES TO THE

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 24, 2010

among

LPL INVESTMENT HOLDINGS INC.,

LPL HOLDINGS, INC.,

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

and

MORGAN STANLEY & CO.,
as Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arranger and Joint Bookrunner

with respect to the 2015 Term Loans and the 2017 Term Loans

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner

with respect to the 2015 Term Loans and the 2017 Term Loans

Schedule 1.1(a)

Mortgaged Property

Parcel 1 of Parcel Map No. 17965, City of San Diego, County of San Diego, State of California, located on Towne Centre Drive, San Diego, California, 92121 (owned by LPL Holdings, Inc.).

Schedule 1.1(b)

Commitments and Addresses of Lenders

[On file with Administrative Agent]

Schedule 1.1(c)

Excluded Subsidiaries

LPL Financial Corporation, a California corporation

PTC Holdings, Inc., an Ohio corporation

The Private Trust Company, N.A., a national banking association

Uvest Financial Services Group, Inc., a North Carolina corporation

LSC Insurance Agency of Arizona, Inc., an Arizona corporation

IFS Agencies, Inc., a New York corporation

Mutual Service Corporation, a Michigan corporation

Waterstone Financial Group, Inc., an Illinois corporation

Associated Securities Corporation, a California corporation

Mutual Services Mortgage, LLC, a Delaware corporation

MSC Insurance & Securities, Inc., an Arizona corporation

Mutual Service Corporation, a Nevada corporation

Schedule 8.6

Governmental Approvals

None.

Schedule 8.12

Subsidiaries

Subsidiary	Jurisdiction of Organization	Record and Beneficial Owner	Percentage of Capital Stock Beneficially Owned	Material and/or Specified Subsidiary
LPL Holdings, Inc.	Massachusetts	LPL Investment Holdings Inc.	100%	No
Glenoak, LLC	Delaware	LPL Holdings, Inc.	100%	No
LPL Financial Corporation	California	LPL Holdings, Inc.	100%	Material and Specified
Independent Advisers Group Corporation	Delaware	LPL Holdings, Inc.	100%	No
PTC Holdings, Inc.	Ohio	LPL Holdings, Inc.	100%*	No
The Private Trust Company, N.A.	Ohio, National Association	PTC Holdings Inc.	100%	No
LPL Insurance Associates, Inc.	Delaware	LPL Holdings, Inc.	100%	No
Uvest Financial Services Group, Inc.	North Carolina	LPL Holdings, Inc.	100%	Material
LPL Independent Advisor Services Group, LLC	Delaware	LPL Holdings, Inc.	100%	No
Waterstone Financial Group, Inc.	Illinois	LPL Independent Advisor Services Group, LLC	100%	No
Associated Financial Group, Inc.	California	LPL Independent Advisor Services Group, LLC	100%	No
Associated Securities Corp.	California	Associated Financial Group, Inc.	100%	No
Associated Planners Investment Advisory, Inc.	California	Associated Financial Group, Inc.	100%	No
Mutual Service Corporation	Michigan	LPL Independent Advisor Services Group, LLC	100%	No
Mutual Services Mortgage, LLC	Delaware	Mutual Service Corporation	100%	No
MSC Insurance & Securities, Inc.	Arizona	Mutual Service Corporation	100%	No
Mutual Service Corporation	Nevada	Mutual Service Corporation (MI)	100%	No

* For regulatory reasons, PTC Holdings, Inc. has a requirement that each of the following members of its Board of Directors own 1 share of Non-Voting Class B common stock:  Richard T. Garrett, Willis Else, Mark Casady, Richard Beeman, Lawrence Hatch and Thomas Berry.

Schedule 8.18

Capital Stock

LPL Investment Holdings Inc.  2000 Stock Bonus Plan, as amended and restated January 17, 2006, approved by the board of directors of LPL Investment Holdings Inc. (“LPL”), effective on June 30, 2006.

LPL maintains a Stock Bonus Plan (the “Plan”) to provide equity compensation to certain of its financial advisors.  The total stock bonus pool consists of rights in respect of 7,563,640 shares of common stock in LPL (to be converted into shares of LPL Investment Holdings Inc., as stated below).  These rights are referred to as Bonus Credits (as defined in the Plan).  The pool of Bonus Credits is divided among all qualifying financial advisors as follows:

•                  50% of all Bonus Credits will be allocated among qualifying financial advisors, pro rata, based on each individual advisor’s gross revenues relative to total gross revenues of all of qualifying financial advisors during the Award Year (as defined in the Plan).  Gross revenues are gross commissions, total advisory fees, 12b-1 fees paid on mutual funds and trailing fees paid on other financial products.

•                  25% of all Bonus Credits will be allocated among qualifying financial advisors, pro rata, based on each individual advisor’s Recurring Fees (as defined in the Plan) relative to total Recurring Fees of all of qualifying financial advisors during the Award Year.  Recurring Fees are advisory fees, 12b-1 fees paid on mutual funds and trailing fees paid on other financial products.

•                  25% of all Bonus Credits will be allocated among financial advisors who are otherwise qualified (as described above) and who also have been registered with LPL since at least September 30, 2000, pro rata, based on each such individual advisor’s gross revenues relative to total gross revenues of all such tenured financial advisors during the Award Year.

The Bonus Credits is granted upon the later of (i) the consummation of the merger or (ii) January 1, 2006.

The Bonus Credits will vest over a three-year period, with 33 1/3% of Bonus Credits vesting on each of the first, second and third anniversaries of consummation of the merger unless the financial advisor’s representative agreement has been terminated before the applicable anniversary.  If, however, a financial advisor dies while his or her representative agreement is in effect, all of his or her unvested Bonus Credits will vest.  Upon a termination of a financial advisor’s representative agreement with Linsco/Private Ledger Corp., all unvested Bonus Credits will be forfeited.  No vested Bonus Credits will be earned until the occurrence of a conversion event.

Vested Bonus Credits will convert into shares of LPL Investment Holdings Inc. upon the earliest to occur of:

•                  a sale of all or substantially all of the business or assets of LPL to a third party by merger, sale of stock or assets or otherwise that (i) occurs after the consummation of the merger and (ii) constitutes a change in control event under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”),

•                  180 days following an initial public offering of common stock on a firm commitment basis by a nationally recognized investment bank on a registration statement filed with, and declared effective by, the SEC (an “IPO”).

In December of 2008, the Vested Bonus Credits were converted into Restricted Stock of LPL Investment Holdings Inc.  The Restricted Stock is not transferrable until the earliest to occur of (a) a sale of all or substantially all of the business or assets of LPL to a third party by merger, sale of stock or assets or otherwise that (i) occurs after the consummation of the merger and (ii) constitutes a change in control event under Section 409A, and (b) an IPO.

LPL Investment Holdings Inc. Employee Stock Option Plans,

•                  LPL Investment Holdings Inc. 2005 Non-Qualified Stock Option Plan, adopted May 22, 2006, and as amended and restated effective as of December 28, 2005.

•                  LPL Investment Holdings Inc. 2005 Non-Qualified Stock Option Plan, adopted and as amended December 20, 2006.

•                  LPL Investment Holdings Inc. 2005 Incentive Stock Option Plan, adopted May 22, 2006, and as amended and restated effective as of December 28, 2005.

•                  LPL Investment Holdings Inc. 2005 Incentive Stock Option Plan, adopted and as amended December 20, 2006.

•                  LPL Investment Holdings Inc. 2008 Stock Option Plan, adopted December 18, 2007.

LPL Investment Holdings, Inc. (“LPL”) Stock Option Plans (the “Stock Option Plans”) were implemented to give highly valued employees the opportunity to participate in the growth, development and financial success of LPL as well as to maintain a competitive advantage by attracting, retaining and motivating employees.  Under the LPL Stock Option Plans, employees may purchase common stock of LPL in the amounts and at the price guaranteed in their option contracts.

LPL Investment Holdings Inc. Advisor Incentive Plan,

•                  LPL Investment Holdings Inc. Advisor Incentive Plan, adopted as of January 1, 2008.

LPL Investment Holdings, Inc. Advisor Incentive Plan (the “Advisor Plan”) was implemented to give highly valued financial advisors the opportunity to participate in the growth, development and financial success of LPL as well as to maintain a competitive advantage by attracting, retaining and motivating financial advisors.  Under the Advisor Plan, financial advisors may purchase common stock of LPL in the amounts and at the price guaranteed in their option contracts.

LPL Investment Holdings Inc. Financial Institution Incentive Plan,

•                  LPL Investment Holdings Inc. Financial Institution Incentive Plan, adopted as of January 1, 2008.

LPL Investment Holdings, Inc. Financial Institution Incentive Plan (the “Financial Institution Plan”) was implemented to give highly valued financial institutions the opportunity to participate in the growth, development and financial success of LPL as well as to maintain a competitive advantage by attracting, retaining and motivating financial institutions.  Under the Financial Institution Plan, financial institutions may purchase common stock of LPL in the amounts and at the price guaranteed in their warrant agreements.

LPL Investment Holdings 2008 Deferred Compensation Plan

On November 19, 2008, LPL established an unfunded, unsecured deferred compensation plan to permit employees and former employees that held non-qualified stock options issued under the 2005 Stock Option Plan for Incentive Stock Options and 2005 Stock Option Plan for Non-qualified Stock Options that were expiring in 2009 and 2010 to receive stock units of the 2008 Nonqualified Deferred Compensation Plan. Stock units represent the right to receive one share of common stock. Distribution will occur at the earliest of (a) December 31, 2012; (b) a change in control of the Company; or (c) death or disability of the participant. The issuance of stock units, which occurred in December 2008, is not taxable for federal and state income tax purposes until the participant receives a distribution under the deferred compensation plan. At December 31, 2009 and 2008, the Company had 2,823,452 stock units outstanding under the 2008 Nonqualified Deferred Compensation Plan.

Schedule 9.9

Affiliate Transactions

1.               Secured Term Note, dated July 15, 2004, between LPL Holdings, Inc., as lender, and Tom Berry, Senior Vice President of Linsco/Private Ledger Corp., as borrower, for the sum of $200,000, due on July 14, 2007.*

2.               Secured Term Note, dated April 1, 2004, between LPL Holdings, Inc., as lender, and Dave Freniere, Executive Vice President and Assistant General Counsel of Linsco/Private Ledger Corp., as borrower, for the sum of $200,000, due on April 1, 2007. *

3.               Term Commitment Note, dated January 31, 2005, between Linsco/Private Ledger Corp., as lender, and Steve Black Managing Director of Linsco/Private Ledger Corp., as borrower, for the sum of $170,000 with payments due annually on December 31, and the final installment due December 31, 2008. *

4.               Term Commitment Note, dated January 23, 2005, between Linsco/Private Ledger Corp., as lender, and Dave Freniere, Executive Vice President and Assistant General Counsel of Linsco/Private Ledger Corp., as borrower, for the sum of $200,000, due on January 23, 2006.*

5.               Promissory Note, dated December 1, 2004, between Linsco/Private Ledger Corp., as lender, and Dan Kilroy, Senior Vice President of Linsco/Private Ledger Corp., as borrower, for the sum of $250,000, due on December 1, 2008.

6.               Term Commitment Note, dated May 12, 2002, between Linsco/Private Ledger Corp., as lender, and Dawn Basore Assistant Vice President of Linsco/Private Ledger Corp., as borrower, for the sum of $45,000, due on May 13, 2012.

7.               Intercompany Marketing and Services Agreement Amendment 1, dated January 1, 1998 and superceding the prior agreement dated June 1, 1996, between Linsco/Private Ledger Corp. and Independent Adviser Group Corporation, in which Linsco/Private Ledger Corp. agrees to provide marketing services and operations support to Independent Advisers Group Corporation, including accounting, computer, and administrative services.

8.               Sublease, dated September 1, 2004, between Innovex Mortgage, Inc. and Linsco/Private Ledger Corp., for approximately 3000 square feet located at 9775 Towne Centre Drive, San Diego, CA, for monthly rent of $6,780.00, expiring August 31, 2012.

* Loan is to be paid off from transaction proceeds.

9.               Software Development, Maintenance and Service Agreement, dated October 27, 2005, between GPA Technologies LTD. (“GPA”) and Linsco/Private Ledger Corp.  GPA and LPL Holdings, Inc. have a common officer and director and common stock ownership by certain persons.

10.         Services Agreement, dated October 27, 2005, between GPA Technologies LTD. (“GPA”) and LPL Holdings, Inc.  GPA and Linsco/Private Ledger Corp. have a common officer and director and common stock ownership by certain persons.

Schedule 10.1

Indebtedness

1.             Linsco/Private Ledger Corp. credit card guarantees for certain employee charge cards issued by American Express Inc.  Maximum guarantee liability is $47,500.

2.             Customer Securities Grid Note, dated April 30, 2003, between Linsco/Private Ledger Corp., as borrower, and Bank of America, N.A., as lender, for $20,000,000*, dated April 30, 2003. ∞

3.             Master Promissory Note, dated July 22, 2004, and as amended July 22, 2004, between LPL Holdings, Inc., as borrower and Bank of America, N.A., as lender, for $10,000,000.00.∞

4.             Master Promissory Note, dated January 24, 2005, between Linsco/Private Ledger Corp. and The Bank of New York for $10,000,000.00. ∞

* Note is for a total of $100,000,000, $80,000,000 of which is a margin line of credit, as clarified in a revised Note proposed by Bank of Amenca, N.A.,  to Linsco/Private Ledger Corp., by letter dated December 1, 2005.

∞ These notes will be terminated within 10 business days.  Nothing is outstanding, nor will anything be drawn against these in the interim.

Schedule 10.2

Liens

Lease, dated December 14, 2000, between Konica Business Machines and Linsco/Private Ledger Corp., creating a security interest in three Konica copiers.

Lease, dated October 18, 1999, between Forsythe/McArthur Associates, Inc. and Linsco/Private Ledger Corp., creating a security interest in computer, data processing and related equipment.

Security interest evidenced by UCC-1 Financing Statement filed in the office of the Secretary of State of California on February 1, 2005 under file number 2418290002, against Linsco/Private Ledger Corp., relating to the financing through BAL Global Finance, LLC, of two Konica copiers.

Lease, dated August 16, 2005, between Banc of America Leasing & Capital LLC and Linsco/Private Ledger Corp., creating a security interest in two Konica copiers.

Security interest evidenced by UCC-1 Financing Statement filed in the office of the Secretary of State of California on February 21, 2003 under file number 0305560672, against Linsco/Private Ledger Corp., relating to the lease of a Canon copier.

Security interest evidenced by UCC-1 Financing Statement filed in the office of the Secretary of State of California on December 1, 2003 under file number 0333960181, against Linsco/Private Ledger Corp., relating to the financing through Fleet Business Credit, LLC, of Konica copiers.

Financing Agreement, dated September 7, 2004, between Fleet Business Credit, LLC and Linsco/Private Ledger Corp., creating a security interest in two Konica copiers.

Financing Agreement, dated October 3, 2003, between Fleet Business Credit, LLC and Linsco/Private Ledger Corp., creating a security interest in computer and data processing equipment.

Letter Agreement, dated February 8, 2000, between Linsco/Private Ledger Corp. and The Depository Trust Company, requiring Linsco/Private Ledger Corp. to maintain excess net capital of at least $500,000 while it is a participant in DTC.

Schedule 10.5

Investments

U.S. Treasuries & Agencies

Holder	Investment	Market Value[o]	Maturity Date
Linsco/Private Ledger Corp.	U. S. Treasury Bill	$599,880	12/29/05*
Linsco/Private Ledger Corp.	U. S. Treasury Bill	$1,999,600	12/29/05
The Private Trust Company, N.A.	U.S. Treasury Note	$100,260	11/15/06
The Private Trust Company, N.A.	Fanny Mae Discount Note	$987,305	4/28/06
The Private Trust Company, N.A.	FNMA Discount Note	$1,745,372	1/27/06

All Subsidiaries listed on Schedule 8.12

Transactions 1-6 set forth on Schedule 9.9.

o Value as of 12/27/05.  These U.S. Treasury Bills are collateral required by the OCC and DTC in order to clear the trades of Linsco/Private Ledger Corp.  As the firm grows and trade volume increases, the amount required as collateral will also increase.

* These positions are due to mature on 12/29/05, and will be replaced at that time.

EXHIBIT A

TO THE CREDIT AGREEMENT

Schedule 10.12

Burdensome Agreements

Master Promissory Note, dated July 22, 2004 and amended April 29, 2005, between LPL Holdings, Inc as borrower and Bank of America, N.A. as Lender for $10,000,000.00.

Master Promissory Note, dated January 24, 2005, between Linsco/Private Ledger Corp and The Bank of New York for $10,000,000.00.

Security Agreement, dated June 5, 2004, between The Bank of New York and Linsco/Private Ledger Corp.

Letter Agreement, dated March 28, 2003 and April 18, 2003 (the “Letter Agreement”) , between The Bank of New York and Linsco/Private Ledger Corp., pursuant to which the Special Reserve Account for the Exclusive Benefit of Customers of Linsco/Private Ledger Corporation (as defined in the Letter Agreement), was established.

Security Agreement, dated February 7, 2005, between The Chase Manhattan Bank and Linsco/Private Ledger Corp.

U.S. Broker/Dealer Facility Agreement, dated June 23, 2004, between Linsco/Private Ledger Corp., and Wachovia Bank, National Association.

Customers’ Securities Grid Note, dated April 30, 2003, between Bank of America, N.A. and Linsco/Private Ledger Corp., for $100,000,000.

Letter Agreement, dated February 8, 2000, between Linsco/Private Ledger Corp. and The Depository Trust Company, requiring Linsco/Private Ledger Corp. to maintain excess net capital of at least $500,000 while it is a participant in DTC.

Operations Clearing Corporation Clearing Member Agreement, dated April 19, 2005, between The Operations Clearing Corporation and Linsco/Private Ledger Corp., which requires Linsco/Private Ledger Corp. to maintain collateral with value based on daily trading volume.

National Securities Clearing Corporation Networking Agreement, dated February 7, 2000, between The National Securities Clearing Corporation (the “NSCC”) and Linsco/Private Ledger Corp., requiring pledging of securities, the amount of which are determined based on the volume and type of business Linsco/Private Ledger Corp. conducts through NSCC.  It is a risk based approach with NSCC suggesting 60% of the requirement be in cash.  Linsco/Private Ledger Corp. currently maintains excess capacity with the NSCC.

Commitment Letter, Note, Mortgage Warehousing and Security Agreement, dated February 28, 2006, between LPL Holdings, Inc. and GMAC Bank, for $10,000,000.

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among LPL Holdings, Inc., a Massachusetts corporation (“the Borrower”), LPL Investment Holdings Inc., a Delaware corporation, the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of the Credit Facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

3.                                       Assigned Interest:

Credit Facility	Total Commitment of all Lenders	Amount of Credit Facility Assigned	Percentage Assigned of Total Commitment of all Lenders (Set forth, to at least 9 decimals, as a percentage of the Total Commitment of all Lenders
2013 Term Loan	[ ]		0.000000000%
2015 Term Loan	[ ]		0.000000000%
2017 Term Loan	[ ]		0.000000000%
2011 Revolving Credit Commitment	$ [54,731,125]		0.000000000%
2013 Revolving Credit Commitment	$ [163,481,125]		0.000000000%

4.                                       Effective Date of Assignment (the “Effective Date”):           , 20   .(1)

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

by
Name:
Title:

(1)   To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.

[Consented to and](2) Accepted:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

by
Name:
Title:

[Consented to:

LPL HOLDINGS, INC.,

by
Name:
Title: ](3)

(2)          See Section 13.6 of Credit Agreement.

(3)          See Section 13.6 of Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

Representations and Warranties and Agreements.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document of any of their respective obligations under any Credit Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender, including, if it is a Non-U.S. Lender, its obligations pursuant to Section 5.4 of the Credit Agreement.

Payments: All payments with respect to the Assigned Interest shall be made on the Effective Date as follows:

With respect to Assigned Interest for Term Loans, unless notice to the contrary is delivered to the Lender from the Administrative Agent, payments to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the Applicable Effective Date, the assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.

With respect to Assigned Interests for Revolving Loans, from and after the Effective Date, the Administrative Agent shall make payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions.

In accordance with Section 13.6 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement with Commitments as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and if this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5 thereof).

This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

EXHIBIT B
TO THE CREDIT AGREEMENT

RESERVED

B-1

EXHIBIT C
TO THE CREDIT AGREEMENT

FORM OF MORTGAGE

[On file with Administrative Agent]

C-1

EXHIBIT D
TO THE CREDIT AGREEMENT

RESERVED

D-1

EXHIBIT E

TO THE CREDIT AGREEMENT

RESERVED

E-1

EXHIBIT F
TO THE CREDIT AGREEMENT

FORM OF LETTER CREDIT REQUEST

No. (4)	Dated (5)

To:                              MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and [                                ] as the Letter of Credit Issuer, under the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among LPL Holdings, Inc., a Massachusetts corporation (“the Borrower”), LPL Investment Holdings, Inc., a Delaware corporation, the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc. as the Administrative Agent and Morgan Stanley & Co., as Collateral Agent.

Ladies and Gentlemen:

The undersigned hereby requests that the Letter of Credit Issuer issue a Letter of Credit on                                                 (6) (the “Date of Issuance”) in the aggregate stated amount of                                               (7) in dollars.

For purposes of this Letter of Credit Request, unless otherwise defined, all capitalized terms used herein that are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested Letter of Credit will be                                     (8), and such Letter of Credit will be in support of                                     (9)and will have a stated termination date of                                               (10)

The undersigned hereby certifies that:

(a)  representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Date of Issuance (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(b)  No Default or Event of Default has occurred and is continuing as of the date hereof nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

(4)                        Letter of Credit Request Number.

(5)                        Date of Letter of Credit Request (at least five Business Days prior to the Date of Issuance or such lesser number of Business Days as may be agreed by the Administrative Agent and such Letter of Credit Issuer).

(6)                        Date of Issuance.

(7)                        Aggregate initial stated amount of Letter of Credit.

(8)                        Insert name and address of beneficiary.

(9)                        Insert description of supported obligations and name of agreement to which it relates, if any.

(10)                  Insert last date upon which drafts may be presented.

F-1

LPL HOLDINGS, INC.

By:

Name:

Title:

F-2

EXHIBIT G-1

TO THE CREDIT AGREEMENT

FORM OF LEGAL OPINION OF SIMPSON THACHER & BARTLETT LLP

[On file with Administrative Agent]

G-1-1

EXHIBIT G-2
TO THE CREDIT AGREEMENT

FORM OF LEGAL OPINION OF ROPES AND GRAY LLP

[On file with Administrative Agent]

G-2-1

EXHIBIT G-3

TO THE CREDIT AGREEMENT

FORM OF LEGAL OPINION OF BINGHAM MCCUTCHEN LLP

[On file with Administrative Agent]

G-3-1

EXHIBIT H
TO THE CREDIT AGREEMENT

FORM OF EFFECTIVE DATE CERTIFICATE

Reference is made to the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among LPL Holdings, Inc., a Massachusetts corporation (“the Borrower”), LPL Investment Holdings, Inc., a Delaware corporation, the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned [President or Vice President] of [                              ] (the “Certifying Credit Party”) hereby certifies as follows:

(a) (i) The representations and warranties made by the Certifying Credit Party in each of the Credit Documents, in each case as they relate to the Credit Parties on the date hereof, are true and correct in all material respects on and as of the date hereof and (ii) no Default or Event of Default has occurred and is continuing as of the date hereof;

(b) [                                  ] is the duly elected and qualified [Assistant] Secretary of the Certifying Credit Party and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver on behalf of the Certifying Credit Party each Credit Document to which it is a party and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents.

The undersigned [Assistant] Secretary of the Certifying Credit Party hereby certifies as follows:

(a)   There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Credit Party, nor to my knowledge has any other event occurred affecting or threatening the corporate existence of the Certifying Credit Party;

(b)   The Certifying Credit Party is a [corporation] [limited] [general] partnership] [limited liability company] duly organized, validly existing and in good standing under the laws of [jurisdiction];

(c)   Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of the Certifying Credit Party on [    ], 2005 authorizing [(a)] the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party [and (b) the extensions of credit contemplated by the Credit Agreement]; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Certifying Credit Party now in force relating to or affecting the matters referred to therein;

(d)   Attached hereto as Exhibit B is a true and complete copy of the certificate of [incorporation] [formation] of the Certifying Credit Party as in effect at all times since [                                ], to and including the date hereof, certified by the [Secretary of State of the State of Delaware or appropriate Governmental Authority in the jurisdiction of organization] as of a recent date;

(e)   Attached hereto as Exhibit C is a true and complete copy of the [by-laws] [partnership agreement] [limited liability company agreement] of the Certifying Credit Party as in effect at all times since [                            ], to and including the date hereof; and

(f)    The following persons are now duly elected and qualified officers of the Certifying Credit Party holding the offices indicated next to their respective names below, and such officers have held such offices with the Certifying Credit Party at all times since the date appearing opposite their respective names below, to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Credit Party each Credit Document to which it is a party and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents:

Name	Office	Date	Signature
[ ]
[Assistant] Secretary

IN WITNESS WHEREOF, the undersigned have hereto set our names as of December [ ], 2005.

Name:	Name:
Title: [ ]	Title: [Assistant] Secretary

EXHIBIT A
TO THE EFFECTIVE DATE CERTIFICATE

[Board Resolutions]

H-A-1

EXHIBIT B

TO THE EFFECTIVE DATE CERTIFICATE

[Certificate of Incorporation/Formation]

H-B-1

EXHIBIT C
TO THE EFFECTIVE DATE CERTIFICATE

 [Bylaws/Partnership Agreement/Limited Liability Company Agreement]

H-C-1

FORM OF PROMISSORY NOTE

2013 TERM LOANS

$	New York
[ ] 20[ ]

FOR VALUE RECEIVED, the undersigned, LPL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section  2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the 2013 Term Loan Maturity Date, the principal amount of [        ] US Dollars ($[               ]) or, if less, the aggregate unpaid principal amount of all 2013 Term Loans, if any, made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among the Borrower, LPL Investment Holdings Inc., the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the

I-I-3

2013 Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The 2013 Term Loans evidenced hereby are subject to prepayment prior to the 2013 Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(f) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

I-I-4

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

LPL HOLDINGS, INC.

By:
Name:
Title:

I-I-5

FORM OF PROMISSORY NOTE

2015 TERM LOANS

$	New York
[ ] 20[ ]

FOR VALUE RECEIVED, the undersigned, LPL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the 2015 Term Loan Maturity Date, the principal amount of [      ] US Dollars ($[     ]) or, if less, the aggregate unpaid principal amount of all 2015 Term Loans, if any, made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among the Borrower, LPL Investment Holdings Inc., the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the 2015 Term Loans evidenced hereby are guaranteed and secured as provided therein and in

I-2-6

the other Credit Documents. The 2015 Term Loans evidenced hereby are subject to prepayment prior to the 2015 Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(f) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

I-3-7

LPL HOLDINGS, INC.

By:
Name:
Title:

I-3-8

FORM OF PROMISSORY NOTE

2017 TERM LOANS

$	New York
[ ] 20[ ]

FOR VALUE RECEIVED, the undersigned, LPL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the 2017 Term Loan Maturity Date, the principal amount of [     ] US Dollars ($[     ]) or, if less, the aggregate unpaid principal amount of all 2017 Term Loans, if any, made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among the Borrower, LPL Investment Holdings Inc., the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the 2017 Term Loans evidenced hereby are guaranteed and secured as provided therein and in

I-3-9

the other Credit Documents. The 2017 Term Loans evidenced hereby are subject to prepayment prior to the 2017 Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(f) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

I-3-10

LPL HOLDINGS, INC.

By:
Name:
Title:

I-3-11

FORM OF PROMISSORY NOTE

INCREMENTAL TERM LOANS

$	New York
[ ] 20[ ]

FOR VALUE RECEIVED, the undersigned, LPL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the relevant Incremental Term Loan Maturity Date, the principal amount of [     ] US Dollars ($[    ]) or, if less, the aggregate unpaid principal amount of all Incremental Term Loans, if any, made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among the Borrower, LPL Investment Holdings, Inc., the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Incremental Term Loans evidenced hereby are guaranteed and secured as provided therein

I-4-12

and in the other Credit Documents. Incremental Term Loans evidenced hereby are subject to prepayment prior to the Incremental Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(f) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

I-4-13

LPL HOLDINGS, INC.

By:
Name:
Title:

I-4-14

EXHIBIT I-5
TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

2011 REVOLVING CREDIT AND SWINGLINE LOANS

$	New York
[ ] 20[ ]

FOR VALUE RECEIVED, the undersigned, LPL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [2011 Revolving Credit] [Swingline] Maturity Date the principal amount of [         ] US Dollars ($[              ]) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower as [2011 Revolving Credit] [Swingline] Loans pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among the Borrower, LPL Investment Holdings, Inc., the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the

I-5-1

[2011 Revolving Credit] [Swingline] Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [2011 Revolving Credit] [Swingline] Loans evidenced hereby are subject to prepayment prior to the [2011 Revolving Credit] [Swingline] Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(f) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

I-5-2

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

I-5-3

LPL HOLDINGS, INC.

By:
Name:
Title:

I-5-4

TRANSACTIONS ON
[2011 REVOLVING CREDIT] [SWINGLINE] LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By:

I-5-5

EXHIBIT I-6
TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

2013 REVOLVING CREDIT AND SWINGLINE LOANS

$	New York
[ ] 20[ ]

FOR VALUE RECEIVED, the undersigned, LPL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [2013 Revolving Credit] [Swingline] Maturity Date the principal amount of [               ] US Dollars ($[             ]) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower as [2013 Revolving Credit] [Swingline] Loans pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among the Borrower, LPL Investment Holdings, Inc., the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the

I-6-1

[2013 Revolving Credit] [Swingline] Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [2013 Revolving Credit] [Swingline] Loans evidenced hereby are subject to prepayment prior to the [2013 Revolving Credit] [Swingline] Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(f) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

I-6-2

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

I-6-3

LPL HOLDINGS, INC.

By:
Name:
Title:

I-6-4

TRANSACTIONS ON
[2013 REVOLVING CREDIT] [SWINGLINE] LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By:

I-6-5

FORM OF PROMISSORY NOTE

ADDITIONAL/REPLACEMENT REVOLVING CREDIT AND SWINGLINE LOANS

$	New York
[ ] 20[ ]

FOR VALUE RECEIVED, the undersigned, LPL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [Additional/Replacement Revolving Credit] [Swingline] Maturity Date the principal amount of [         ] US Dollars ($[                ]) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower as [Additional/Replacement Revolving Credit] [Swingline] Loans pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Third Amended and Restated Credit Agreement, dated as of May [      ], 2010 (the “Credit Agreement”), among the Borrower, LPL Investment Holdings, Inc., the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Morgan Stanley & Co., as Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the

I-7-6

[Additional/Replacement Revolving Credit] [Swingline] Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [Additional/Replacement Revolving Credit] [Swingline] Loans evidenced hereby are subject to prepayment prior to the [Additional/Replacement Revolving Credit] [Swingline] Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(f) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

I-7-7

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

LPL HOLDINGS, INC.

By:
Name:
Title:

I-7-8

TRANSACTIONS ON
[ADDITIONAL/REPLACEMENT REVOLVING CREDIT] [SWINGLINE] LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By:

I-7-9

EXHIBIT J-1
TO THE CREDIT AGREEMENT

PARI PASSU INTERCREDITOR AGREEMENT TERM SHEET

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Credit Agreement.

PERMITTED OTHER PARI PASSU DEBT:	Permitted Other Debt constituting First Lien Obligations.

FINANCING DOCUMENTS:

Definitive documentation in respect of the Credit Agreement Obligations (as defined below) (the “Credit Agreement Documents”) and definitive documentation in respect of the Pari Passu Permitted Other Debt Obligations (as defined below) (the “Pari Passu Permitted Other Debt Documents”).

PARI PASSU SECURITY DOCUMENTS:

Collateral documents in respect of the Pari Passu Permitted Other Debt Obligations substantially identical to the Security Documents, with a collateral trustee (the “Pari Passu Collateral Trustee”) appointed as the representative of the Pari Passu Permitted Other Debt Secured Parties.

INTERCREDITOR AGREEMENT:	The Intercreditor Agreement as referred to in clause (A) to the proviso to Section 10.2(a) of the Credit Agreement..

PARI PASSU PERMITTED OTHER DEBT SECURED PARTIES:	The Permitted Other Debt Secured Parties in respect of the Pari Passu Permitted Other Debt Obligations.

FIRST LIEN SECURED PARTIES:	The Secured Parties and the Pari Passu Permitted Other Debt Secured Parties (each, a “First Lien Secured Party”).

FIRST LIEN OBLIGATIONS:	The Credit Agreement Obligations and the Pari Passu Permitted Other Debt Obligations (together with any hedging, and cash management and contingent indemnification obligations relating thereto).

FIRST LIEN COLLATERAL:

All assets of the Credit Parties that constitute “Collateral” under the Credit Agreement Documents and any other assets that are required to be “Collateral” as defined under each of the Credit Agreement Documents and the Pari Passu Permitted Other Debt Documents.

CREDIT AGREEMENT OBLIGATIONS:	All “Obligations” as defined in the Credit Agreement.

PARI PASSU PERMITTED OTHER DEBT

All “Permitted Other Debt Obligations” as defined in the Credit Agreement and that are secured by a Lien ranking pari passu with the Credit Agreement Obligations. (collectively, the “Pari Passu Permitted

J-1-1

OBLIGATIONS:	Other Debt Obligations”).

PARI PASSU LIENS; REMEDIES:

(a)        Liens securing the Pari Passu Permitted Other Debt Obligations shall be pari passu in all respects with Liens securing the Credit Agreement Obligations.

(b)        At any time during which the aggregate outstanding principal amount of the Credit Agreement Obligations (other than hedging, cash management and contingent indemnification obligations) exceeds 33.3% of the aggregate outstanding principal amount of the First Lien Obligations (other than hedging, cash management and contingent indemnification obligations), the Collateral Agent and the Pari Passu Collateral Trustee will take direction, on behalf of the Secured Parties and the Pari Passu Permitted Other Debt Secured Parties, from the Administrative Agent (which, for the avoidance of doubt and unless otherwise specified, shall take direction from the Required Lenders) with regards to the enforcement of rights and remedies in respect of the First Lien Collateral. Otherwise, the Collateral Agent and the Pari Passu Collateral Trustee shall take direction, on behalf of the Secured Parties and the Pari Passu Permitted Other Debt Secured Parties, from the representative of the Pari Passu Permitted Other Debt Secured Parties that constitute the largest outstanding principal amount of any then outstanding Pari Passu Permitted Other Debt Obligations with regards to the enforcement of rights and remedies in respect to the First Lien Collateral (such person with the power to direct the Collateral Agent and the Pari Passu Collateral Trustee at any time with regards to the enforcement of rights and remedies in respect to the First Lien Collateral, the “First Lien Controlling Representative”).

(c)        The representative of the Pari Passu Permitted Other Debt Secured Parties may exercise rights and remedies on behalf of the Pari Passu Permitted Other Debt Secured Parties with respect to the First Lien Collateral only if (i) such representative has provided written notice to the Collateral Agent and the Administrative Agent of its intention to exercise its rights and remedies with respect to the First Lien Collateral, which notice may be delivered at any time following an event of default under the Pari Passu Permitted Other Debt Documents, and (ii) the Collateral Agent has not commenced the exercise of rights and remedies with respect to the First Lien Collateral within 180 days following the delivery of such notice, at the direction of the Administrative Agent.

PROHIBITION ON CONTESTING LIENS:

No First Lien Secured Party will contest, or support any other person in contesting the priority, validity or enforceability of a Lien held by or on behalf of any of the other First Lien Secured Parties.

NO NEW	No Credit Party shall grant or permit any additional Liens on any asset to

J-1-2

LIENS/SIMILAR LIENS:

secure the Credit Agreement Obligations unless it has granted a Lien on a pari passu basis on such assets to secure the Pari Passu Permitted Other Debt Obligations.

No Credit Party shall grant or permit any additional Liens on any asset to secure the Pari Passu Permitted Other Debt Obligations unless it has granted a Lien on a pari passu basis on such assets to secure the Credit Agreement Obligations.

APPLICATION OF PROCEEDS/TURN-OVER:

The proceeds of any liquidation, foreclosure or similar action related to the First Lien Collateral will be applied in the following order of priority:

First, on a pro rata basis (based on the aggregate of all expenses under the Credit Agreement Documents and the Pari Passu Permitted Other Debt Documents), to pay agent, trustee and issuing bank fees, expenses and indemnities under the Credit Agreement Documents and any fees, expenses and indemnities under the Pari Passu Permitted Other Debt Documents;

Second, on a pro rata basis (based on the aggregate outstanding amount of First Lien Obligations), to pay the First Lien Obligations; and

Third, to the Borrower or as a court of competent jurisdiction may direct.

RELEASES:

Liens securing the Credit Agreement Obligations and the Pari Passu Permitted Other Debt Obligations will be released in connection with the enforcement of rights or remedies by the Collateral Agent as set forth above, and in the event the Liens on all or substantially all of the First Lien Collateral are being released, such release shall be consistent and in accordance with the Credit Agreement.

Any additional release of First Lien Collateral will be permitted as long as such release is permitted by the Credit Agreement Documents and the Pari Passu Permitted Other Debt Documents.

BANKRUPTCY:

In connection with any bankruptcy, insolvency, liquidation or other debt relief proceeding initiated by or on behalf of any Credit Party:

•      DIP Financing: If the Collateral Agent (at the direction of the Administrative Agent) does not object to any Credit Party obtaining debtor-in-possession financing (a “DIP Financing”), then the Pari Passu Permitted Other Debt Secured Parties shall be deemed to have accepted such DIP Financing and will not object or support any objection to any such DIP Financing as long as the Pari Passu Permitted Other Debt Secured Parties receive adequate assurance or supplemental Liens granted to the First Lien Secured Parties.

•      Adequate Protection: No First Lien Secured Party shall contest (i) any request by the Collateral Agent, at the direction of the

J-1-3

Administrative Agent, for adequate protection; (ii) any objection by the Collateral Agent, at the direction of the Administrative Agent, to any motion, etc. based on the First Lien Secured Parties’ claiming a lack of adequate protection; or (iii) the payment of interest, fees, expenses or other amounts to the Collateral Agent or any other First Lien Secured Parties. However, (a) if any First Lien Secured Party is granted adequate protection in the form of additional collateral in connection with any DIP Financing, then the other First Lien Secured Parties may seek adequate protection in the form of a lien on such additional collateral (pari passu with the Liens securing the obligations of such First Lien Secured Parties and such DIP Financing), (b) in the event that any First Lien Secured Party is granted adequate protection in the form of additional collateral, then the other First Lien Secured Parties shall have a pari passu Lien and claim on such additional collateral and (c) in the event any First Lien Secured Party is granted adequate protection in the form of a superpriority claim, then the other First Lien Secured Parties may seek adequate protection in the form of a pari passu superpriority claim.

•      Avoidance Issues: If any First Lien Secured Party is required to disgorge or otherwise pay any amount to the bankruptcy estate of any Credit Party for any reason (a “Recovery”), then the obligations of such First Lien Secured Party shall be reinstated to the extent of such Recovery.

GOVERNING LAW:	The State of New York.

J-1-4

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT TERM SHEET

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Credit Agreement.

PERMITTED OTHER SECOND LIEN DEBT:	Permitted Other Debt that is secured by a Lien on the Collateral, but that does not constitute First Lien Obligations.

FINANCING DOCUMENTS:

Definitive documentation in respect of the First Lien Obligations (as defined below) (the “First Lien Documents”) and definitive documentation in respect of the Second Lien Permitted Other Debt Obligations (as defined below) (the “Second Lien Permitted Other Debt Documents”).

SECOND LIEN SECURITY DOCUMENTS:

Collateral documents in respect of the Second Lien Permitted Other Debt Obligations substantially identical to the Security Documents, with a collateral trustee (the “Second Lien Collateral Trustee”) appointed as the representative of the Second Lien Permitted Other Debt Secured Parties.

INTERCREDITOR AGREEMENT:	The Intercreditor Agreement as referred to in clause (B) to the proviso to Section 10.2(a) of the Credit Agreement.

FIRST LIEN OBLIGATIONS:

Permitted Other Debt Obligations constituting First Lien Obligations (including any hedging, cash management and contingent indemnification obligations relating thereto), if any, together with the Credit Agreement Obligations.

FIRST LIEN SECURED PARTIES:	The Secured Parties together with the Permitted Other Debt Secured Parties with respect to Permitted Other Debt constituting First Lien Obligations, if any.

FIRST LIEN CONTROLLING REPRESENTATIVE:	The First Lien Controlling Representative, as defined in Exhibit A.

SECOND LIEN PERMITTED OTHER DEBT SECURED PARTIES:	The Permitted Other Debt Secured Parties in respect of the Second Lien Permitted Other Debt Obligations.

FIRST LIEN/SECOND LIEN SECURED PARTIES:	The First Lien Secured Parties and the Second Lien Permitted Other Debt Secured Parties (each, a “First Lien/Second Lien Secured Party”).

FIRST LIEN/SECOND LIEN COLLATERAL:

All assets of the Credit Parties that constitute “Collateral” under the Credit Agreement Documents and any other assets that are required to be “Collateral” as defined under each of the First Lien Documents and the Second Lien Permitted Other Debt Documents.

CREDIT AGREEMENT OBLIGATIONS:	All “Obligations” as defined in the Credit Agreement.

SECOND LIEN PERMITTED OTHER DEBT OBLIGATIONS:

All “Permitted Other Debt Obligations” as defined in the Credit Agreement and that are secured by a Lien ranking junior to the First Lien Obligations, as permitted by the terms of the Credit Agreement (including any post-petition interest, whether or not allowed or allowable in (collectively, the “Second Lien Permitted Other Debt Obligations”).

LIENS; REMEDIES:

(a)        Liens securing the Second Lien Permitted Other Debt Obligations shall rank second in all respects to the Liens securing the Credit Agreement Obligations.

(b)        At any time during which any First Lien Obligations remain outstanding, the Collateral Agent, the Pari Passu Collateral Trustee, if any, and the Second Lien Collateral Trustee will take direction, on behalf of the First Lien Secured Parties and the Second Lien Permitted Other Debt Secured Parties, from the First Lien Controlling Representative with regards to the enforcement of rights and remedies in respect of the First Lien/Second Lien Collateral.

(c)        At any time after which the First Lien Controlling Representative has given written notice to the representative of the Second Lien Permitted Other Debt Secured Parties that the First Lien Obligations have been irrevocably satisfied in full in cash (other than hedging, cash management and contingent indemnification obligations), the representative of the Second Lien Permitted Other Debt Secured Parties that constitute the largest outstanding principal amount of any then outstanding Second Lien Permitted Other Debt Obligations may exercise enforcement rights and remedies on behalf of the Second Lien Permitted Other Debt Secured Parties with respect to the First Lien/Second Lien Collateral; provided that the representative of the Second Lien Permitted Other Debt Secured Parties may also exercise enforcement rights and remedies on behalf of the Second Lien Permitted Other Debt Secured Parties with respect to the First Lien/Second Lien Collateral only if (i) such representative has provided written notice to the Collateral Agent and the Administrative Agent of its intention to exercise its rights and remedies with respect to the First Lien/Second Lien Collateral, which notice may be delivered at any time following an event of default under the Second Lien Permitted Other Debt Documents, and (ii) the Collateral Agent and the Pari Passu Collateral Trustee, if any, has not commenced

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the exercise of rights and remedies with respect to the First Lien/Second Lien Collateral within 180 days following the delivery of such notice, at the direction of the First Lien Controlling Representative.

PROHIBITION ON CONTESTING LIENS:

No First Lien/Second Lien Secured Party will contest, or support any other person in contesting the priority, validity or enforceability of a Lien held by or on behalf of any of the other First Lien/Second Lien Secured Parties.

NO NEW LIENS/SIMILAR LIENS:

No Credit Party shall grant or permit any additional Liens on any asset to secure the First Lien Obligations unless it has granted a Lien on a second priority basis on such assets to secure the Second Lien Permitted Other Debt Obligations.

No Credit Party shall grant or permit any additional Liens on any asset to secure the Second Lien Permitted Other Debt Obligations unless it has granted a Lien on a first priority basis on such assets to secure the First Lien Obligations.

APPLICATION OF PROCEEDS/TURN-OVER:

The proceeds of any liquidation, foreclosure or similar action related to the First Lien Collateral will be applied in the following order of priority:

First, to pay agent, trustee and issuing bank fees, expenses and indemnities under the First Lien Documents;

Second, to pay the First Lien Obligations;

Third, to pay agent, trustee and issuing bank fees, expenses and indemnities under the Second Lien Permitted Other Debt Documents;

Fourth, to pay the Second Lien Permitted Other Debt Obligations; and

Fifth, to the Borrower or as a court of competent jurisdiction may direct.

RELEASES:

Liens securing the First Lien Obligations and the Second Lien Permitted Other Debt Obligations will be released in connection with the enforcement of rights or remedies by the Collateral Agent and the Pari Passu Collateral Trustee, if any, as set forth above, and in the event the Liens on all or substantially all of the First Lien/Second Lien Collateral are being released, such release shall be consistent and in accordance with the Credit Agreement.

Any additional release of First Lien/Second Lien Collateral will be permitted as long as such release is permitted by the First Lien Documents.

AMENDMENTS:

Any amendment to a Financing Document will be permitted as long as such amendment is permitted by the First Lien Documents and the Second Lien Permitted Other Debt Documents and approved by the requisite vote,

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solely to the extent any vote is required under such documents.

BANKRUPTCY:

In connection with any bankruptcy, insolvency, liquidation or other debt relief proceeding initiated by or on behalf of any Credit Party:

•      DIP Financing: If the Collateral Agent and the Pari Passu Collateral Trustee, if any, (at the direction of the First Lien Controlling Representative) does not object to any Credit Party obtaining debtor-in-possession financing (a “DIP Financing”), then the Second Lien Permitted Other Debt Secured Parties shall be deemed to have accepted such DIP Financing and will not object or support any objection to any such DIP Financing.

•      Adequate Protection: No Second Lien Permitted Other Debt Secured Party shall contest (i) any request by the Collateral Agent or the Pari Passu Collateral Trustee, if any, at the direction of the First Lien Controlling Representative, for adequate protection; (ii) any objection by the Collateral Agent or the Pari Passu Collateral Trustee, if any, at the direction of the First Lien Controlling Representative, to any motion, etc. based on the First Lien Secured Parties’ claiming a lack of adequate protection; or (iii) the payment of interest, fees, expenses or other amounts to the Collateral Agent, the Pari Passu Collateral Trustee or any other First Lien Secured Party. However, if (a) the First Lien Secured Parties are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing, then the Second Lien Permitted Other Debt Secured Parties may seek adequate protection in the form of a lien on such additional collateral (on a second priority basis with respect to the Liens securing the obligations of such First Lien Secured Parties and such DIP Financing) or superpriority claims, respectively, and (b) in the event that the First Lien Secured Parties are granted adequate protection in the form of additional collateral, then the Second Lien Permitted Other Debt Secured Parties shall have a second priority Lien and claim on such additional collateral.

•      Avoidance Issues: If any First Lien Secured Party is required to disgorge or otherwise pay any amount to the bankruptcy estate of any Credit Party for any reason (a “Recovery”), then the obligations of such First Lien Secured Party shall be reinstated to the extent of such Recovery.

GOVERNING LAW:	The State of New York.

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